As filed with the Securities and Exchange Commission November 24 , 2004	Registration No. 333-118426

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 2 TO
FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

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Hana Biosciences, Inc.
(Name of small business issuer in its charter)

Delaware (State or jurisdiction of incorporation or organization)	2834 (Primary Standard Industrial Classification Code Number)	84-1588441 (I.R.S. Employer Identification No.)

400 Oyster Point Boulevard, Suite 215 South San Francisco, CA 94080 (Address and telephone number of principal executive offices and principal place of business)

Mark J. Ahn, Ph.D.
President and CEO
Hana Biosciences, Inc.
400 Oyster Point Boulevard, Suite 215
South San Francisco, CA 94080
Telephone: (650) 588-6404
Facsimile: (650) 588-2787
(Name, address and telephone number of agent for service)
Copies to: Christopher J. Melsha, Esq. Maslon Edelman Borman & Brand, LLP 90 South 7th Street, Suite 3300 Minneapolis, Minnesota 55402 Telephone: (612) 672_8200 Facsimile: (612) 672-8397

Approximate date of proposed sale to the public: From time to time after the effective date of this Registration Statement, as shall be determined by the selling stockholders identified herein.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________________
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________________
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
__________________________

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Subject to completion, dated November 24 , 2004

OFFERING PROSPECTUS

Hana Biosciences, Inc.

7,904,114 Shares

Common Stock

The selling stockholders identified on pages 51-53 of this prospectus are offering on a resale basis a total of 7,904,114 shares of our common stock, including 3,377,409 shares of common stock issuable upon the conversion of 2,395,210 shares of our Series A Convertible Preferred Stock. We will not receive any proceeds from the sale of these shares by the selling stockholders.

Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol “HNAB.” On , 2004, the last sale price for our common stock as reported on the OTC Bulletin Board was $ .
________________

The securities offered by this prospectus involve a high degree of risk.
See “Risk Factors” beginning on page 6.
________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined that this prospectus is truthful or complete. A representation to the contrary is a criminal offense.

The date of this Prospectus is __________ ___, 2004.

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PROSPECTUS SUMMARY

This summary provides a brief overview of the key aspects of this offering. Because it is only a summary, it does not contain all of the detailed information contained elsewhere in this prospectus or in the documents included as exhibits to the registration statement that contains this prospectus. Accordingly, you are urged to carefully review this prospectus in its entirety.

Our Business

We are a development stage biopharmaceutical company that aims to acquire, develop and commercialize innovative products for the treatment of important unmet medical needs in cancer and immunological diseases. We aim to acquire proprietary rights to these products, by license or otherwise, fund their research and development and eventually bring the products to market. We currently have the rights to and are developing two product candidates for use in the treatment of cancer, PT-523 and IPdR. We also have the right to and are developing the lingual spray version of the approved drug ondansetron, a drug used to alleviate chemotherapy-induced nausea and vomiting.

•	PT-523, our lead product candidate, is an antifolate, cytotoxic agent (i.e., substance harmful to the structure and function of cells) designed for the treatment of solid tumors and hematological cancers. PT-523 is currently in Phase I clinical trials being conducted at the Dana-Farber Cancer Institute, Massachusetts General Hospital and Beth-Israel Deaconess Hospital. This study commenced in April 2004 and is expected to involve 25-40 patients with seven already having received doses of PT-523. The primary purposes for this study are to evaluate the safety of PT-523 when administered intravenously to patients with solid tumors and who have failed curative or survival prolonging therapy or for whom no such therapies exist, to establish the maximum tolerated dose and identify the dose limiting toxicities associated with PT-523. We also plan to initiate a Phase I and Phase II study in non-small cell lung cancer in the first half of 2005. While some treatment options are currently available, we believe that a significant opportunity exists to improve the therapeutic options for patients with the progressive form of this cancer. This study will evaluate the anti-tumor activity of PT-523 among patients with previously treated non-small cell lung cancer. Further, we anticipate initiating a Phase II clinical trial in cervical cancer before the end of 2005.

•	IPdR, our second product candidate, is a radiation therapy sensitizer that is designed for the treatment of certain types of brain cancers. Radiation therapy deposits energy that injures or destroys cells in the treated area. Radiosensitizers, when used in combination with radiation therapy, potentially make the tumor cells more likely to be damaged by the radiation therapy. IPdR is an orally administered prodrug for 5-iodo-2’-deoxyuridine, or IUdR. Prodrugs are compounds that are converted within the body into active form that has medical effects. A prodrug can be useful when the active drug is too toxic to administer systemically. IUdR would be an effective radiosensitizer, but its systemic toxicity limits the duration and dosage such that its efficacy is limited. We anticipate being able to commence a Phase I clinical trial of IPdR by mid to late 2005.

•	Ondansetron lingual spray, or “OLS,” our most recently-acquired product candidate, is a novel delivery system that utilizes the vast and highly-absorptive surfaces of the oral mucosa to deliver the drug ondansetron, the most widely used drug to prevent chemotherapy-induced nausea and vomiting, directly into the bloodstream. Administration of ondansetron in this manner will potentially decrease the time necessary for the bloodstream to achieve therapeutic levels, which we believe will more rapidly alleviate nausea and vomiting than conventional oral dosage forms of ondansetron currently available. We licensed our rights to develop and commercialize OLS in the US and Canada from NovaDel Pharma, Inc. pursuant to the terms of an October 2004 license agreement. We will not be able to reasonably establish a development timeline for OLS until we complete a pharmacokinetic, or "PK" study that will measure how OLS is absorped, distributed and metabolized by the body. We expect to receive the results of the PK study in the first half of 2005.

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To date, we are only in the early stages of development of our product candidates, which is a very lengthy and expensive process. None of our product candidates have been approved for sale by the U.S. Federal Drug Administration or any other regulatory body and we do not expect to have obtained such approvals for several years, if ever. Accordingly, we have not received any commercial revenues to date and, until we receive the necessary regulatory approvals, we will not have any commercial revenues. Further, we will require substantial additional capital in the future in order to fund the development of our product candidates to completion.

Our executive offices are located at 400 Oyster Point Boulevard, Suite 215, South San Francisco, California 94080. Our Internet address is www.hanabiosciences.com.

Corporate History

We were incorporated under Delaware law in December 2002 under the name Hudson Health Sciences, Inc. In July 2004, we completed a merger with Email Real Estate.com, Inc., or “EMLR,” a publicly-held Colorado corporation formed in March 2000. At the time of the transaction, Email Real Estate.com had only nominal assets and no operating activities. In connection with this merger transaction, a wholly-owned subsidiary of EMLR merged with and into us, with our company remaining as the surviving corporation and a wholly-owned subsidiary of EMLR. We also changed our name in connection with the merger to Hana Biosciences, Inc. In exchange for their shares of capital stock, the former stockholders of Hudson received capital stock of EMLR representing approximately 85 percent of the outstanding voting power of EMLR. In addition, upon completion of the merger, all of the officers and directors of EMLR resigned and were replaced by our officers and directors. Because the merger resulted in a change in ownership and in the management of EMLR, the transaction was accounted for as a reverse acquisition, with us as the accounting acquiror and EMLR as the accounting acquiree.

In September 2004, the shareholders of EMLR approved a plan to reincorporate the company under Delaware law. The reincorporation was accomplished by merging EMLR with and into Hana Biosciences, a Delaware corporation, with Hana remaining as the surviving corporation. In connection with the merger, which was effective as of September 30, 2004, each common share of EMLR automatically converted into one-twelfth of a common share of our company. In addition, each share of Email Real Estate.com’s outstanding Series B Convertible Preferred Stock automatically converted into approximately 1.41 common shares of our company. Accordingly, following the reincorporation merger, we have outstanding approximately 10,796,980 common shares and 2,395,210 shares of Series A Convertible Preferred Stock, which are convertible into an additional 3,377,409 common shares.

Risk Factors

As with most pharmaceutical product candidates, the development of PT-523, IPdR and OLS is subject to numerous risks, including the risk of delays in or discontinuation of development from lack of financing, inability to obtain necessary regulatory approvals to market the products, unforeseen safety issues relating to the products and dependence on third party collaborators to conduct research and development of the products. Because we are a development stage company with a very limited history of operations, we are also subject to many risks associated with early-stage companies. For a more detailed discussion of some of the risks you should consider before purchasing shares of our common stock, you are urged to carefully review and consider the section entitled “Risk Factors” beginning on page 6 of this prospectus.

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The Offering

The selling stockholders identified on pages 51-53 of this prospectus are offering on a resale basis a total of 7,904,114 shares as follows:

•	3,377,409 shares of our common stock to be issued upon the conversion of 2,395,210 shares of Series A Convertible Preferred Stock; and

•	4,526,705 shares of our outstanding common stock, which includes 2,802,989shares issued upon the automatic conversion of our Series B Convertible Preferred Stock in connection with our September 2004 reincorporation merger.

Common stock offered	7,904,114 shares
Common stock outstanding before the offering(1)	10,861,216 shares
Common stock outstanding after the offering(2)	14,238,625shares
Common Stock OTC Bulletin Board symbol	HNAB.OB

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(1)	Based on the number of shares outstanding as of November 18, 2004, not including approximately 1,848,690 shares issuable upon exercise of various warrants and options to purchase common stock.
(2)	Assumes the issuance of all shares offered hereby that are issuable upon conversion of our Series A Preferred Stock.

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RISK FACTORS

An investment in our common stock is very risky. You may lose the entire amount of your investment. Prior to making an investment decision, you should carefully review this entire prospectus and consider the following risk factors:

Risks Related to Our Securities

Trading of our common stock is limited, which may make it difficult for you to sell your shares at times and prices that you feel are appropriate.

Trading of our common stock, which is conducted on the National Association of Securities Dealers’ Over-the-Counter Bulletin Board (or “OTC Bulletin Board”), has been extremely limited. For example, from the date we completed our merger with Email Real Estate.com through November17, 2004, our common stock only traded on 27 days and our average daily trading volume on those 27 days was only approximately 500 shares. This adversely effects the liquidity of our common stock, not only in terms of the number of shares that can be bought and sold at a given price, but also through delays in the timing of transactions and reduction in security analysts’ and the media’s coverage of us. This may result in lower prices for our common stock than might otherwise be obtained and could also result in a larger spread between the bid and asked prices for our common stock.

Because it may be a “penny stock,” it will be more difficult for you to sell shares of our common stock.

In addition, prior to our September 2004 reincorporation and the accompanying 1-for-12 reverse stock split, our common stock was considered a “penny stock” under SEC rules because it was trading on the OTC Bulletin Board at a price lower than $5.00. Since the reincorporation, our the price of our common stock as traded above $5.00 per share, but as a result of the illiquidity of our stock, the price of our common stock may fall below $5.00 per share. Broker-dealers who sell penny stocks must provide purchasers of these stocks with a standardized risk-disclosure document prepared by the SEC. This document provides information about penny stocks and the nature and level of risks involved in investing in the penny-stock market. A broker must also give a purchaser, orally or in writing, bid and offer quotations and information regarding broker and salesperson compensation, make a written determination that the penny stock is a suitable investment for the purchaser, and obtain the purchaser’s written agreement to the purchase. Broker-dealers also must provide customers that hold penny stocks in their accounts with such broker-dealer a monthly statement containing price and market information relating to the penny stock. If a penny stock is sold to you in violation of the penny stock rules, you may be able to cancel your purchase and get your money back. The penny stock rules may make it difficult for you to sell your shares of our stock, however, and because of the rules, there is less trading in penny stocks. Also, many brokers simply choose not to participate in penny-stock transactions. Accordingly, you may not always be able to resell shares of our common stock publicly at times and prices that you feel are appropriate.

A significant number of shares of our common stock will become available for sale and their sale could depress the price of our common stock.

As of November 18, 2004, we had outstanding approximately 10,861,000 shares of our common stock outstanding, of which only approximately 360,000 shares were available for sale. When the registration statement that includes this prospectus is declared effective, all 7,904,114 of the shares being offered hereby, including the 3,377,409 shares of common stock issuable upon conversion of our Series A Preferred Stock, will be available for sale. In addition, although we have no current plans to do so, we may also sell a substantial number of additional shares of our common stock in connection with a private placement or public offering of our shares of common stock (or other series or class of capital stock to be designated in the future). The terms of any such private placement would likely require us to register the resale of any common shares issued or issuable in the transaction. Further, over the next 12 months, portions of various outstanding options to purchase shares of our common stock that we have issued to employees will begin vesting, meaning those employees will have the right to exercise their right to purchase shares of our stock, often at prices that are substantially less than our current market price. Approximately 417,000 shares will become purchasable under such options in the next 12 months. We may also issue additional shares in connection with our business and may grant additional stock options to our employees, officers, directors and consultants or warrants to third parties. Sales of a substantial number of shares of our common stock in the public market after this offering could adversely affect the market price for our common stock and make it more difficult for you to sell our shares at times and prices that you feel are appropriate.

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Our stock price is, and we expect it to remain, volatile, which could limit investors’ ability to sell stock at a profit.

Since the completion of the Email Real Estate.com - Hana Biosciences merger transaction in July 2004, the market price of our common stock has ranged from a high of $14.40 per share to a low of $6.24 per share, as adjusted to reflect the 1-for-12 combination effected in connection with our September 30, 2004 reincorporation. The volatile price of our stock makes it difficult for investors to predict the value of their investment, to sell shares at a profit at any given time, or to plan purchases and sales in advance. A variety of factors may affect the market price of our common stock. These include, but are not limited to:

•	announcements of technological innovations or new commercial products by our competitors or us;

•	developments concerning proprietary rights, including patents;

•	regulatory developments in the United States and foreign countries;

•	economic or other crises and other external factors;

•	period-to-period fluctuations in our revenues and other results of operations;

•	changes in financial estimates by securities analysts; and

•	sales of our common stock.

We will not be able to control many of these factors, and we believe that period-to-period comparisons of our financial results will not necessarily be indicative of our future performance.

In addition, the stock market in general, and the market for biotechnology companies in particular, has experienced extreme price and volume fluctuations that may have been unrelated or disproportionate to the operating performance of individual companies. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance.

Because we do not expect to pay dividends, you will not realize any income from an investment in our common stock unless and until you sell your shares at profit.

We have never paid dividends on our common stock and do not anticipate paying any dividends for the foreseeable future. You should not rely on an investment in our stock if you require dividend income. Further, you will only realize income on an investment in our shares in the event you sell or otherwise dispose of your shares at a price higher than the price you paid for your shares. Such a gain would result only from an increase in the market price of our common stock, which is uncertain and unpredictable.

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Risks Related to Our Business

We currently have no product revenues and will need to raise additional capital to operate our business.

To date, we have generated no product revenues. Until we receive approval from the U.S. Federal Drug Administration, or “FDA,” and other regulatory authorities for our product candidates, we cannot sell our drugs and will not have product revenues. Therefore, for the foreseeable future, we will have to fund all of our operations and capital expenditures from cash on hand, licensing fees and grants. We will need additional financing in addition to such funds, which may not be available on favorable terms, if at all. Over the next 18 months we expect to spend approximately $8 million on clinical development, $1.8 million on general corporate, and $180,000 on facilities rent. We expect that we will have sufficient cash to fund our operations through 2005, but will likely need additional financing during 2006. However, changes may occur that would consume our existing capital prior to that time, including the progress of our research and development efforts, changes in governmental regulation and acquisitions of additional product candidates. If we are unable to raise additional funds in the future on acceptable terms, or at all, we may be unable to complete planned pre-clinical and clinical trials or obtain approval of our product candidates from the FDA and other regulatory authorities. In addition, we could be forced to delay or discontinue product development, reduce or forego sales and marketing efforts and forego attractive business opportunities. Any additional sources of financing will likely involve the sale of our equity securities, which will have a dilutive effect on our stockholders.

We are not currently profitable and may never become profitable.

We have a history of losses and expect to incur substantial losses and negative operating cash flow for the foreseeable future, and we may never achieve or maintain profitability. For the year ended December 31, 2003 we had a net loss of $551,856 and since our inception in December 2002 through September 30, 2004, we have incurred a net loss of $4,383,321. Even if we succeed in developing and commercializing one or more of our product candidates, we expect to incur substantial losses for the foreseeable future and may never become profitable.

Our current “burn rate” - i.e., the amount of cash we spend to fund our operations - is approximately $300,000 per month. We expect our burn rate to increase substantially in the foreseeable future as we:

•	continue to undertake pre-clinical development and clinical trials for our current and new product candidates;

•	seek regulatory approvals for our product candidates;

•	implement additional internal systems and infrastructure;

•	seek to acquire additional technologies to develop; and

•	hire additional personnel.

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We expect to experience negative cash flow for the foreseeable future as we fund our operating losses and capital expenditures. As a result, we will need to generate significant revenues in order to achieve and maintain profitability. We may not be able to generate these revenues or achieve profitability in the future. Our failure to achieve or maintain profitability could negatively impact the value of our stock.

We have a limited operating history upon which to base an investment decision.

We are a development-stage company that was founded in December 2002. We only have three product candidates, one of which, IPdR, we only acquired the rights to in February 2004, and another, ondansetron lingual spray, we acquired in October 2004. To date, we have not demonstrated an ability to perform the functions necessary for the successful commercialization of any of our product candidates. The successful commercialization of our product candidates will require us to perform a variety of functions, including:

•	continuing to undertake pre-clinical development and clinical trials;

•	participating in regulatory approval processes;

•	formulating and manufacturing products; and

•	conducting sales and marketing activities.

Our operations have been limited to organizing and staffing our company, acquiring, developing and securing our proprietary technologies and undertaking, through third parties, pre-clinical trials and clinical trials of our product candidates. These operations provide a limited basis for you to assess our ability to commercialize our product candidates and the advisability of investing in our securities.

If we do not obtain the necessary U.S. or worldwide regulatory approvals to commercialize our product candidates, we will not be able to market and sell our product candidates.

We will need FDA approval to commercialize our product candidates in the U.S. and approvals from the FDA equivalent regulatory authorities in foreign jurisdictions to commercialize our product candidates in those jurisdictions. In order to obtain FDA approval of any of our product candidates, we must submit to the FDA a New Drug Application, or NDA, demonstrating that the product candidate is safe for humans and effective for its intended use. This demonstration requires significant research and animal tests, which are referred to as pre-clinical studies, as well as human tests, which are referred to as clinical trials. Satisfaction of the FDA’s regulatory requirements typically takes many years, depends upon the type, complexity and novelty of the product candidate and requires substantial resources for research, development and testing. We cannot predict whether our research and clinical approaches will result in drugs that the FDA considers safe for humans and effective for indicated uses. Historically, only approximately 11 percent of all drug candidates that start clinical trials are eventually approved for sale. After clinical trials are completed, the FDA has substantial discretion in the drug approval process and may require us to conduct additional pre-clinical and clinical testing or to perform post-marketing studies. The approval process may also be delayed by changes in government regulation, future legislation or administrative action or changes in FDA policy that occur prior to or during our regulatory review. Delays in obtaining regulatory approvals may:

•	delay commercialization of, and our ability to derive product revenues from, our product candidates;

•	impose costly procedures on us; and

•	diminish any competitive advantages that we may otherwise enjoy.

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Even if we comply with all FDA requests, the FDA may ultimately reject one or more of our NDAs. We cannot be sure that we will ever obtain regulatory clearance for any of our product candidates. Failure to obtain FDA approval of any of our product candidates will severely undermine our business by reducing our number of salable products and, therefore, corresponding product revenues.

In foreign jurisdictions, we must receive approval from the appropriate regulatory authorities before we can commercialize our drugs. Foreign regulatory approval processes generally include all of the risks associated with the FDA approval procedures described above. We cannot assure you that we will receive the approvals necessary to commercialize any of our product candidates for sale outside the United States.

Our product candidates are in early stages of clinical trials, which are very expensive, time-consuming and difficult to design. We cannot predict with any certainty that we will ever receive regulatory approval to sell our product candidates.

Our product candidates are in early stages of development and require extensive clinical testing. In 2003, the FDA approved our Investigational New Drug application, or “IND,” for PT-523 and we have only recently initiated a Phase I clinical trial at Dana-Farber Cancer Institute, Massachusetts General Hospital and Beth-Israel Deaconess Hospital. The IND for IPdR is still under development and we may not be in position to commence a Phase I trial until mid to late 2005. We only acquired our rights to OLS in October 2004 and are not or currently able to estimate a development timeframe for that product candidate. See "Our Company - Ondansetron Lingual Spray - Clinical and Regulatory Development Plan."

Human clinical trials are very expensive and difficult to design and implement, in part because they are subject to rigorous regulatory requirements. The clinical trial process is also time consuming. We estimate that clinical trials of our product candidates will take at least several years to complete. Further, failure can occur at any stage of the trials, and we could encounter problems that cause us to abandon or repeat clinical trials. The commencement and completion of clinical trials may be delayed by several factors, including:

•	unforeseen safety issues;

•	determination of dosing issues;

•	lack of effectiveness during clinical trials;

•	slower than expected rates of patient recruitment;

•	inability to monitor patients adequately during or after treatment; and

•	inability or unwillingness of medical investigators and institutional review boards to follow our clinical protocols.

In addition, we or the FDA may suspend our clinical trials at any time if it appears that we are exposing participants to unacceptable health risks or if the FDA finds deficiencies in our IND submissions or the conduct of these trials. Accordingly, we cannot predict with any certainty when or if we will ever be in a position to submit an NDA for any of our product candidates, or whether any such NDA would ever be approved.

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If the results of our clinical trials do not support our product candidate claims, the completion of development of such product candidates may be significantly delayed or we may be forced to abandon development altogether, which will significantly impair our ability to generate product revenues.

Even if our clinical trials are completed as planned, we cannot be certain that their results will support our product candidate claims. Success in pre-clinical testing and early clinical trials does not ensure that later clinical trials will be successful, and we cannot be sure that the results of later clinical trials will replicate the results of prior clinical trials and pre-clinical testing. The clinical trial process may fail to demonstrate that our product candidates are safe for humans and effective for indicated uses. This failure would cause us to abandon a product candidate and may delay development of other product candidates. Any delay in, or termination of, our clinical trials will delay the filing of our NDAs with the FDA and, ultimately, our ability to commercialize our product candidates and generate product revenues. In addition, our clinical trials involve a small patient population. Because of the small sample size, the results of these early clinical trials may not be indicative of future results.

If physicians and patients do not accept and use our drugs, our ability to generate revenue from sales of our products will be materially impaired.

Even if the FDA approves our product candidates, physicians and patients may not accept and use them. Acceptance and use of our product will depend upon a number of factors including:

•	perceptions by members of the health care community, including physicians, about the safety and effectiveness of our drugs;

•	pharmacological benefit and cost-effectiveness of our product relative to competing products;

•	availability of reimbursement for our products from government or other healthcare payers;

•	effectiveness of marketing and distribution efforts by us and our licensees and distributors, if any; and

•	the price at which we sell our products.

Because we expect sales of our current product candidates, if approved, to generate substantially all of our product revenues for the foreseeable future, the failure of any of these drugs to find market acceptance would harm our business and could require us to seek additional financing.

Because we are dependent on clinical research institutions and other contractors for clinical testing and for research and development activities, the results of our clinical trials and such research activities are, to a certain extent, beyond our control.

We depend upon independent investigators and collaborators, such as universities and medical institutions, to conduct our pre-clinical and clinical trials under agreements with us. For example, our current Phase I trial for PT-523 is being conducted by Dana-Farber Cancer Institute, Massachusetts General Hospital and Beth-Israel Deaconess Hospital. These collaborators are not our employees and we cannot control the amount or timing of resources that they devote to our programs. These investigators may not assign as great a priority to our programs or pursue them as diligently as we would if we were undertaking such programs ourselves. If outside collaborators fail to devote sufficient time and resources to our drug-development programs, or if their performance is substandard, the approval of our FDA applications, if any, and our introduction of new drugs, if any, will be delayed. These collaborators may also have relationships with other commercial entities, some of whom may compete with us. If our collaborators assist our competitors at our expense, our competitive position would be harmed.

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Our intention to rely exclusively on third parties to formulate and manufacture our product candidates exposes us to a number of risks that may delay the development, regulatory approval and commercialization of our products or result in higher product costs.

We have no experience in drug formulation or manufacturing and do not intend to establish our own manufacturing facilities. We lack the resources and expertise to formulate or manufacture our own product candidates. We intend to contract with one or more manufacturers to manufacture, supply, store and distribute drug supplies for our clinical trials.  If any of our product candidates receive FDA approval, we will rely on one or more third-party contractors to manufacture our drugs. Our anticipated future reliance on a limited number of third-party manufacturers, exposes us to the following risks:

•	We may be unable to identify manufacturers on acceptable terms or at all because the number of potential manufacturers is limited and the FDA must approve any replacement contractor. This approval would require new testing and compliance inspections. In addition, a new manufacturer would have to be educated in, or develop substantially equivalent processes for, production of our products after receipt of FDA approval, if any.

•	Our third-party manufacturers might be unable to formulate and manufacture our drugs in the volume and of the quality required to meet our clinical needs and commercial needs, if any.

•	Our future contract manufacturers may not perform as agreed or may not remain in the contract manufacturing business for the time required to supply our clinical trials or to successfully produce, store and distribute our products.

•	Drug manufacturers are subject to ongoing periodic unannounced inspection by the FDA, the DEA, and corresponding state agencies to ensure strict compliance with good manufacturing practice and other government regulations and corresponding foreign standards. We do not have control over third-party manufacturers’ compliance with these regulations and standards, but we will be ultimately responsible for any of their failures.

•	If any third-party manufacturer makes improvements in the manufacturing process for our products, we may not own, or may have to share, the intellectual property rights to the innovation.

Each of these risks could delay our clinical trials, the approval, if any, of our product candidates by the FDA, or the commercialization of our product candidates or result in higher costs or deprive us of potential product revenues.

We have no experience selling, marketing or distributing products and no internal capability to do so.

We currently have no sales, marketing or distribution capabilities. While we intend to have a role in the commercialization of our products, we do not anticipate having the resources in the foreseeable future to globally develop sales and marketing capabilities for all of our proposed products. Our future success depends, in part, on our ability to enter into and maintain collaborative relationships with other companies having sales, marketing and distribution capabilities, the collaborator’s strategic interest in the products under development and such collaborator’s ability to successfully market and sell any such products. We intend to pursue collaborative arrangements regarding the sales and marketing of our products, however, there can be no assurance that we will be able to establish or maintain such collaborative arrangements, or if able to do so, that they will have effective sales forces. To the extent that we decide not to, or are unable to, enter into collaborative arrangements with respect to the sales and marketing of our proposed products, significant capital expenditures, management resources and time will be required to establish and develop an in-house marketing and sales force with technical expertise. There can also be no assurance that we will be able to establish or maintain relationships with third party collaborators or develop in-house sales and distribution capabilities. To the extent that we depend on third parties for marketing and distribution, any revenues we receive will depend upon the efforts of such third parties, as well as the terms of our agreements with such third parties, which cannot be predicted at this early stage of our development. There can be no assurance that such efforts will be successful. In addition, there can also be no assurance that we will be able to market and sell our products in the United States or overseas.

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If we cannot compete successfully for market share against other drug companies, we may not achieve sufficient product revenues and our business will suffer.

The market for our product candidates is characterized by intense competition and rapid technological advances. If our product candidates receive FDA approval, they will compete with a number of existing and future drugs and therapies developed, manufactured and marketed by others. In particular, assuming we obtain approval for PT-523, we will compete with existing antifolate therapies currently being sold by Pfizer (trimetrexate), Eli Lilly & Co. (pemetrexed) and Novartis (edatrexate). Although there are no approved radiation sensitizers currently on the market, there are several product candidates in development that will compete with IPdR and which are significantly further in development. For example, Allos Therapeutics and Pharmacyclics each have a radiation sensitizer in Phase III development. Ondansetron lingual spray will compete with the currently available oral form of the drug, which is currently being manufactured and sold by GlaxoSmithKline under the name Zofran®. These or other future competing products and product candidates may provide greater therapeutic convenience or clinical or other benefits for a specific indication than our products, or may offer comparable performance at a lower cost. If our products fail to capture and maintain market share, we may not achieve sufficient product revenues and our business will suffer.

We will compete against fully integrated pharmaceutical companies and smaller companies that are collaborating with larger pharmaceutical companies, academic institutions, government agencies and other public and private research organizations. In addition, many of these competitors, either alone or together with their collaborative partners, operate larger research and development programs and have substantially greater financial resources than we do, as well as significantly greater experience in:

•	developing drugs;

•	undertaking pre-clinical testing and human clinical trials;

•	obtaining FDA and other regulatory approvals of drugs;

•	formulating and manufacturing drugs; and

•	launching, marketing and selling drugs.

Developments by competitors may render our products or technologies obsolete or non-competitive.

Companies that currently sell both generic and proprietary compounds for the treatment of cancer include, among others, Pfizer (trimetrexate), Eli Lilly & Co. (pemetrexed), Novartis (edatrexate), and Allos (PDX). Alternative technologies are being developed to treat cancer and immunological disease, several of which are in advanced clinical trials. In addition, companies pursuing different but related fields represent substantial competition. Many of these organizations have substantially greater capital resources, larger research and development staffs and facilities, longer drug development history in obtaining regulatory approvals and greater manufacturing and marketing capabilities than we do. These organizations also compete with us to attract qualified personnel, parties for acquisitions, joint ventures or other collaborations.

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If we fail to adequately protect or enforce our intellectual property rights or secure rights to patents of others, the value of our intellectual property rights would diminish.

Our success, competitive position and future revenues will depend in part on our ability and the abilities of our licensors to obtain and maintain patent protection for our products, methods, processes and other technologies, to preserve our trade secrets, to prevent third parties from infringing on our proprietary rights and to operate without infringing the proprietary rights of third parties. We are not aware of any third party infringing on any of our intellectual property rights.

To date, through our license agreements for PT-523, IPdR and ondansetron lingual spray, we hold certain exclusive patent rights, including rights under U.S. patents and U.S. patent applications. We also have patent applications pending in several foreign jurisdictions. We anticipate filing additional patent applications both in the U.S. and in other countries, as appropriate. However, we cannot predict:

•	the degree and range of protection any patents will afford us against competitors, including whether third parties will find ways to invalidate or otherwise circumvent our licensed patents;

•	if and when patents will issue;

•	whether or not others will obtain patents claiming aspects similar to those covered by our licensed patents and patent applications; or

•	whether we will need to initiate litigation or administrative proceedings which may be costly whether we win or lose.

Our success also depends upon the skills, knowledge and experience of our scientific and technical personnel, our consultants and advisors as well as our licensors and contractors. To help protect our proprietary know-how and our inventions for which patents may be unobtainable or difficult to obtain, we rely on trade secret protection and confidentiality agreements. To this end, we require all of our employees to enter into agreements which prohibit the disclosure of confidential information and, where applicable, require disclosure and assignment to us of the ideas, developments, discoveries and inventions important to our business. These agreements may not provide adequate protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure or the lawful development by others of such information. If any of our trade secrets, know-how or other proprietary information is disclosed, the value of our trade secrets, know-how and other proprietary rights would be significantly impaired and our business and competitive position would suffer.

If we infringe the rights of third parties we could be prevented from selling products, forced to pay damages, and defend against litigation.

To date, we have not received any threats, claims or other notices from third parties alleging that our products or methods infringe their rights. If our products, methods, processes and other technologies infringe the proprietary rights of other parties, however, we could incur substantial costs and we may have to:

•	obtain licenses, which may not be available on commercially reasonable terms, if at all;

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•	redesign our products or processes to avoid infringement;

•	stop using the subject matter claimed in the patents held by others, which could cause us to lose the use of one or more of our product candidates;

•	pay damages; or

•	defend litigation or administrative proceedings which may be costly whether we win or lose, and which could result in a substantial diversion of our valuable management resources.

Our license agreements relating to our product candidates may be terminated in the event we commit a material breach, the result of which would significantly harm our business prospects.

Our license agreements relating to PT-523, IPdR and OLS are subject to termination by our licensors in the event we materially breach those agreements. With respect to the PT-523 license, our licensor may terminate the agreement, after giving us notice and an opportunity to cure, if we commit a material breach, including failing to make a scheduled milestone or other payment when due. The agreement also provides that it may be terminated if we become involved in a bankruptcy, insolvency or similar proceeding. Our license agreements for IPdR and OLS contain similar provisions. In the event these license agreements are terminated, we will lose all of our rights to develop and commercialize the applicable product candidate covered by such license, which would significantly harm our business and future prospects. See “Our Company - License Agreements and Intellectual Property - License Agreements.”

Our ability to generate product revenues will be diminished if our drugs sell for inadequate prices or patients are unable to obtain adequate levels of reimbursement.

Our ability to commercialize our drugs, alone or with collaborators, will depend in part on the extent to which reimbursement will be available from:

•	government and health administration authorities;

•	private health maintenance organizations and health insurers; and

•	other healthcare payers.

Significant uncertainty exists as to the reimbursement status of newly approved healthcare products. Healthcare payers, including Medicare, are challenging the prices charged for medical products and services. Under recently-proposed legislation, the cost of our product candidates, even if approved for commercial use, may not be reimbursable under Medicare. Government and other healthcare payers increasingly attempt to contain healthcare costs by limiting both coverage and the level of reimbursement for drugs. Even if our product candidates are approved by the FDA, insurance coverage may not be available, and reimbursement levels may be inadequate, to cover our drugs. If government and other healthcare payers do not provide adequate coverage and reimbursement levels for any of our products, once approved, market acceptance of our products could be reduced.

If we are unable to successfully manage our growth, our business may be harmed.

Our success will depend upon the expansion of our operations and the effective management of our growth, which will place a significant strain on our management and on our administrative, operational and financial resources. To manage this growth, we expect that in the next 18 months we will hire an additional nine employees, consisting of one person in an administrative function and eight employees focused on research and development. We expect that the total cost of these additional employees will approximate $1,350,000 per year. We believe our facilities are sufficient for such additional employees, but additional employees may place a strain on our management by having to address if we are unable to manage our growth effectively, our management business may be harmed. However, we are also actively pursuing additional product candidates to acquire for development. Such additional products, if any, could significantly increase our capital requirements and place further strain on the time on our existing personnel, which may delay or otherwise adversely affect the development of our existing product candidates if our employees do not have the time necessary to devote to developing those products. Alternatively, we may be required to hire even more employees, further increasing the size of our organization and related expenses. If we are unable to manage this growth successfully, we may not efficiently use our resources, which may delay the development of our product candidates.

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We rely on key executive officers and their experience and knowledge of our business would be difficult to replace in the event any of them left our company.

We are highly dependent on Mark J. Ahn, Ph.D., our president and chief executive officer, and Fred Vitale, our vice president-business development. Dr. Ahn’s and Mr. Vitale’s employment with us are governed by a written employment agreements. Dr. Ahn’s employment agreement provides for a term that expires in November 2006 and Mr. Vitale’s employment term under his agreement expires in February 2006. Either of Dr. Ahn or Mr. Vitale may terminate his employment with us at any time, however, subject to certain non-compete and non-solicitation covenants. See “Management - Employment Contracts and Termination of Employment and Change of Control Agreements.” We are not aware that Dr. Ahn, Mr. Vitale or any of our other officers have any plans to leave our company. We do not have “key person” life insurance policies for any of our officers and key employees. The loss of the technical knowledge and management and industry expertise that would resulting the event Dr. Ahn left our company could result in delays in the development of our product candidates and diversion of management resources. The loss of Mr. Vitale could impair our ability to expand our product development pipeline, which may harm our business prospects.

If we are unable to hire additional qualified personnel, our ability to grow our business may be harmed.

We will need to hire additional qualified personnel with expertise in pre-clinical testing, clinical research and testing, government regulation, formulation and manufacturing and sales and marketing. In particular, over the next 12 months, we expect to hire approximately four new employees, all of whom will be devoted to research and development. We expect that the hiring of such additional personnel will increase our annual expenditures by approximately $700,000. We compete for qualified individuals with numerous biopharmaceutical companies, universities and other research institutions. Competition for such individuals, particularly in the San Francisco Bay Area, is intense, and we cannot be certain that our search for such personnel will be successful. Attracting and retaining qualified personnel will be critical to our success.

We may incur substantial liabilities and may be required to limit commercialization of our products in response to product liability lawsuits.

The testing and marketing of medical products entail an inherent risk of product liability. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of our products. Our inability to obtain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of pharmaceutical products we develop, alone or with collaborators. We currently do not carry product liability insurance but instead maintain a $5 million clinical trial insurance policy for the ongoing Phase I trials of PT-523. Although we intend to obtain clinical trial insurance prior to the commencement of any clinical trials for IPdR and ondansetron lingual spray, we, or any collaborators, may not be able to obtain insurance at a reasonable cost, if at all. Even if our agreements with any future collaborators entitle us to indemnification against losses, such indemnification may not be available or adequate should any claim arise.

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NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus that are forward-looking in nature are based on the current beliefs of our management as well as assumptions made by and information currently available to management, including statements related to the markets for our products, general trends in our operations or financial results, plans, expectations, estimates and beliefs. In addition, when used in this prospectus, the words “may,” “could,” “should,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict” and similar expressions and their variants, as they relate to us or our management, may identify forward-looking statements. These statements reflect our judgment as of the date of this prospectus with respect to future events, the outcome of which are subject to risks, which may have a significant impact on our business, operating results or financial condition. You are cautioned that these forward-looking statements are inherently uncertain. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described herein. The risks identified under the heading “Risk Factors” in this prospectus, among others, may impact forward-looking statements contained in this prospectus.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with the financial statements and the notes to those statements included elsewhere in this prospectus. This discussion includes forward-looking statements that involve risks and uncertainties. As a result of many factors, such as those set forth under “Risk Factors” and elsewhere in this prospectus, our actual results may differ materially from those anticipated in these forward-looking statements.

Overview

Since the inception of Hana Biosciences, Inc. in December 2002, our efforts and resources have been focused primarily on acquiring and developing our pharmaceutical technologies, raising capital and recruiting personnel. We are a development stage company and have no product sales to date and we will not receive any product sales until we receive approval from the FDA or equivalent foreign regulatory bodies to begin selling our pharmaceutical candidates. Developing pharmaceutical products, however, is a lengthy and very expensive process. Assuming we do not encounter any unforeseen safety issues during the course of developing our product candidates, we do not expect to complete the development of either product candidate until approximately 2009 or 2010. Currently, a large portion of the development expenses relating to our lead product candidate, PT-523, are being funded by grants. Once the development covered by the grants is complete, we expect that our research and development expenses will increase significantly. In addition, as we initiate development of IPdR and ondansetron lingual spray, our second and third product candidates, respectively, our research and development expenses will further increase. To the extent we are successful in acquiring additional product candidates for our development pipeline, our need to finance further research and development will continue increasing. Accordingly, our success depends not only on the safety and efficacy of our product candidates, but also on our ability to finance the development of the products. Our major sources of working capital have been proceeds from various private financings, primarily private sales of our common stock and other equity securities.

Our company resulted from the July 2004 merger of Email Real Estate.com, Inc., a Colorado corporation incorporated in March 2001, and Hudson Health Sciences, Inc., a Delaware corporation. In connection with that transaction, a wholly-owned subsidiary of Email real Estate.com merged with and into Hudson Health Sciences, with Hudson Health Sciences remaining as the surviving corporation and a wholly-owned subsidiary of Email Real Estate.com. Hudson Health Sciences changed its name to “Hana Biosciences, Inc.” in connection with the merger. In exchange for their shares of capital stock in Hana Biosciences, the former stockholders of Hana Biosciences received shares of capital stock of Email Real Estate.com representing approximately 87 percent of the outstanding equity of Email Real Estate.com on a fully-diluted basis after giving effect the to the transaction. In addition, the terms of the merger provided that the board of directors of Email Real Estate.com would be reconstituted immediately following the effective time of the transaction such that the directors of Email Real Estate.com were replaced by the directors of Hana Biosciences. Further, upon the effective time of the merger, the business of Email Real Estate.com was abandoned and the business plan of Hana Biosciences was adopted. The transaction was therefore accounted for as a reverse acquisition with Hana Biosciences, Inc. as the acquiring party and Email Real Estate.com as the acquired party. Accordingly, when we refer to our business and financial information relating to periods prior to the merger, we are referring to the business and financial information of Hana Biosciences, Inc., unless the context indicates otherwise.

Research and development expenses consist primarily of salaries and related personnel costs, fees paid to consultants and outside service providers for laboratory development, legal expenses resulting from intellectual property prosecution and organizational affairs and other expenses relating to the design, development, testing, and enhancement of our product candidates. We expense our research and development costs as they are incurred.

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General and administrative expenses consist primarily of salaries and related expenses for executive, finance and other administrative personnel, recruitment expenses, professional fees and other corporate expenses, including business development and general legal activities.

Our results include non-cash compensation expense as a result of the issuance of stock and stock option grants. Compensation expense for options granted to employees represents the difference between the fair value of our common stock and the exercise price of the options at the date of grant. We account for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” and comply with the disclosure provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock- Based Compensation.” Compensation for options granted to consultants has been determined in accordance with SFAS No. 123 as the fair value of the equity instruments issued. APB Opinion No. 25 has been applied in accounting for fixed and milestone-based stock options to employees and directors as allowed by SFAS No. 123, we currently have no outstanding milestone-based options. This amount is being recorded over the respective vesting periods of the individual stock options. The expense is included in the respective categories of expense in the statement of operations. We expect to record additional non-cash compensation expense in the future, which may be significant.

Results of Operations

Nine Months Ended September 30, 2004 Compared to Nine Months Ended September 30, 2003

General and administrative expenses. For the nine months ended September 30, 2004, general and administrative expense was $1,632,001 as compared to $27,134 for the nine months ended September 30, 2003. The increase of $1,604,867 is due primarily to an increase in payroll expenses of approximately $445,000 and in increase in employee benefits expense of approximately $48,000. This increase is a result of the Company’s increase in headcount from zero fulltime employees at September 30, 2003 to two fulltime employees at September 30, 2004. Another factor contributing to the overall increase in general and administrative expenses is an increase in rent and utilities expense of approximately $115,000. This increase is a result of relocating our corporate headquarters from New York to California and the corresponding leasing of new facilities with rent expense totaling approximately $10,000 per month. For the nine months ended September 30, 2004, we recognized an increase in professional fees and travel expense of approximately $507,000 and $198,000 respectively when compared to the nine months ended September 30, 2003. The increase in professional fees primarily relates to legal and accounting expenses incurred for the Company’s February 2004 private placement and July 2004 merger and private placement. Another contributing factor to the increase in professional fees is the newly hired investor relations firm. The increase in travel expense for the nine months ended September 30, 2004 relates to executive travel in connection with investor meetings. Other increases for the nine months ended September 30, 2004 when compared to the corresponding period of the previous year is an increase in depreciation of $14,000 and an increase in director and officer insurance of $27,000. For the nine months ended September 30, 2004 the Company also incurred stock based compensation expense for options issued to employees totaling approximately $155,000, no corresponding expense existed for the nine months ended September 30, 2003.

Research and development expenses. For the nine months ended September 30, 2004, research and development expense was $2,057,386 as compared to $158,349 for the nine months ended September 30, 2003. The increase of $1,899,037 is due primarily to an increase in salaries of $404,000 which resulted from increasing our full-time employees from none at September 30, 2003 to six fulltime employees at September 30, 2004. For the nine months ended September 30, 2004 we incurred an expense of $200,000 associated with milestone payments related to advancements in PT-523 and IPdR. No such expense existed for the nine months ended September 30, 2003. We also recognized an increase in professional outside services of $857,000. This increase relates to the continuing development of the Company’s two lead compounds (PT-523 and IPdR) and includes costs incurred for the physical manufacturing of both drug compounds, payments to the Company’s contract research organization and legal expenses associated with our continued patent protection. Other increases for the nine months ended September 30, 2004 when compared to the corresponding period of the previous year is an increase in clinical trial insurance of $21,000 and an increase in travel expense of $58,000. For the nine months ended September 30, 2004 we also incurred stock based compensation expense for options issued to employees totaling approximately $35,000, no corresponding expense existed for the nine months ended September 30, 2003. In addition, we incurred fair value stock option expense of approximately $274,000 relating to option grants for the nine months ended September 30, 2004. No such expense was present in the corresponding period of 2003.

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Interest income (expense), net. For the nine months ended September 30, 2004, net interest income was $3,039 as compared to net interest expense of $7,681 for the nine months ended September 30, 2003. The increase of $10,720 is a result of the Company’s increased cash balance deposited in interest earning money market accounts as well as the Company’s repayment of all notes payable during in the current year.

Other income (expense), net. For the nine months ended September 30, 2004, net other expense was $647 as compared to zero for the corresponding period of 2003. The increase is attributed to the Company’s miscellaneous minimum state tax payments offset by dividend income received from a cash account not present in 2003.

Net loss. Net loss for the nine months ended September 30, 2004, was $3,686,995 as compared to $193,164 for the nine months ended September 30, 2003. This increase in net loss is attributable primarily to an increase in research and development expenses of $1,899,037 and an increase in general and administrative expenses of $1,604,867.

Year Ended December 31, 2003 versus Period from December 6, 2002 to December 31, 2002

General and administrative expenses. For the year ended December 31, 2003, general and administrative expense was $229,601 as compared to $2,065 for the period from December 6, 2002 to December 31, 2002. The increase of $227,536 is due primarily to an increase in payroll expenses of approximately $140,000 which corresponds to the Company’s increase in headcount from zero fulltime employees at December 31 2002 to two fulltime employees at December 31, 2003. At December 31, 2003 the Company also recognized an increase in rent and utilities expense of approximately $10,000 relating to the leasing of new facilities in December 2003. The Company also incurred additional professional fees of approximately $42,000 at December 31, 2003 relating to expenses incurred for general business consulting.

Research and development expenses. For the year ended December 31, 2003, research and development expense was $309,376 as compared to $142,405 for the period from December 6, 2002 to December 31, 2002. The increase of $166,971 is due to an increase in professional service expense of approximately $154,000 incurred as a result of the continued development of PT-523.

Interest Expense. For the year ended December 31, 2003, interest expense was $12,879 as compared to $0 for the period from December 6, 2002 to December 31, 2002. The increase is a result of an increase in the amount of interest bearing notes payable in 2003 when compared to 2002.

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Net loss. Net loss for the year ended December 31, 2003, was $551,856 as compared to $144,470 for the period from December 6, 2002 to December 31, 2002. This increase in net loss is attributable primarily to an increase in research and development expenses of $166,971 and an increase in general and administrative expenses of $227,536.

Liquidity and Capital Resources

From inception to September 30, 2004, we have incurred an aggregate net loss of $4,383,321, primarily as a result of expenses incurred through a combination of research and development activities related to the various technologies under our control and expenses supporting those activities.

We have financed our operations since inception primarily through equity and debt financing. From inception through September 30, 2004, we had a net increase in cash and cash equivalents of $9,038,445. This increase primarily resulted from net cash provided by financing activities of $12,533,155, substantially all of which was derived from the Company’s two private placements which netted the Company $12,379,155. The increase in cash provided by financing activities was offset by net cash used in operating activities of $3,369,279 and net cash used in investing activities of $125,431 for the cumulative period from inception to September 30, 2004.

Our continued operations will depend on whether we are able to raise additional funds through various potential sources, such as equity and debt financing. Such additional funds may not become available on acceptable terms and there can be no assurance that any additional funding that we do obtain will be sufficient to meet our needs in the long term. Through September 30, 2004, a significant portion of our financing has been through private placements of common stock, preferred stock and debt financing. We will continue to fund operations from cash on hand and through the similar sources of capital previously described. We can give no assurances that any additional capital that we are able to obtain will be sufficient to meet our needs. Based on our resources at September 30, 2004 we expect that we will have sufficient cash to fund our operations through 2005, but may need to seek additional financing in 2006 to be able to sustain our operations. We will need additional financing thereafter until we can achieve profitability, if ever.

Financings. In February 2004, we raised gross proceeds of approximately $4.7 million through the sale of 2,802,998 shares of our common stock. In connection with this offering, we engaged Paramount BioCapital, Inc. as placement agent and paid commissions and other offering-related expenses consisting of $341,979 in cash and a 5-year warrant to purchase 277,331 shares of our common stock.

Immediately prior to the Email Real Estate.com - Hana Biosciences merger in July 2004, the Company raised gross proceeds of $8 million through the sale of 2,395,210 shares of Series A Convertible Preferred Stock. Each share of Series A Convertible Preferred Stock is convertible at the holder’s election into 1.410068 common shares. Further, upon the effective date of the registration statement covering the resale of the common shares issuable upon conversion of the Series A Preferred Stock, each share of Series A Preferred Stock will automatically convert into common shares.

License Agreements. In the event we achieve certain milestones in connection with the development of our product candidates, we will be obligated to make milestone payments to our licensors in accordance with the terms of our license agreements, as discussed below. The development of pharmaceutical product candidates is subject to numerous risks and uncertainties, including, without limitation, the following: (1) risk of delays in or discontinuation of development from lack of financing, (2) our inability to obtain necessary regulatory approvals to market the products, (3) unforeseen safety issues relating to the products, (4) our ability to enroll a sufficient number of patients in our clinical trials, and (5) dependence on third party collaborators to conduct research and development of the products. Additionally, on a historical basis, only approximately 11 percent of all product candidates that enter human clinical trials are eventually approved for sale. Accordingly, we cannot state that it is reasonably likely that we will be obligated to make any milestone payments under our license agreements. Summarized below are our future commitments under our license agreements, as well as the amounts we have paid to date under such agreements.

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PT-523 License. Our rights to PT-523 are governed by the terms of a December 2002 license agreement with Dana-Farber Cancer Institute and Ash Stevens, Inc. The agreement provides us with an exclusive worldwide royalty bearing license, including the right to grant sublicenses, to the intellectual property rights and know-how relating to PT-523 and all of its uses. Upon execution of the license agreement, we paid a $100,000 license fee and reimbursed our licensors for approximately $11,000 of patent-related expenses. The license agreement also requires us to make an annual license fee payment of $25,000 and provides for future payments totaling up to $6 million upon the achievement of certain milestones, including a $5 million payment upon approval by the FDA of a New Drug Application for PT-523. To date, we have made one of these milestone payments in the amount of $100,000 following commencement of the Phase I clinical trial. Additionally, we are obligated to pay royalties in the amount of 3.5 percent of “net sales” (as defined in the license agreement) of PT-523. We are also required to pay to the licensors 20 percent of fees or non-royalty consideration (e.g., milestone payments, license fees) received by us in connection with any sublicense of PT-523 granted prior to the start of a Phase II trial, and 15 percent of such fees after initiation of a Phase II clinical trial. See “Our Company - License Agreements - IPdR License.”

IPdR License. In February 2004, we entered into an exclusive worldwide, royalty-bearing license agreement with Yale University and The Research Foundation of State University of New York, including the right to grant sublicenses, for the rights to the intellectual property relating to IPdR. The license agreement expires as the patent rights subject to the license expire. The IPdR license covers two issued patents, expiring in 2007 and 2015, respectively. In addition to a $100,000 license fee paid on execution of the agreement, we are required to make additional license payments in the aggregate amount of $500,000 upon the completion of a Phase IIb clinical trial (currently estimated to be during fiscal 2006) and upon NDA approval by the FDA, which we estimate to occur no earlier than 2010, if ever. As further consideration for the license, we are required to pay royalties to Yale and SUNY equal to 3 percent of net sales (as defined in the license agreement) from IPdR. See “Our Company - License Agreements - IPdR License.”

OLS License. Our rights to OLS are subject to the terms of an October 2004 license agreement with NovaDel Pharma, Inc. The license agreement grants us a royalty-bearing, exclusive right and license to develop and commercialize OLS within the United States and Canada. The technology licensed to us under the license agreement currently covers one United States issued patent, which expires in March 2022. In consideration for the license, we issued 73,121 shares of our common stock to NovaDel and have agreed to make double-digit royalty payments to NovaDel based on a percentage of “net sales” (as defined in the agreement). We are also obligated to make various milestone payments in an aggregate amount of up to $10 million. In addition, we purchased from NovaDel 400,000 shares of its common stock at a price of $2.50 per share for an aggregate payment of $1 million. See “Our Company - License Agreements - OLS License.”

     Current and Future Financing Needs. We have incurred negative cash flow from operations since we started our business. We have spent, and expect to continue to spend, substantial amounts in connection with implementing our business strategy, including our planned product development efforts, our clinical trials, and our research and discovery efforts. Based on our resources at September 30, 2004, we expect that we will have sufficient cash to fund our operations through 2005 but will likely need additional financing in 2006. Over the next 15 months we expect to spend approximately $6.5 million on clinical development, $1.5 million on general corporate, and $150,000 on facilities rent.

However, the actual amount of funds we will need to operate is subject to many factors, some of which are beyond our control. These factors include the following:

•	the progress of our research activities;

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•	the number and scope of our research programs;

•	the progress of our pre-clinical and clinical development activities;

•	the progress of the development efforts of parties with whom we have entered into research and development agreements;

•	our ability to maintain current research and development programs and to establish new research and development and licensing arrangements;

•	our ability to achieve our milestones under licensing arrangements;

•	the costs involved in prosecuting and enforcing patent claims and other intellectual property rights; and

•	the costs and timing of regulatory approvals.

We have based our estimate on assumptions that may prove to be wrong. We may need to obtain additional funds sooner or in greater amounts than we currently anticipate. Potential sources of financing include strategic relationships, public or private sales of our stock or debt and other sources. We may seek to access the public or private equity markets when conditions are favorable due to our long-term capital requirements. We do not have any committed sources of financing at this time, and it is uncertain whether additional funding will be available when we need it on terms that will be acceptable to us, or at all. If we raise funds by selling additional shares of common stock or other securities convertible into common stock, the ownership interest of our existing stockholders will be diluted. If we are not able to obtain financing when needed, we may be unable to carry out our business plan. As a result, we may have to significantly limit our operations and our business, financial condition and results of operations would be materially harmed.

Plan of Operation

Our plan of operation for the remainder of the year ending December 31, 2004 and for 2005 is to continue implementing our business strategy, including the clinical development of our three product candidates. We also intend to expand our drug candidate portfolio by acquiring additional drug technologies for development. We expect our principal expenditures during the next 15 months to include:

•	operating expenses, including expanded research and development and general and administrative expenses; and

•	product development expenses, including the costs incurred with respect to applications to conduct clinical trials in the United States for PT-523, IPdR and ondansetron lingual spray.

As part of our planned expansion, we anticipate hiring 4 additional employees, all of whom will be devoted to research and development activities. In addition, we intend to use clinical research organizations and third parties to perform our clinical studies and manufacturing. As indicated above, over the next 15 months we expect to spend approximately $6.5 million on clinical development (including milestone payments that we expect to be triggered under the license agreements relating to our product candidates), $1.5 million on general corporate, and $150,000 on facilities rent. We expect to have completed our Phase I trial for PT-523 and to have initiated our Phase I trial for IPdR. Additionally, we expect to have initiated clinical trials for ondansetron lingual spray.

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Research and Development Projects

PT-523. In 2003, we submitted an Investigational New Drug application (“IND”) with the U.S. Food and Drug Administration (“FDA”) to commence Phase I clinical trials of PT-523 for the treatment of cancer. Phase I trials, which commenced in April 2004, will involve an estimated 20 - 45 patients, to date seven patients have received doses of PT-523. The primary purposes for this study are to evaluate the safety of PT-523 when administered intravenously to patients with solid tumors and who have failed curative or survival prolonging therapy or for whom no such therapies exist, establish the maximum tolerated dose, and identify dose limiting toxicities. In 2005, we plan to initiate a Phase I and II study in previously treated non-small cell lung cancer and a Phase II trial in recurrent cervical cancer.

PT-523 has received clinical development grants from the National Cancer Institute covering approximately $8 million in development activities. These grants cover the predominant cost of pre-clinical efficacy and safety testing, clinical manufacturing, and Phase I clinical program. Under the terms of these grants, all amounts are disbursed directly to the institutions conducting the studies. None of the funds are disbursed to us and we have no obligation to repay such funds. We estimate that the NCI has disbursed approximately $1 million in connection with the development of PT-523. Through September 30, 2004, we have incurred $845,376 of costs related to our development of PT-523, of which $272,205 was incurred in fiscal 2003, and $593,171 has been incurred in the first nine months of 2004. Currently, we anticipate that we will need to expend approximately an additional $300,000 to $700,000 in development costs in fiscal 2004 and at least an aggregate of approximately $75 million until we receive FDA approval for PT-523, should we opt to continue development. Costs incurred are a direct result of ensuring proper study conduct in accordance with local regulations. Should we choose to continue development we expect that it will take an additional 4-5 years before we complete development and obtain FDA approval of PT-523, if ever.

We believe we currently have sufficient capital to fund development activities of PT-523 during the remainder of 2004 and 2005. Since our business does not generate any cash flow, however, we will need to raise additional capital to continue development of the product beyond 2005. We expect to raise such additional capital by either borrowing money or by selling shares of our capital stock. To the extent additional capital is not available when we need it, we may be forced to sublicense our rights to PT-523 or abandon our development efforts altogether, either of which would have a material adverse effect on the prospects of our business. Further, our assumptions relating the expected costs of development and timeframe for completion are dependent on numerous factors other than available financing, including unforeseen safety issues, lack of effectiveness, and significant unforeseen delays in the clinical trial and regulatory approval process, any of which could be extremely costly. In addition, our estimates assume that we will be able to enroll a sufficient number of patients in each clinical trial.

IPdR. In August 2004, an investigator-initiated IND was submitted to the FDA to initiate a Phase I clinical trial of IPdR for the treatment of selected radiosensitive cancers. Assuming FDA approval of the IND, a phase I trial is expected to commence by mid to late 2005, which we estimate will involve approximately 40-60 patients. The primary purposes for this study will be to evaluate the safety of oral IPdR in patients with selected radiosensitive and who have failed curative or survival prolonging therapy or for whom no such therapies exist, establish the maximum tolerated dose, and identify dose limiting toxicities. In addition, we expect to commence a clinical trial in glioblastoma multiforme, a type of brain cancer, in 2005.

IPdR has received clinical development grants from the National Cancer Institute. These grants cover the predominant cost of pre-clinical efficacy and safety testing, clinical manufacturing, and Phase I clinical program. Under our license agreement the Company was obligated to reimburse other parties approximately $15,000 for past patent expenses. Through September 30, 2004, we have incurred $226,334 of project costs related to our development of IPdR, all of which was incurred during the first nine months of 2004. Currently, we anticipate that we will need to expend an additional $200,000 to $500,000 in development costs in fiscal 2004 and at least an aggregate of approximately $50 million until we receive FDA approval for IPdR, should we opt to continue development. Should we choose to continue, we expect that it will take an additional 5 or 6 years until we will have completed development and obtained FDA approval of IPdR, if ever.

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We believe we currently have sufficient capital to fund our development activities of IPdR during 2004 and 2005. Since our business does not generate any cash flow, however, we will need to raise additional capital to continue development of the product beyond 2005. We expect to raise such additional capital by either borrowing money or by selling shares of our capital stock. To the extent additional capital is not available when we need it, we may be forced to sublicense our rights to IPdR or abandon our development efforts altogether, either of which would have a material adverse effect on the prospects of our business. In addition to the risks presented in the event we are unable to raise sufficient capital to fund development of IPdR, our assumptions regarding the costs and timeframe for development of IPdR assume that no unforseen safety or efficacy issues arise, that we are able to achieve sufficient levels of patient enrollment in the clinical trials, and that no significant unforeseen delays in the clinical trial and regulatory approval process arise. If any of these assumptions prove to be incorrect or any of these risks materialize, our development costs could significantly increase and the timing of our development could be significantly delayed, either of which could make development more costly or jeopardize the completion of IPdR development altogether. See also the risks identified under the section entitled “Risk Factors” in this prospectus.

Ondansetron Lingual Spray. In October 2004, we acquired the exclusive license rights to develop and commercialize ondansetron lingual spray, or “OLS,” in the United States and Canada. As initial consideration for that license, we purchased 400,000 shares of common stock of NovaDel Pharma, Inc., our licensor, for an aggregate price of $1 million, and we issued to NovaDel 73,121 shares of our common stock. Other than our purchase of NovaDel shares and the issuance to NovaDel of our shares, we have not yet expended any significant funds toward development of OLS. NovaDel is undertaking to complete, at its expense,  a pilot pharmacokinetic, or “PK,” study with respect to OLS in the first half of 2005. Until we receive the results of the PK study, however, we will not be able to formulate a development plan for OLS and, therefore, cannot provide any reasonable assessment of the overall anticipated scope, timing and cost of completing development of OLS.
In December 2001, the SEC requested that all registrants discuss their most “critical accounting policies” in management’s discussion and analysis of financial condition and results of operations. The SEC indicated that a “critical accounting policy” is one which is both important to the portrayal of the company’s financial condition and results and requires management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

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Research and Development Expenses

Research and development expenses are expensed as incurred.

Stock-Based Compensation

Options, warrants and stock awards issued to non-employees and consultants are recorded at their fair value as determined in accordance with Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation,” and EITF No. 96-18, “Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services” and recognized as expense over the related vesting period.

Options issued to employees are accounted for using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25 (“APB 25”), “Accounting for Stock Issued to Employees,” which only requires charges to compensation expense for the excess, if any, of the fair value of the underlying stock at the date the stock option is granted (or at an appropriate subsequent measurement date) over the amount the employee must pay to acquire the stock.

Recently Issued Accounting Standards

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” SFAS No. 150 changes the accounting for certain financial instruments with characteristics of both liabilities and equity that, under pervious pronouncements, issuers could account for as equity. The new accounting guidance contained in SFAS No. 150 requires that those instruments be classified as liabilities in the balance sheet.

SFAS No. 150 affects the issuer’s accounting for three types of freestanding financial instruments. One type is mandatory redeemable shares, which the issuing company is obligated to buy back in exchange for cash or other assets. A second type included put options and forward purchase contracts, which involves instruments that do or may require the issuer to buy back some of its shares in exchange for cash or other assets. The third type of instruments that are liabilities under SFAS No. 150 are obligations that can be settled with shares, the monetary value of which is fixed, tied solely or predominantly to a variable such as market index, or varies inversely with the value of the issuers’ shares. SFAS No. 150 does not apply to features embedded in a financial instrument that is not a derivative in its entirety.

Most of the provisions of SFAS No. 150 are consistent with the existing definition of liabilities in FASB Concepts Statement No. 6, “Elements of Financial Statements.” The remaining provisions of SFAS No. 150 are consistent with the FASB’s proposal to revise that definition to encompass certain obligations that a reporting entity can or must settle by issuing its own shares. SFAS No. 150 shall be effective for financial instruments entered into or modified after May 31, 2003 and otherwise shall be effective at the beginning of the first interim period beginning after June 15, 2003.

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OUR COMPANY

Overview

We are a development stage biopharmaceutical company focused on the acquisition, development and commercialization of novel pharmaceutical products for the treatment of important, unmet medical needs in cancer and immunological diseases. We aim to acquire proprietary rights to these products, by license or otherwise, fund their research and development and eventually bring the products to market. We currently have three product candidates in early-stage development - PT-523, for the treatment of a variety of solid tumor cancers and immunological diseases; IPdR, being developed primarily for the treatment of brain cancers; and ondansetron lingual spray, which is being developed to alleviate chemotherapy-induced nausea and vomiting. To date, we have not received approval for the sale of any drug candidates in any market and, therefore, have not generated any revenues from our drug candidates.

We were incorporated under Delaware law in December 2002 under the name Hudson Health Sciences, Inc. In July 2004, we acquired publicly-held Email Real Estate.com, Inc., a Denver, Colorado based company that had been formed for the purpose of developing Internet web sites for the real estate industry, in a reverse merger transaction. In connection with the transaction, a wholly-owned subsidiary of Email Real Estate.com merged into our company, with us remaining as a wholly-owned subsidiary of Email Real Estate.com. In connection with the merger, Email Real Estate.com issued to our stockholders approximately 85 percent of its outstanding equity. In addition, our management replaced the management of Email Real Estate.com and the combined company adopted our business plan. Accordingly, for accounting purposes, the transaction was treated as a reverse acquisition with Hana Biosciences as the accounting acquirer (legal acquiree) and Email Real Estate.com as the accounting acquiree (legal acquirer).

In September 2004, Email Real Estate.com was reincorporated under Delaware law. The reincorporation, approved by the shareholders at a special meeting held September 29, 2004, was accomplished by merging Email Real Estate.com into Hana Biosciences, its wholly-owned subsidiary, with Hana remaining as the surviving corporation. In connection with the reincorporation, each share of the company’s outstanding common stock became automatically exchangeable into one-twelfth of a common share of the reincorporation company.

Our executive offices are located at 400 Oyster Point Boulevard, Suite 215, South San Francisco, California 94080. Our telephone number is (650) 588-6404 and our Internet address is www.hanabiosciences.com.

Cancer Overview

Cancer is a group of diseases characterized by either the runaway growth of cells or the failure of cells to die normally. Often, cancer cells spread to distant parts of the body, where they can form new tumors. Cancer can arise in any organ of the body and, according to the American Cancer Society, strikes one of every two American men and one of every three American women at some point in their lives.

The American Cancer Society estimates that nearly 1.4 million new cases of cancer will be diagnosed in the United States in 2004, a figure that does not include the 1 million cases of skin cancer diagnosed annually. Cancer is the second leading cause of death (after heart disease) in the United States, and is expected to account for 560,000 deaths in 2004, according to the American Cancer Society.

There are more than 100 different varieties of cancer, which can be divided into six major categories. Carcinomas, the most common type of cancer, originate in tissues that cover a surface or line a cavity of the body. Sarcomas begin in tissue that connects, supports or surrounds other tissues and organs. Lymphomas are cancers of the lymph system, the circulatory system that bathes and cleanses the body's cells. Leukemias involve blood-forming tissues and blood cells. As their name indicates, brain tumors are cancers that begin in the brain, and skin cancers, including dangerous melanomas, originate in the skin. Cancers are considered metastatic if they spread via the blood or lymphatic system to other parts of the body to form secondary tumors.

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Cancer is caused by a series of mutations, or alterations, in genes that control cells' ability to grow and divide. Some mutations are inherited; others arise from environmental factors such as smoking or exposure to chemicals, radiation, or viruses that damage cells’ DNA. The mutations cause cells to divide relentlessly or lose their normal ability to die.

In 2004, one in four deaths in the U.S. is expected to be due to cancer. For all forms of cancer combined, the 5-year relative survival rate is 62 percent. Despite the fact that the cancer mortality rate in the U.S. has risen steadily for the past 50 years, scientific advances appear to have begun to turn the tide. 1997 was the first year in the past half century in which fewer Americans died of cancer than the year before-the start of what researchers hope will be a long-term decline in cancer deaths.

The cost of cancer to the healthcare system is significant. The National Institute of Health estimates that the overall cost of cancer in 2003 was $189.5 billion. This cost includes $64.2 billion in direct medical expenses, $16.3 billion in indirect morbidity costs, and $109 billion in indirect mortality costs.

In addition, according to Reuters Business Institute, the global cancer market is estimated at $33.5 billion in 2003. Cytotoxics or antineoplastics account for 28 percent or $9.5 billion of the total global cancer drug market. Predominant classes of cytotoxic agents are antimetabolites, alkylating agents, cytotoxic antibiotics, vinca alkaloids, platinum compounds, and taxanes.

Cancer Treatments

Major treatments for cancer include surgery, radiotherapy, and chemotherapy. There are many different drugs that are used to treat cancer, including cytotoxics or antineoplastics, hormones, and biologics. There are also many experimental treatments under investigation including radiation sensitizers, vaccines, gene therapy and immunotoxins. We believe cancer treatment represents a significant unmet medical need.

Radiotherapy. Also called radiation therapy, radiotherapy is the treatment of cancer and other diseases with ionizing radiation. Ionizing radiation deposits energy that injures or destroys cells in the area being treated - the target tissue - by damaging their genetic material, making it impossible for these cells to continue growing. Although radiation damages both cancer cells and normal cells, the latter are able to repair themselves and regain proper function. Radiotherapy may be used to treat localized solid tumors, such as cancers of the skin, tongue, larynx, brain, breast, or uterine cervix. It can also be used to treat leukemia and lymphoma (cancers of the blood-forming cells and lymphatic system, respectively).

Scientists are also looking for ways to increase the effectiveness of radiation therapy. Two types of investigational drugs are being studied for their effect on cells exposed to radiation. Radiosensitizers (such as IPdR) increase the damage done to tumor cells by radiation; and radioprotectors protect normal tissues from the effects of radiation.

Cytotoxics. Cytotoxics are anticancer drugs that destroy cancer cells by stopping them from multiplying. Healthy cells can also be harmed with the use of cytotoxics, especially those that divide quickly. Harm to healthy cells is what causes side effects. These cells usually repair themselves after chemotherapy. Chemotherapy can be used for different purposes which include curing cancer (when the patient remains free of evidence of cancer cells), controlling cancer (by preventing the cancer from spreading), and to relieving symptoms of cancer (such as pain, helping patients live more comfortably).

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Cytotoxic agents act primarily on macromolecular synthesis, repair or activity, which affects the production or function of DNA, RNA or protein. For example, our drug candidate PT-523 is a novel non-classical antifolate or antimetabolite that is a cytotoxic agent for the treatment of solid tumors. Although there are many cytotoxic agents, there is a considerable amount of overlap in their mechanisms of action. As such, the choice of a particular agent or group of agents is generally not a consequence of a prior prediction of antitumor activity by the drug, but instead the result of empirical clinical trials.

Supportive Care. The treatment of a cancer may include the use of chemotherapy, radiation therapy, biologic response modifiers, surgery, or some combination of all of these or other therapeutic options. All of these treatment options are directed at killing or eradicating the cancer that exists in the patient’s body. Unfortunately, the delivery of many cancer therapies adversely affects the body’s normal organs. The undesired consequence of harming an organ not involved with cancer is referred to as a complication of treatment or a side effect.

Side effects, or complications, of treatment cause inconvenience, discomfort, and occasionally, may even be fatal. Additionally and perhaps more importantly, side effects may also prevent doctors from delivering the prescribed dose of therapy at the specific time and schedule of the treatment plan. Therefore, side effects not only cause discomfort, but may also limit a patient’s ability to achieve the best outcome from treatment by preventing the delivery of therapy at its optimal dose and time.

In addition to anemia, fatigue, hair-loss, reduction in blood platelets and white and red blood cells, and bone pain, one of the most common side effects of chemotherapy is nausea and vomiting. Several drugs have been developed to help prevent and control chemotherapy-induced nausea and vomiting, which have led to improvements in the management of symptoms associated with this cancer treatment, allowing for greater accuracy and consistency concerning the administration of cancer treatment. Nausea and vomiting induced by chemotherapy are treated by drugs such as 5HT3 receptor antagonists, like ondansetron, which is a selective blocking agent of the hormone serotonin.

PT-523

Overview

We obtained a license to develop and commercialize PT-523, our lead product candidate, from the Dana-Farber Cancer Institute and Ash Stevens, Inc. in December 2002. PT-523 is a cytotoxic agent that we are developing for the treatment of various solid tumors. PT-523 is currently in a Phase I clinical trial being conducted at Dana-Farber, Massachusetts General Hospital and Beth-Israel Deaconess Hospital.

Product Description

PT-523 is a novel, non-classical antifolate that was developed at Dana-Farber and the National Cancer Institute as part of a program to identify products with improved efficacy, tolerability and decreased resistance. Antifolates are an important class of cytotoxic or antineoplastic agents (substances that inhibit the growth of tumors) which are antimetabolites (substances that disrupt the metabolic process). Antifolates, and methotrexate specifically, have been used clinically for more than 30 years to treat both solid and hematological cancers (such as breast cancer and acute lymphocytic leukemia), as well as inflammatory diseases (such as rheumatoid arthritis). Antimetabolites in this product class, such as methotrexate, are structurally related to folic acid and act as antagonists to this vitamin by inhibiting the enzyme that converts folic acid to its active form. Rapidly dividing cells, such as cancer cells, need folic acid to multiply. The decreased level of folic acid leads to depressed DNA, RNA, and protein synthesis which in turn leads to cell death.

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Antifolates are an important class of cytotoxic agents, which are antimetabolites, or drugs that are structurally similar to naturally occurring metabolites, but differ enough to interfere with normal metabolic pathways. Antifolates, also known as folic acid analogs, have been used clinically for more than 30 years to treat both solid and hematological cancers (such as breast cancer and acute lymphocytic leukemia), as well as inflammatory diseases (such as rheumatoid arthritis). Antimetabolites, such as methotrexate, are structurally related to folic acid and act as antagonists to this vitamin by inhibiting the enzyme that converts folic acid to its active form. Rapidly dividing cells, such as cancer cells, need folic acid to multiply. The decreased level of this active vitamin leads to depressed DNA, RNA, and protein synthesis which in turn leads to apoptosis, or cell death.

The combined results of several studies suggest that PT-523 has the potential to significantly enhance the treatment of patients with cancer and other autoimmune diseases. Potential advantages of PT-523 over existing therapies include increased potency and a superior resistance profile.

•	Increased potency: PT-523 is cytotoxic because it inhibits dihydrofolate reductase, or “DHFR,” an enzyme involved in the biosynthesis of folic acid coenzymes. PT-523 is more tightly bound to DHFR and enters cells more efficiently through the reduced folate carrier transport system pathway than other antifolates, including methotrexate. These properties of PT-523 result in its increased potency in the inhibition of tumor cell growth.

•	Superior resistance profile: Classic antifolates, such as methotrexate, need to be polyglutamated for intracellular retention and effective inhibition of targeted enzymes. Cancer cells are either intrinsically resistant, or develop resistance to, methotrexate. By replacing the glutamic side chain in methotrexate, PT-523 does not require polyglutamation for its activity and therefore circumvents drug resistance due to the defect in polyglutamation. In preclinical studies, PT-523 has demonstrated efficacy against tumor cells that were resistant to other antifolates.

Preclinical studies, however, often do not reflect subsequent human clinical trial success. PT-523 may prove to be poorly tolerated or ineffective in human clinical trials.

Clinical Development Plan

In March 2003, we submitted an Investigational New Drug application, or “IND,” with the United States Food and Drug Administration to seek approval to commence Phase I clinical trials of PT-523 for the treatment of cancer in humans. On May 30, 2003, we received notice from the FDA granting the IND, enabling us to initiate clinical trials in the U.S. In 2003, we received institutional review board approval to begin Phase I clinical studies at the Dana Farber Cancer Institute, Massachusetts General Hospital, and Beth-Israel Deaconess Hospital. Joseph Paul Eder, M.D., Assistant Professor of Medicine at Harvard Medical School and the Clinical Director of the Experimental Therapeutics Program, is the primary investigator for the Phase I clinical study, which commenced in March 2004.

The primary objectives of this study are to evaluate the safety of PT-523 when administered intravenously to patients with solid tumors who have failed curative or survival prolonging therapy or for whom no such therapies exist; and to establish the maximum tolerated dose and identify the dose limiting toxicities of PT-523. The secondary objectives of this study are to determine the pharmacokinetics and to evaluate preliminary efficacy of PT-523 in patients receiving a bolus intravenous injection of PT-523. It is estimated that 20-40 patients will be required to determine the maximum tolerated dose. Upon completion of this study, which we expect to occur by the end of 2005, we will evaluate each of several clinical oncology indications in attempting to achieve the most rapid approval by the FDA for use in the treatment of cancer. Subject to the findings of the Phase I study, we expect to initiate additional Phase II studies in 2005 including, but limited to, non small cell lung cancer and cervical cancer. We expect that it will take at least an additional 4-5 years to complete development and obtain FDA approval of PT-523, if ever.

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Additional Potential Indications for PT-523

While PT-523 continues in clinical development for oncology, we also intend to evaluate its potential in non-oncology indications, such as rheumatoid arthritis, psoriasis, inflammatory bowel disease, and multiple sclerosis. After initial preclinical studies are evaluated in each of the indications, our scientific advisory board, consultants, and management team will evaluate its potential in these indications. We then intend to pursue further clinical testing of PT-523 in the non-oncology indications that we believe show the most potential.

Competition

We believe the efficacy and safety profile of PT-523 will may make it an attractive alternative to existing antifolate therapies for oncology and inflammatory diseases. We intend to achieve market share at the expense of existing and established products, as well as future products in the relevant target markets. Some of our competitors include Pfizer (trimetrexate), Eli Lilly & Co. (pemetrexed), Novartis (edatrexate), and Allos (PDX), respectively.

Currently Available Antifolates. Cytotoxic agents such as antifolates have been in use for many years. Originally used as a chemotherapy drug to treat certain kinds of cancer, methotrexate was also found to be beneficial in those with inflammatory arthritis and psoriasis. In cancer, methotrexate has been used in breast, head and neck, lung, acute lymphocytic leukemia, gestational trophoblastic disease, lymphoma, and bone tumors. It is also used to treat rheumatoid arthritis and psoriasis. Trimetrexate is a methotrexate analog originally developed by Pfizer, which was approved in 1993 for the treatment of moderate-to-severe pneumocystis carinii pneumonia for immunocompromised patients. Pfizer is also developing a topical and oral formulation of trimetrexate, which it believes may be useful in treating psoriasis and rheumatoid arthritis.

Alimta (pemetrexed) by Eli Lilly & Company was granted accelerated approval in August 2004 as a single agent to treat locally advanced or metastatic non-small cell lung cancer that is refractory to chemotherapy. Alimta was originally approved in February 2004 for use in combination with cisplatin to treat patients with malignant pleural mesothelioma whose disease is unresectable or who are otherwise not candidates for curative surgery. According to SunTrust Robinson Humphrey, global sales of Alimta are estimated to be $129 million in 2004. Possible advantages of PT-523 versus other compounds include increased targeting to tumor cells, better tolerability and superior resistance profile.

Other Antifolates in Development. In addition to the currently available antifolates discussed above, several of our competitors are also developing such products:

•	Bionumerik is in development of a compound known as MDAM, an antifolate for the treatment of solid tumors, rheumatoid arthritis, psoriasis and asthma. MDAM’s chemical structure is related to methotrexate, a widely-used antifolate for treatment of cancers, rheumatoid arthritis and immunosuppression. Phase I clinical trials for MDAM were completed in 2000.

•	Allos, under license from Memorial Sloan-Kettering Cancer Center, is developing a compound known as PDX (10-propargyl-10-deazaaminopterin). A Phase II trial in non-small-cell lung cancer has been completed and studies are ongoing in mesothelioma and lymphoma.

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PT-523 will also compete with other cytotoxic, or anticancer, therapies such as antimetabolites, alkyltaing agents, cytotoxic antibiotics, vinca alkaloids, platinum compounds, and taxanes. Since there is a considerable amount of overlap in their mechanisms of action, the choice of a particular agent or group of agents is generally not a consequence of a prior prediction of antitumor activity by the drug, but instead the result of empirical clinical trials.

IPdR: Product Description

Overview

Our second product candidate, IPdR, is a radiation therapy sensitizer that we are developing for use in the treatment of certain types of brain cancers. When used in conjunction with radiation therapy, a sensitizer potentially makes the tumor area more likely to be damaged by the radiation. We license our rights to develop and commercialize IPdR from Yale University and the State University of New York pursuant to the terms of a February 2004 license agreement.

Product Description

Radiotherapy, also called radiation therapy, is the treatment of cancer and other diseases with ionizing radiation. Ionizing radiation deposits energy that injures or destroys cells in the area being treated - the target tissue - by damaging their genetic material, making it impossible for these cells to continue to grow. Although radiation damages both cancer cells and normal cells, the latter are able to repair themselves and function properly. Radiotherapy may be used to treat localized solid tumors, such as cancers of the skin, tongue, larynx, brain, breast, or uterine cervix. It can also be used to treat leukemia and lymphoma (cancers of the blood-forming cells and lymphatic system, respectively).

Two types of investigational drugs are being studied for their effect on cells undergoing radiation. Radiosensitizers, such as IPdR, potentially make the tumor cells more likely to be damaged, and radioprotectors, which protect normal tissues from the effects of radiation. Hyperthermia, the use of heat, is also being studied for its effectiveness in sensitizing tissue to radiation.

IPdR is a novel oral prodrug of the compound 5-iodo-2’-deoxyuridine, more commonly known as IUdR, being developed as a radiation therapy sensitizer for the treatment of certain types of brain cancers. Prodrugs are compounds that are converted within the body into their active form that has medical effects. IPdR is converted to IUdR by the enzyme aldehyde oxidase in the liver. Preclinical studies with IPdR in several animal models demonstrated that IPdR and radiation is superior in terms of safety and efficacy versus IUdR and radiation or radiation alone. While the toxicity of intravenously administered IUdR limits the duration and dose rate of treatment, it is believed that the decreased toxicity of orally administered IPdR makes it potentially useful in the radiation treatment. Preclinical studies, however, often do not reflect subsequent human clinical trial success. IPdR may not prove to be well tolerated or effective in human clinical trials.

Clinical and Regulatory Development Plan

The clinical development strategy for IPdR is to improve the therapeutic index of IUdR radiosensitization in poorly responsive (clinically radioresistant) human tumors. To achieve this, we propose to use a less systemically toxic halogenanted analogue that can be metabolized in the body to the active drug by the liver. Based on preclinical studies, the use of orally administered IPdR as a prodrug for IUdR-mediated tumor radiosensitization may achieve this goal.

Potential indications for Phase I clinical trials with IPdR include liver, pancreatic, colorectal, and malignant brain tumors. In addition, according to the National Institute of Health nearly 50% of all cancer patients receive radiation therapy during their course of treatment. Additional potential uses of IPdR include, but are not limited to, radiosensitive tumors such lymphoma, as well as cancers of the breast, prostate, head and neck, esophagus, bladder, cervix, uterus, soft tissue sarcomas, and retina.

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We plan to initiate Phase I clinical trials in glioblastoma multiforme, a type of brain cancer, following the submission of our IND which will follow additional toxicology studies in rodents and dogs and further evaluation of drug metabolism. In addition, Dr. Timothy Kinsella, Professor and Chairman Department of Radiation Oncology at Case Western Reserve University, is in the process of submitting an investigator IND which will cover Phase I clinical trials for liver, pancreatic, colorectal, and malignant brain tumors. We expect to commence Phase I clinical trials mid to late 2005. We expect that it will take an additional 5-6 years before we complete development and obtain FDA approval for IPdR, if ever. Dr. Timothy Kinsella will be the principal investigator for IPdR.

Competition

Currently, there are no approved radiation sensitizers on the market. Two late stage radiation sensitizers in clinical development are RSR13 and Xcytrin (gadolinium texaphyrin). RSR13, being developed by Allos, is a synthetic small molecule that enhances the diffusion of oxygen to hypoxic tumor tissues from hemoglobin. Results have been announced from a subgroup analysis of patients with metastatic breast cancer in a phase III, randomized study of radiation therapy in patients with brain metastases. Based on these findings from the Phase III trial, Allos is currently submitting a rolling New Drug Application (NDA) to the FDA for RSR13 as an adjunct to radiation therapy for the treatment of brain metastases originating from breast cancer.

Xcytrin is being developed by Pharmacyclics as a radiosensitizer for the potential treatment of cancers including brain metastases, primary brain tumors, and non-small cell lung cancer. Xcytrin is a ring-shaped small molecule called texaphyrins that disrupts the bioenergetic processes of diseased cells, such as those involved in cancer and cardiovascular disease. When activated by various forms of energy, including X-ray and light, these texaphyrins can help to reduce or eliminate the diseased tissue. Pharmacyclics has initiated a confirmatory Phase III trial in patients with non-small cell lung cancer whose cancer has spread to the brain. Xcytrin has just recently been granted fast-track status by the FDA.

Ondansetron Lingual Spray

Overview

Our third product candidate, ondansetron lingual spray, or “OLS,” is a novel delivery system that utilizes highly-absorptive surfaces of the oral mucosa to deliver ondansetron, widely used to prevent chemotherapy-induced nausea and vomiting, directly into the bloodstream with the potential of achieving therapeutic levels in a shorter period of time than conventional oral dosage forms. We licensed our rights to develop and commercialize OLS in the U.S. and Canada from NovaDel Pharma, Inc. pursuant to the terms of an October 2004 license agreement.

Product Description

OLS is a novel delivery system that utilizes the vast and highly-absorptive surfaces of the oral mucosa to facilitate uptake of ondansetron directly into the bloodstream, so that therapeutic levels of the drug are achieved in a shorter period of time than conventional oral dosage forms. Ondansetron is a selective blocking agent of the serotonin 5-HT3 receptor type and is widely accepted as the standard of care to prevent chemotherapy-induced nausea and vomiting.

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OLS may provide increased convenience and efficacy for cancer patients experiencing nausea and vomiting. Drug delivery across the oral mucosa avoids delays associated with tablet dissolution, gastrointestinal transit and absorption of conventional tablet and orally dissolving tablet formulations. Therefore, the proprietary lingual spray formulation of ondansetron is expected to more rapidly alleviate nausea and vomiting as compared to current oral formulations of the drug. In addition, small doses of ondansetron are expected to be required since lingual spray delivery avoids the “first pass effect” -metabolism and degradation of the active ingredient by the liver - of orally administered ondansetron.

Ondansetron is currently approved in the U.S. by the FDA and is currently being marketed by GlaxoSmithKline under the name Zofran® for the following indications:

1.	Prevention of nausea and vomiting associated with highly emetogenic (i.e., vomit-inducing) cancer chemotherapy.

2.	Prevention of nausea and vomiting associated with initial and repeat courses of moderately emetogenic cancer chemotherapy.

3.	Prevention of nausea and vomiting associated with radiotherapy in patients receiving either total body irradiation, single high-dose fraction to the abdomen, or daily fractions to the abdomen.

4.	Prevention of postoperative nausea and/or vomiting. As with other antiemetics (i.e., agents that prevent or reduce vomiting), routine prophylaxis is not recommended for patients in whom there is little expectation that nausea and/or vomiting will occur postoperatively. In patients where nausea and/or vomiting must be avoided postoperatively, ZOFRAN® Tablets, ZOFRAN® ODT Orally Disintegrating Tablets, and ZOFRAN® Oral Solution are recommended even where the incidence of postoperative nausea and/or vomiting is low.

Clinical and Regulatory Development Plan

The clinical development strategy for Ondansetron LS is focused on identifying a formulation that provides a dose of ondansetron that is equivalent to the marketed formulations in terms of systemic exposure to the active ingredient. In addition, the development strategy will provide support for potential advantages of the OLS formulation such as time to therapeutic effect or convenience in dispensing and administration.

Pharmacokinetic and therapeutic properties of the OLS product manufactured at pilot scale will be confirmed in healthy volunteers and in patients undergoing highly emetogenic chemotherapy. These studies will be conducted at centers in both the United States and Canada, under investigational new drug applications filed with the regulatory authorities in each of these countries.

We expect to receive the results of a pharmacokinetic (PK) study in the first half of 2005. PK studies examine the disposition of a drug over the body - i.e., how the body absorbs, distributes, metabolizes and eliminates the drug. The PK study will be undertaken at the expense of NovaDel Pharma in accordance with the terms of our license agreement. Until we receive and evaluate the results of that study, we will not be able to formulate a more specific development plan for OLS. Although we are not currently able to identify the scope of our development plan, we anticipate being able to pursue NDA approval under Section 505b2 of the U.S. Food, Drug and Cosmetic Act, which may allow the FDA to rely on studies and clinical trials conducted in connection with approval of GlaxoSmithKline’s Zofran®. See “—Government Regulation.” We anticipate utilizing a similar regulatory filing strategy in Canada.

Competition

There are currently four 5HT3 products approved by the FDA in the U.S. for the prevention of nausea and vomiting, including ondansetron, granisetron, dolasetron, and palonosetron. Ondansetron, is the market leader with 2003 sales of approximately $1 billion, representing 66 percent market share in the U.S. Below is a list of currently approved 5HT3 products in the U.S.

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Brand Name	Generic Name	Company	Patent Expiry
Zofran®	ondansetron	GlaxoSmithKline	June 2006
Kytril	granisetron	Roche	December 2007
Anzemet	dolasetron	Sanofi-Aventis	July 2011
Aloxi	palonosetron	MGI Pharma	April 2010

Government Regulation

The research, development, testing, manufacture, labeling, promotion, advertising, distribution, and marketing, among other things, of our products are extensively regulated by governmental authorities in the United States and other countries. In the United States, the FDA regulates drugs under the Federal Food, Drug, and Cosmetic Act, or the “FDCA,” and its implementing regulations. Failure to comply with the applicable U.S. requirements may subject us to administrative or judicial sanctions, such as FDA refusal to approve pending NDAs, warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, and/or criminal prosecution.

Drug Approval Process.    None of our drugs may be marketed in the U.S. until the drug has received FDA approval. The steps required before a drug may be marketed in the U.S. include:

•	preclinical laboratory tests, animal studies, and formulation studies,

•	submission to the FDA of an IND for human clinical testing, which must become effective before human clinical trials may begin,

•	adequate and well-controlled human clinical trials to establish the safety and efficacy of the drug for each indication,

•	submission to the FDA of an NDA,

•	satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the drug is produced to assess compliance with current good manufacturing practices, or “cGMPs,” and

•	FDA review and approval of the NDA.

     Preclinical tests include laboratory evaluation of product chemistry, toxicity, and formulation, as well as animal studies. The conduct of the preclinical tests and formulation of the compounds for testing must comply with federal regulations and requirements. The results of the preclinical tests, together with manufacturing information and analytical data, are submitted to the FDA as part of an IND, which must become effective before human clinical trials may begin. An IND will automatically become effective 30 days after receipt by the FDA, unless before that time the FDA raises concerns or questions about issues such as the conduct of the trials as outlined in the IND. In such a case, the IND sponsor and the FDA must resolve any outstanding FDA concerns or questions before clinical trials can proceed. We cannot be sure that submission of an IND will result in the FDA allowing clinical trials to begin.

Clinical trials involve the administration of the investigational drug to human subjects under the supervision of qualified investigators. Clinical trials are conducted under protocols detailing the objectives of the study, the parameters to be used in monitoring safety, and the effectiveness criteria to be evaluated. Each protocol must be submitted to the FDA as part of the IND.

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Clinical trials typically are conducted in three sequential phases, but the phases may overlap. The study protocol and informed consent information for study subjects in clinical trials must also be approved by an Institutional Review Board for each institution where the trials will be conducted. Study subjects must sign an informed consent form before participating in a clinical trial. Phase I usually involves the initial introduction of the investigational drug into people to evaluate its short-term safety, dosage tolerance, metabolism, pharmacokinetics and pharmacologic actions, and, if possible, to gain an early indication of its effectiveness. Phase II usually involves trials in a limited patient population to (i) evaluate dosage tolerance and appropriate dosage; (ii) identify possible adverse effects and safety risks; and (iii) evaluate preliminarily the efficacy of the drug for specific indications. Phase III trials usually further evaluate clinical efficacy and test further for safety by using the drug in its final form in an expanded patient population. There can be no assurance that phase I, phase II, or phase III testing will be completed successfully within any specified period of time, if at all. Furthermore, the Company or the FDA may suspend clinical trials at any time on various grounds, including a finding that the subjects or patients are being exposed to an unacceptable health risk.

The FDCA permits FDA and the IND sponsor to agree in writing on the design and size of clinical studies intended to form the primary basis of an effectiveness claim in an NDA application. This process is known as Special Protocol Assessment, or SPA. These agreements may not be changed after the clinical studies begin, except in limited circumstances.

Assuming successful completion of the required clinical testing, the results of the preclinical studies and of the clinical studies, together with other detailed information, including information on the manufacture and composition of the drug, are submitted to the FDA in the form of an NDA requesting approval to market the product for one or more indications. The testing and approval process requires substantial time, effort, and financial resources. The agencies review the application and may deem it to be inadequate to support the registration and we cannot be sure that any approval will be granted on a timely basis, if at all. The FDA may also refer the application to the appropriate advisory committee, typically a panel of clinicians, for review, evaluation and a recommendation as to whether the application should be approved. The FDA is not bound by the recommendations of the advisory committee.

The FDA has various programs, including fast track, priority review, and accelerated approval, that are intended to expedite or simplify the process for reviewing drugs, and/or provide for approval on the basis surrogate endpoints. Generally, drugs that may be eligible for one or more of these programs are those for serious or life-threatening conditions, those with the potential to address unmet medical needs, and those that provide meaningful benefit over existing treatments. We cannot be sure that any of our drugs will qualify for any of these programs, or that, if a drug does qualify, that the review time will be reduced.

Section 505b2 of the FDCA allows the FDA to approve a follow-on drug on the basis of data in the scientific literature or data used by FDA in the approval of other drugs. This procedure potentially makes it easier for generic drug manufacturers to obtain rapid approval of new forms of drugs based on proprietary data of the original drug manufacturer.

Before approving an NDA, the FDA usually will inspect the facility or the facilities at which the drug is manufactured, and will not approve the product unless cGMP compliance is satisfactory. If the FDA evaluates the NDA and the manufacturing facilities as acceptable, the FDA may issue an approval letter, or in some cases, an approvable letter followed by an approval letter. Both letters usually contain a number of conditions that must be met in order to secure final approval of the NDA. When and if those conditions have been met to the FDA’s satisfaction, the FDA will issue an approval letter. The approval letter authorizes commercial marketing of the drug for specific indications. As a condition of NDA approval, the FDA may require postmarketing testing and surveillance to monitor the drug’s safety or efficacy, or impose other conditions.

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After approval, certain changes to the approved product, such as adding new indications, making certain manufacturing changes, or making certain additional labeling claims, are subject to further FDA review and approval. Before we can market our product candidates for additional indications, we must obtain additional approvals from FDA. Obtaining approval for a new indication generally requires that additional clinical studies be conducted. We cannot be sure that any additional approval for new indications for any product candidate will be approved on a timely basis, or at all.

Post-Approval Requirements.    Often times, even after a drug has been approved by the FDA for sale, the FDA may require that certain post-approval requirements be satisfied, including the conduct of additional clinical studies. If such post-approval conditions are not satisfied, the FDA may withdraw its approval of the drug. In addition, holders of an approved NDA are required to: (i) report certain adverse reactions to the FDA, (ii) comply with certain requirements concerning advertising and promotional labeling for their products, and (iii) continue to have quality control and manufacturing procedures conform to cGMP after approval. The FDA periodically inspects the sponsor’s records related to safety reporting and/or manufacturing facilities; this latter effort includes assessment of compliance with cGMP. Accordingly, manufacturers must continue to expend time, money, and effort in the area of production and quality control to maintain cGMP compliance. We intend to use third party manufacturers to produce our products in clinical and commercial quantities, and future FDA inspections may identify compliance issues at the facilities of our contract manufacturers that may disrupt production or distribution, or require substantial resources to correct. In addition, discovery of problems with a product after approval may result in restrictions on a product, manufacturer, or holder of an approved NDA, including withdrawal of the product from the market.

Orphan Drug.  The FDA may grant orphan drug designation to drugs intended to treat a “rare disease or condition,” which generally is a disease or condition that affects fewer than 200,000 individuals in the United States. Orphan drug designation must be requested before submitting an NDA. If the FDA grants orphan drug designation, which it may not, the identity of the therapeutic agent and its potential orphan use are publicly disclosed by the FDA. Orphan drug designation does not convey an advantage in, or shorten the duration of, the review and approval process. If a product which has an orphan drug designation subsequently receives the first FDA approval for the indication for which it has such designation, the product is entitled to orphan exclusivity, meaning that the FDA may not approve any other applications to market the same drug for the same indication, except in certain very limited circumstances, for a period of seven years. Orphan drug designation does not prevent competitors from developing or marketing different drugs for that indication.

   Non-United States Regulation.  Before our products can be marketed outside of the United States, they are subject to regulatory approval similar to that required in the United States, although the requirements governing the conduct of clinical trials, including additional clinical trials that may be required, product licensing, pricing and reimbursement vary widely from country to country. No action can be taken to market any product in a country until an appropriate application has been approved by the regulatory authorities in that country. The current approval process varies from country to country, and the time spent in gaining approval varies from that required for FDA approval. In certain countries, the sales price of a product must also be approved. The pricing review period often begins after market approval is granted. Even if a product is approved by a regulatory authority, satisfactory prices may not be approved for such product.

In Europe, marketing authorizations may be submitted at a centralized, a decentralized or national level. The centralized procedure is mandatory for the approval of biotechnology products and provides for the grant of a single marketing authorization that is valid in all EU members states. As of January 1995, a mutual recognition procedure is available at the request of the applicant for all medicinal products that are not subject to the centralized procedure. There can be no assurance that the chosen regulatory strategy will secure regulatory approvals on a timely basis or at all.

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License Agreements and Intellectual Property

General

Our goal is to obtain, maintain and enforce patent protection for our products, formulations, processes, methods and other proprietary technologies, preserve its trade secrets, and operate without infringing on the proprietary rights of other parties, both in the United States and in other countries. Our policy is to actively seek to obtain, where appropriate, the broadest intellectual property protection possible for its product candidates, proprietary information and proprietary technology through a combination of contractual arrangements and patents, both in the U.S. and abroad. However, even patent protection may not always afford complete protection against competitors who seek to circumvent patents. See “Risk Factors - Risks Relating to Our Business - If we fail to adequately protect or enforce our intellectual property rights or secure rights to patents of others, the value of our intellectual property rights would diminish,” above.

We also depend upon the skills, knowledge and experience of our scientific and technical personnel, as well as that of our advisors, consultants and other contractors, none of which is patentable. To help protect our proprietary know-how which is not patentable, and for inventions for which patents may be difficult to enforce, we rely and intend to rely in the future on trade secret protection and confidentiality agreements to protect our interests.

License Agreements

PT-523. Our rights to PT-523 are governed by the terms of a December 2002 license agreement with Dana-Farber Cancer Institute and Ash Stevens, Inc. The agreement provides us with an exclusive worldwide royalty bearing license, including the right to grant sublicenses, to the intellectual property rights and know-how relating to PT-523 and all of its uses. Patents related to this technology and covered by the license include: (i) a composition of matter patent, (ii) a utility application, and (iii) provisional use patents for multiple indications. The technology licensed to us includes one United States patent issued in 1988 and one pending patent application filed in April 2003.

Upon execution of the license agreement, we paid a license fee of $100,000 to our licensors and also reimbursed them for patent-related expenses in an amount of approximately $11,000. In addition, the license agreement requires us to make future payments totaling up to $6 million upon the achievement of certain milestones, including a $5 million payment upon approval by the FDA of a New Drug Application for PT-523. To date, we have made one of these milestone payments in the amount of $100,000 following commencement of the Phase I clinical trial. Additionally, we are obligated to pay royalties in the amount of 3.5 percent of “net sales” (as defined in the license agreement) of PT-523. We are also required to pay to the licensors 20 percent of fees or non-royalty consideration (e.g., milestone payments, license fees) received by us in connection with any sublicense of PT-523 granted prior to the start of a Phase II trial, and 15 percent of such fees after initiation of a Phase II clinical trial.

The license agreement includes certain other covenants, which require us to, among other things, maintain and prosecute patents related to PT-523; use our commercially reasonable efforts to bring the licensed product to market as soon as reasonably practicable; and prepare and provide to the licensors certain reports concerning our development and commercialization efforts. In the event we fail to carry out our responsibilities under the license agreement, the licensors may terminate the license. The license agreement may also be terminated in the event we fail to make a scheduled milestone or royalty payment, we otherwise materially breach the license agreement, or if we become involved in a bankruptcy, insolvency or similar proceeding, provided that we are entitled to notice of such intention to terminate and an opportunity to cure.

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The license agreement automatically expires, on a country-by-country basis, on the date on which the last of the patent claims covered by the agreement expires, lapses or is declared invalid by a court of competent jurisdiction in such country. The first of the patents covered by the license agreement is set to expire in 2007, although the pending applications, if granted, will not expire until 2023.

IPdR. In February 2004, we entered into an exclusive worldwide, royalty-bearing license agreement with Yale University and The Research Foundation of State University of New York, including the right to grant sublicenses, for the rights to the intellectual property relating to IPdR. The licensed intellectual property includes patent rights relating to IPdR that do not expire until 2015, at the earliest. In addition to a $100,000 license fee paid upon execution of the agreement, we issued to our licensors 10-year options to purchase an aggregate of approximately 141,000 shares of our common stock at a price of $1.02 per share. We are also required to make an annual license payment of $25,000 on the anniversary of the agreement. In addition, we are required to make milestone payments in the aggregate amount of $500,000 upon the completion of a Phase IIb clinical trial and upon NDA approval by the FDA. As further consideration for the license, we are required to pay royalties to Yale and SUNY equal to 3 percent of net sales (as defined in the license agreement) from IPdR.

The license agreement also includes certain other covenants which obligate us to, among other things, initiate a Phase I trial for IPdR by February 2006 and a Phase II trial within 18 months of successful completion of the Phase I trial; file an NDA for FDA approval by February 2011; maintain and prosecute the patents relating to IPdR; and use our reasonable commercial efforts to implement a mutually-agreed upon plan for developing and commercializing IPdR. In the event we commit a material breach of our obligations under the license agreement, Yale and SUNY have the right to terminate the license agreement following notice to us and an opportunity to cure such breach (if capable of being cured).

The license agreement automatically expires, on a country-by-country basis, on the date on which the last of the patent claims covered by the agreement expires, lapses or is declared invalid by a court of competent jurisdiction in such country. The first of the two patents covered by the license agreement is set to expire in 2007 and the second is set to expire in 2015.

Ondansetron Lingual Spray. Pursuant to the terms of an October 2004 license agreement with NovaDel Pharma, Inc., we hold a royalty-bearing, exclusive right and license to develop and commercialize within the United States and Canada NovaDel’s lingual spray version of ondansetron. The technology licensed to us under the license agreement currently covers one United States issued patent. In connection with the development of the licensed product, NovaDel has agreed to perform or cause to be performed certain development activities on behalf and at the expense of the Company.

In consideration for the license, the license agreement provides that (i) we will make double-digit royalty payments to NovaDel based on a percentage of “net sales” (as defined in the agreement); (ii) we are obligated to make various milestone payments in an aggregate amount of up to $10 million; and (iii) we issued to NovaDel 73,121 shares of our common stock having and we purchased 400,000 shares of NovaDel’s common stock at a price of $2.50 per share. Neither party may sell such shares for a 2-year period following the effective date of the license agreement.

The license agreement expires until the later of (i) the expiration date of the last to expire patent covered by the license (currently March 2022) or (ii) 20 years from the effective date of the license agreement. The license agreement also provides that NovaDel may terminate the agreement upon notice prior to the expiration of its term in the event the Company becomes insolvent or defaults in its payment obligations, and either party may terminate the agreement after giving notice and an opportunity to cure in the event the other party commits a material breach.

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Legal Proceedings

We are not subject to any pending legal proceeding, nor are we aware of any threatened claims against us.

Properties

We lease 5,942 square feet of office space in South San Francisco, California. This lease currently requires us to make monthly payments of approximately $10,100. The lease expires December 31, 2005, although we have the option to extend the lease for an additional year at the same base rent. We do not own any real property. We believe that our existing facilities are adequate to meet our needs for the foreseeable future.

Employees

We currently employ 11 persons, all of whom are based at our South San Francisco office. We believe the relationships with our employees is satisfactory.

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MANAGEMENT

Our executive officers and directors are described below. There are no family relationships among our executive officers or directors.

Name	Age	Position
Mark J. Ahn, Ph.D.	41	President, Chief Executive Officer and Director
Gregory I. Berk, M.D.	46	Vice President - Chief Medical Officer
Russell L. Skibsted	45	Vice President - Chief Financial Officer and Secretary
Fred Vitale	48	Vice President - Business Development
John P. Iparraguirre	28	Controller
Arie Belldegrun, M.D.	54	Director
Isaac Kier	51	Director
Leon Rosenberg, M.D.	71	Director
Michael Weiser, M.D., Ph.D.	41	Director

Mark J. Ahn, Ph.D. has been our President and Chief Executive Officer and a member of our board of directors since November 2003. Prior to joining our company, from December 2001 to November 2003, he served as Vice President, Hematology and corporate officer at Genentech, Inc. where he was responsible for commercial and clinical development of the Hematology franchise. From February 1991 to February 1997 and from February 1997  to December 2001, Dr. Ahn was employed by Amgen and Bristol-Myers Squibb Company, respectively, holding a series of positions of increasing responsibility in strategy, general management, sales & marketing, business development, and finance. He has also served as an officer in the U.S. Army. Dr. Ahn is a Henry Crown Fellow at the Aspen Institute, founder of the Center for Non-Profit Leadership, and a member of the Board of Trustees for the MEDUNSA (Medical University of South Africa) Trust. Dr. Ahn received a BA in History/Economics and an MBA in Finance from Chaminade University. He was a graduate fellow in Economics at Essex University, and has a Ph.D. in Business Administration from the University of South Australia.

Gregory I. Berk, M.D has served as Vice President - Chief Medical Officer since October 2004. From January 2003 until he joined our company, Dr. Berk was Medical Director for Network of Medical Communications and Research where he provided clinical development strategy consulting for leading global oncology companies. From July 1990 to December 2002, Dr. Berk practiced oncology in New York as a partner in Richard T. Silver, M.D. and Gregory I. Berk, M.D., P.C. and was Attending Physician, Department of Medicine at New York Presbyterian Hospital (Cornell Campus) from June 1989 to December 2002. From July 1995 to December 2002, Dr. Berk was Assistant Professor of Medicine, Weill Medical College, Cornell University, New York, where he also served an investigator in numerous clinical trials for oncology product candidates, including the Gleevec pivotal trials, Avastin colorectal and breast trials, and several CALGB studies. Dr. Berk received an M.D. in 1984 from Case Western Reserve University School of Medicine in Cleveland, Ohio.

Russell L. Skibsted has been our Vice President - Chief Financial Officer and Secretary since November 2004. From May 2000 until July 2004, Mr. Skibsted was chief financial officer and portfolio management partner of Asset Management Company, a Silicon Valley-based venture capital firm. From March 1997 to May 2000, Mr. Skibsted served as vice president in the Structured Finance Group of GE Capital Services. Prior to that, Mr. Skibsted was director of corporate development at Pinkerton’s, Inc. from January 1996 to March 1997. From October 2001 to August 2002, Mr. Skibsted served on the board of directors of TCSI Corporation, a software company based in the Bay Area. Mr. Skibsted holds an MBA from the Stanford University Graduate School of Business and a bachelor’s degree in economics from Claremont McKenna College.

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Fred Vitale has served as Vice President, Business Development of Hana since January 2004. From April 2001 to January 2004, Mr. Vitale was employed by Genentech, where he served as head of commercial Rituxan (rituximab) and pre-launch medical education for Avastin (bevacizumab). From December 1998 to April 2001, Mr. Vitale was Director, Global Oncology Marketing at Bristol-Myers Squibb where he was responsible for pipeline development, licensing, and life cycle management for cancer products including Taxol (paclitaxel); as well as Director of Operations and Planning for Japan and China. Prior to that, Mr. Vitale held several roles of increasing responsibility in sales, marketing and general management at Amgen from January 1990 to December 1998. Mr. Vitale received a Bachelor of Science in Biology from The Citadel in Charleston, South Carolina and a Physician Assistant degree from the Medical University of South Carolina.

John P. Iparraguirre has served as Controller of our company since May 2004. He also served as interim Chief Financial Officer and Secretary from August 2004 to November 2004. Prior to joining Hana, Mr. Iparraguirre was the Accounting Manager at Discovery Toys, Inc. from April 2002 until May 2004 where he held several roles of responsibility in Finance Management.  Mr. Iparraguirre was primarily responsible for maintaining the integrity of the company’s financial reporting as well as coordinating all aspects of its SEC regulatory filings.  Prior to Discovery Toys, Mr. Iparraguirre was a Senior Audit Associate at BDO Seidman, LLP, an international accounting firm, from September 1998 until April 2002, focusing on publicly traded companies and their related SEC compliance.  In addition, he was appointed the West Coast administrator for BDO’s Computer Assisted Auditing Tools.  Mr. Iparraguirre received a Bachelor of Science degree in Business Economics with an Emphasis in Accounting from the University of California, Santa Barbara.

Arie Belldegrun, M.D., FACS has served on Hana’s Board of Directors since April 2004. He has served as Professor of Urology since 1994, Chief of the Division of Urologic Oncology since 1996 at the David Geffen School of Medicine at the University of California, Los Angeles (UCLA). He has also held the Roy and Carol Doumani Chair in Urologic Oncology at UCLA since 2000. Dr. Belldegrun completed his medical degree at the Hebrew University Hadassah Medical School in Jerusalem, his post at the Weizmann Institute of Science and his residency in Urology at Harvard Medical School. Prior to UCLA, Dr. Belldegrun served as a research fellow in surgical oncology at the National Cancer Institute/NIH under Steven A. Rosenberg, MD, Ph.D. from 1985 to 1988. He is certified by the American Board of Urology and is a Fellow of the American College of Surgeons. Dr. Belldegrun is on the scientific boards of several biotechnology and pharmaceutical companies and serves as a reviewer for many medical journals and granting organizations. In addition to holding several patents, Dr. Belldegrun is the author of several books on prostate and kidney cancers, and has written over 350 scientific publications with an emphasis on urologic oncology, particularly kidney, prostate and bladder cancers. He is the founder of Agensys, Inc., a company focused on the development of fully human monoclonal antibodies to treat solid tumor cancers based on Agensys’ propriety targets. Dr. Belldegrun served as founding Chairman of Agensys from 1997-2002 and currently serves on the Board of Directors and as a consultant. Dr. Belldegrun is also Vice Chairman of the Board of Directors and Chairman of the Scientific Advisory Board of Cougar Biotechnology, Inc., established to in-license and develop early clinical stage drugs, with a specific focus on the field of oncology.

Isaac Kier has served on Board of Directors of Hana since February 2004. Since February 2000, Mr. Kier has been a general partner of Coqui Capital Partners, a venture capital firm licensed by the Small Business Administration as a small business investment company having investments in the telecommunications, media and biotechnology industries. Since February 2004, he has served as treasurer and director of Tremisis Energy Acquisition Corporation (TEGYU.OB), a special purpose acquisition company. He served as President, Chief Executive Officer and Chairman of the Board of Lida, Inc (Nasdaq: LIDA) from 1981 until 1995. He was a lead investor in eDiets.com (Nasdaq:DIET) in 1999. Mr. Kier has served on the board of directors of private companies such as Montebello Brand Liquors, Inc. since 2001, and Caribbean Storage, Inc. since 2000. Since April 1997, he has been a principal of First Americas Partners, LLC, an investment partnership focusing on real estate investments in North and South America. From 1987 to 1997, he also served as the Managing Partner of Dana Communications Limited, a non-wire-line cellular licensee.

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Leon E. Rosenberg, M.D., a director of Hana since February 2004, has been a Professor in the Princeton University Department of Molecular Biology and the Woodrow Wilson School of Public and International Public Affairs since September 1997. Since July 1999, he has also been Professor Adjunct of Genetics at Yale University School of Medicine. From January 1997 to March 1998, Dr. Rosenberg served as Senior Vice President, Scientific Affairs of Bristol-Myers Squibb Company, and from September 1991 to January 1997, Dr. Rosenberg served as President of the Bristol-Myers Squibb Pharmaceutical Research Institute, where he was responsible for the company’s worldwide pharmaceutical research and development. Prior to Bristol-Myers Squibb, Dr. Rosenberg was Dean of the Yale University School of Medicine from July 1984 to September 1991. Dr. Rosenberg also serves on the Boards of Directors of Lovelace Respiratory Research Institute (since 1997), Karo Bio AB (since 2000), and Medicines for Malaria Venture (since 2000).

Michael Weiser, M.D., Ph.D., a director of Hana since its inception in December 2002, is the Director of Research of Paramount BioCapital Asset Management, Inc., New York. Dr. Weiser also currently serves on the boards of directors of Manhattan Pharmaceuticals, Inc. (OTCBB: MHTT), a company engaged in developing pharmaceutical technologies, since February 2003, VioQuest Pharmaceuticals, Inc., formerly Chiral Quest, Inc. (OTCBB: VQPH), since February 2003, Innovative Drug Delivery Systems, Inc. and several other privately-held biotechnology companies. Dr. Weiser completed his Ph.D. in Molecular Neurobiology at Cornell University Medical College and received his M.D. from New York University School of Medicine, where his also completed a Postdoctoral Fellowship in the Department of Physiology and Neuroscience.

Code of Ethics

We have a Code of Ethics that applies to our senior financial officers, including our President and Chief Executive Officer. A copy of the Code of Ethics may be obtained without charge upon written request directed to Hana Biosciences, Inc., Attn: Secretary, 400 Oyster Point Boulevard, Suite 215, South San Francisco, California 94080.

Audit Committee Financial Expert

We have an Audit Committee composed of Mr. Kier and Drs. Belldegrun and Rosenberg. Our board of directors has determined that Mr. Kier qualifies as an “audit committee financial expert,” as that term is defined by SEC regulations. As indicated above, Mr. Kier has experience as the treasurer (principal financial officer) of a publicly held company. Although our common stock is not listed on any of the New York Stock Exchange, American Stock Exchange or the Nasdaq Stock Market, applicable SEC rules require us to determine whether Mr. Kier is also an “independent director,” as that term is defined by the listing standards of one of the foregoing stock markets. Mr. Kier is also an “independent director,” as that term is defined by Rule 4200(a)(15) of the Nasdaq listing requirements.

Compensation of Executive Officers

Email Real Estate.com, Inc.

Since the inception of Email Real Estate.com, Inc. through its fiscal year ended February 28, 2004, it never paid any cash or other compensation to any of its executive officers or directors. Further, none of these officers or directors ever received any stock options, stock appreciation rights, stock awards or other stock-based compensation for their services.

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Hana Biosciences, Inc.

Prior to the appointment of Mark J. Ahn, Ph.D. as Hana Biosciences’ president and chief executive officer in November 2003, since its inception in December 2002, the company had never paid any cash or other compensation to any executive officer or director. Further, prior to Dr. Ahn’s appointment, none of Hana Biosciences officers or directors ever received any stock options, stock appreciation rights, stock awards or other stock-based compensation.

The following table sets forth, for each of Hana Biosciences’ completed fiscal years since its inception in December 2002, the compensation earned for services rendered in all capacities by Dr. Ahn, our chief executive officer, who was the only executive officer serving as such at the end of 2003 who was paid for his services. No executive officer who would otherwise have been included in this table on the basis of 2003 salary and bonus resigned or terminated employment during that year.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation Awards	All Other Compensation ($)
Name and Principal Position	Year	Salary($)	Bonus($)	Other Annual Compensation ($)	Securities Underlying Options (#)
Mark J. Ahn (1) President & Chief Executive Officer	2003 2002	41,667 --	80,000 --	0 --	493,524 --	0 --
____________
(1)	Dr. Ahn’s compensation for 2003 represents amounts received from his hiring on November 1, 2003, which included an $80,000 signing bonus and the prorated amount of his $250,000 annual base salary. The number of securities underlying options granted to Dr. Ahn reflect an original option grant relating to 350,000, which as a result of the July 2004 merger with Email Real Estate.com, Inc. and September 2004 stock combination, converted into the right to purchase 493,524 shares of common stock.

Options and Stock Appreciation Rights

The following table contains information concerning the grant of stock options under our 2003 Stock Option Plan and otherwise to the Named Officer during the 2003 fiscal year. No stock appreciation rights were granted during the 2003 fiscal year.

Option Grants in Last Fiscal Year (Individual Grants)

Name	Number of Securities Underlying Options Granted (#)	Percent of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)	Expiration Date
Dr. Ahn	493,524(1)	100%	0.168	11/01/2013

____________
(1)	Option vests in three equal installments on November 1, 2004, November 1, 2005 and November 1, 2006, respectively. The number of shares relating to the option was originally 350,000 at a price of $0.235 per share, which, as a result of the July 2004 merger with Email Real Estate.com, Inc. and September 2004 stock combination converted into the right to purchase 493,524 shares at a price of $0.168 per share.

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Option Exercise and Holdings

The following table provides information with respect to Dr. Ahn concerning the exercisability of options during the 2003 fiscal year and unexercisable options held as of the end of the 2003 fiscal year. No stock appreciation rights were exercised during the 2003 fiscal year, and no stock appreciation rights were outstanding at the end of that fiscal year.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

			Securities Underlying Unexercised Options at FY-End (#)		Value of Unexercised In-the-Money Options at FY-End (Market price of shares at FY-End less exercise price)(1)
Name	Shares Acquired on Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Dr. Ahn	0	--	0	493,524	$0	$9,392,274
__________________
(1)	Based on the fair market value of Email Real Estate.com, Inc. common stock on December 31, 2003 of $19.20 per share, the closing sales price per share on that date on the OTC Bulletin Board, as adjusted.

Long Term Incentive Plan Awards

No long term incentive plan awards were made to any executive officer during the last fiscal year.

Compensation of Directors

Our directors receive no monetary fees for serving as directors. Non-employee directors may be granted, at the discretion of the Board, options to purchase shares of our common stock. Such options shall contain such terms and provisions as the Board determines at the time of grant. In February 2004, each of Isaac Kier, Leon Rosenberg and Arie Belldegrun received options to purchase 20,000 shares of Hana Biosciences, Inc.’s common stock at a price of $2.375 per share, which converted in the right to purchase 28,201 shares of our common stock at a price of $1.68 per share, in consideration for their services as directors. All of these options vest in three equal installments on each anniversary of the grant date until fully vested.

Employment Contracts and Termination of Employment and Change of Control Agreements

Mark J. Ahn, Ph.D.

Dr. Ahn’s employment with us is governed by an employment agreement dated November 1, 2003. The agreement provides for a term of 3 years with an annual base salary of $250,000. Dr. Ahn is also eligible to receive milestone bonus payments, as follows: (i) $50,000 upon the dosing of the first patient in a Phase II clinical trial of PT-523; (ii) $75,000 upon the dosing of the first patient in a Phase III clinical trial of PT-523; (iii) $75,000 upon the in-licensing of a Phase II clinical compound introduced to us by Dr. Ahn; (iv) $100,000 upon our licensing of a Phase III clinical compound introduced to us by Dr. Ahn; (v) $50,000 following the successful completion of an initial public offering; and (vi) $100,000 in the event that our market capitalization is at least $100 million for a period of 90 consecutive days. Dr. Ahn is further eligible to receive an annual bonus in an amount up to 75 percent of his base salary, as determined by our board of directors.

In the event we terminate Dr. Ahn’s employment for “cause” (as defined in the employment agreement), it is only obligated to pay his compensation through the date of termination and all unvested options then held by Dr. Ahn immediately terminate. In the event Dr. Ahn’s employment is terminated upon the occurrence of a “change of control” or for a reason other than for “cause,” we are obligated to continue paying to Dr. Ahn his base salary for a period of one year, as well as any accrued and unpaid bonus through the date of termination; provided, that our obligation to pay Dr. Ahn such amounts shall be reduced by amounts he otherwise earns during the 1-year period following termination. In the event his employment is terminated upon a change of control, all of Dr. Ahn’s stock options that have not yet vested will accelerate and be deemed to have vested upon such termination; otherwise, the unvested portion of such options will terminate and he will have 90 days to exercise the vested portions of any options.

45

Gregory I. Berk

We have entered into a written employment agreement with Dr. Berk providing for a 3-year term and an initial annual base salary of $150,000, as well as a $25,000 signing bonus, a housing allowance and other benefits generally made available to the Registrant’s other senior management. The employment agreement also provides that Dr. Berk is entitled to receive an option to purchase 150,000 shares of our common stock at a price of $2.39 per share. The option shall vest in three equal annual installments. In the event Dr. Berk’s employment is terminated by us upon a “change of control” (as defined in the employment agreement), Dr. Berk is entitled to receive his base salary for six months and all of his unvested stock options shall be deemed vested. If, prior to the end of the 3-year term, we terminate Dr. Berk’s employment without “cause” or other than as a result of a “disability” (as those terms are defined in the agreement) or death, or if Dr. Berk terminates his employment for “good reason,” then Dr. Berk is entitled to receive his base salary for a period of one year from the date of such termination.

Russell L. Skibsted

We have entered into a written employment agreement with Mr. Skibsted providing for a 3-year term and an initial annual base salary of $175,000, as well as a $40,000 bonus payable prior to January 15, 2005 and other benefits generally made available to our other senior management. The employment agreement also provides that Mr. Skibsted is entitled to receive an option to purchase 150,000 shares of our common stock at a price of $2.39 per share. The option will vest in three equal annual installments, commencing November 2005. In the event Mr. Skibsted’s employment is terminated by us upon a “change of control” (as defined in the employment agreement), he is entitled to receive his base salary for six months thereafter or the remainder of the term, whichever is longer, and all unvested portions of his stock option grant shall be deemed vested. If, prior to the end of the 3-year term, we terminate Mr. Skibsted’s employment without “cause” or other than as a result of a “disability” (as those terms are defined in the agreement) or death or in connection with a change of control, then Mr. Skibsted is entitled to receive his base salary for a period of one year from the date of such termination, provided, however, that such amount shall be reduced by amounts Mr. Skibsted earns from other employment during such one-year period.

Fred Vitale

Mr. Vitale’s employment with us is governed by an employment agreement dated January 25, 2004. The agreement provides for a term of 2 years, subject to 1-year renewals as mutually agreed upon by us and Mr. Vitale, with an annual base salary of $175,000. Mr. Vitale also received a signing bonus of $40,000 upon execution of the employment agreement and is eligible to receive periodic incentive bonuses upon the achievement of milestones to be determined by the chief executive officer in an amount not to exceed $50,000. In connection with his employment agreement, Mr. Vitale was also granted stock options that now represent the right to purchase 141,007 shares of common stock, which vest in two equal installments on January 15, 2005 and January 15, 2006. The options are exercisable at a price equal to $0.336 per share.

46

In the event Mr. Vitale’s employment is terminated for “cause” (as defined in the employment agreement), we are only obligated to pay his compensation through the date of termination and all stock options held by Mr. Vitale that have not yet vested immediately terminate. In the event we terminate Mr. Vitale’s employment upon a “change of control,” then Mr. Vitale is entitled to continue receiving his base salary for a period of six months. All stock options that have not yet vested as of such date will be accelerated and deemed to have vested. If we terminate Mr. Vitale’s employment agreement for a reason other than for cause or upon a change of control, he is entitled to receive his base salary for a period of one year, which amount may be reduced by any amounts earned by Mr. Vitale from other employment during such one-year period.

Certain Relationships and Related Transactions

In connection with a private placement in February 2004, Hana Biosciences engaged Paramount BioCapital, Inc. as its placement agent and paid Paramount the sum of approximately $327,000 as commissions for its services. Hana Biosciences also issued to Paramount a 5-year warrant to purchase 196,679 shares of common stock at an exercise price of $2.375 per share, which now represents the right to purchase 277,330 shares at a price of $1.68 per share. Dr. Michael Weiser, a director of our company, is an employee of Paramount.

In the February 2004 private placement, Hana Biosciences sold 84,210 shares of its common stock for total proceeds of $200,000 to Kier Family, LP, a limited partnership of which Isaac Kier, a director of our company, is general partner. In addition, Mr. Kier and his affiliates purchased179,641 shares of our Series A Preferred Stock in the July 2004 private placement in exchange for aggregate proceeds of $600,000. The terms on which Mr. Kier or his affiliates purchased these shares were identical to the terms in which the other investors in these offerings purchased shares.

In October 2004, we entered into a license agreement with NovaDel, Inc. Dr. Lindsay A. Rosenwald owns approximately 26 percent of the outstanding common stock of NovaDel. Dr. Rosenwald also owns less than 5 percent of our common stock and trusts established for the benefit of members of Dr. Rosenwald’s family beneficially collectively own approximately 25 percent of our common stock. Dr. Rosenwald also owns and controls Paramount BioCapital, Inc., which, as discussed above, employs Dr. Weiser.

47

PRINCIPAL STOCKHOLDERS

The following table sets forth information known to us with respect to the beneficial ownership of each class of our capital stock as of November 18, 2004 for (1) each person known by us to beneficially own more than 5% of each class of our voting securities, (2) each executive officer, (3) each of the Registrant’s directors and (4) all of our executive officers and directors as a group. The number of shares beneficially owned is determined under rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under those rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of the date hereof, through the exercise or conversion of any stock option, convertible security, warrant or other right. Including those shares in the tables does not, however, constitute an admission that the named stockholder is a direct or indirect beneficial owner of those shares. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares that power with that person’s spouse) with respect to all shares of capital stock listed as owned by that person or entity. Unless otherwise indicated, the address of each of the following persons is 400 Oyster Point Blvd, Suite 215, South San Francisco, CA 94080.

Name	Shares Beneficially Owned		Percent
Mark J. Ahn	164,508	(1)	1.5
Gregory I. Berk	0		--
Russell L. Skibsted	0		--
Fred Vitale	0		--
John P. Iparraguirre	0		--
Arie J. Belldegrun	0		--
Isaac Kier	654,061	(2)	5.9
Leon Rosenberg	0		--
Michael Weiser	550,667		5.1
All officers and directors as a group	1,369,236		12.2

R&R Biotech, LLC (3) 330 Madison Avenue New York, NY 10017	1,378,974		12.8
J. Jay Lobell 365 West End Avenue New York, NY 10024	2,710,131	(4)	25.1
Atlas Equity I, Ltd. 181 W. Madison, Suite 3600 Chicago, IL 60602	1,377,785	(5)	11.4
____________
*	less than 1 percent
(1)	Represents shares issuable upon exercise (at a price of $0.16 per share) of a portion of an option that vested November 1, 2004.
(2)	Represents (a) 282,014 shares of common stock held by Coqui Capital Partners, L.P., of which 168,871 shares are issuable upon conversion of 200,000 shares of Series A Preferred Stock; (b) 118,742 shares of common stock held by Kier Family Partners, L.P.; (c) 42,217 shares of common stock issuable upon conversion of 29,940 shares of Series A Preferred Stock held by JIJ Investments; and 42,217 shares of common stock issuable upon conversion of 29,940 shares of Series A Preferred Stock held directly by Mr. Kier. Mr. Kier is general partner of both Coqui Capital Partners and Kier Family Partners and is a partner in JIJ Investments.
(3)	Thomas Pinou has voting and dispositive power over the shares held by R&R Biotech, LLC.
(4)	Includes 2,696,366 shares of common stock held by various trusts established for the benefit of Lindsay A. Rosenwald, M.D. and members of Dr. Rosenwald’s family, of which Mr. Lobell is trustee or investment manager.
(5)	Includes 1,318,414 shares of common stock issuable upon conversion of 935,000 shares of Series A Convertible Preferred Stock. Jacob Gotlieb has voting and dispositive power over the shares held by Atlas Equity I, Ltd.

48

MARKET FOR COMMON EQUITY
AND RELATED STOCKHOLDER MATTERS

Market for Common Stock

From August 18, 2003 until September 30, 2004, our common stock has traded on the on the OTC Bulletin Board under the symbol “EMLR.OB.” Since October 1, 2004, our common stock has traded on the OTC Bulletin Board under the symbol “HNAB.OB.” The following table lists the high and low bid price for our common stock as quoted, in U.S. dollars, by the OTC Bulletin Board, as applicable, during each quarter within the last fiscal year. These quotations reflect inter-dealer prices, without retail mark-up, markdown, or commission and may not represent actual transactions. These quotations have been adjusted to reflect a 10-for-1 split of our common stock effected October 1, 2003 and the 1-for-12 combination effected in connection with our reincorporation on September 30, 2004. Trading on our common stock has been sporadic, exemplified by the low trading volume and many days upon which no trades occurred.

	Price Range
Quarter Ended	High	Low
September 30, 2003	4.800	0.180
December 31, 2003	7.800	4.800
March 31, 2004	10.800	5.400
June 30, 2004	20.400	7.800
September 30, 2004	13.801	7.200

Record Holders

As of November 15, 2004, we had approximately 200 holders of record of our common stock and 18 holders of record of our Series A Convertible Preferred Stock.

Dividends

We have not paid or declared any dividends on our common stock and we do not anticipate paying dividends on our common stock in the foreseeable future.

Equity Compensation Plan Information

The following table summarizes our outstanding options that we have issued to certain officers, directors and employees of our company, as of December 31, 2003.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by stockholders	--	$--	--
Equity compensation plans not approved by stockholders (1)	556,977	$0.27	n/a
____________
(1)	Represent shares of common stock issuable outside of any stock option plan. The number of shares and exercise price have been adjusted to give effect to the Email Real Estate.com - Hana Biosciences merger in July 2004 and the reincorporation effected in September 2004.

49

Regulation of Penny Stocks

Until our 1-for-12 reverse stock split effected in connection with our recent reincorporation merger, our common stock met the definition of a “penny stock” under applicable SEC rules. Broker-dealers who sell penny stocks must satisfy several rules when recommending that their customers purchase penny stock. A summary of those rules is set forth below.

Definition of a Penny Stock. The SEC has adopted several rules regulating transactions involving “penny stocks.” As a general matter, the term “penny stock” means any equity security other than a security

•	that is a “reported security” as that term is defined by SEC rule, including securities listed on the Nasdaq Stock Market, the New York Stock Exchange or the American Stock Exchange,

•	that is issued by an investment company,

•	that is a put or call option issued by the Options Clearing House,

•	that has a price of $5.00 or more, or

•	whose issuer has (i) net tangible assets of more than $2 million if the issuer has been in business for at least 3 continuous years, and $5 million if the issuer has been in business less than 3 years, (ii) average revenue of at least $6 million for the last 3 years.

Suitability Determination. The SEC’s rules governing penny stock transactions are designed to ensure that brokers and dealers make a determination that a particular customer is appropriately suited to purchase penny stocks. Accordingly, prior to the sale of a penny stock recommended by the broker-dealer to a new customer who is not an institutional accredited investor, the broker-dealer must approve the customer’s account for transactions in penny stocks. The determination requires the broker-dealer to obtain from the customer information concerning the customer’s “financial situation, investment experience, and investment objectives.” Based on this information, the broker-dealer must then reasonably determine that transactions in penny stocks are suitable for the customer and that the customer has sufficient knowledge and experience in financial matters that the person reasonably may be expected to be capable of evaluating the risks of penny stock transactions. The broker-dealer then must provide the customer with a written statement, to be signed by the customer, that sets forth the suitability determination made by the broker-dealer.

Penny Stock Risk Disclosure Document. Prior to the initial penny stock transaction with a customer, the broker-dealer must provide to the customer a risk disclosure document, which states clearly that transactions in penny stocks can be very risky and urges the customer to use caution before proceeding with the transaction. The document warns the customer of the lack of liquidity in many penny stocks, the possibility of losing the investment, the need to use caution, and not to rely on the salesperson. The document also sets forth the remedies available to customers in the event the broker-dealer violates the penny stock rules in connection with a transaction with the customer. The risk disclosure document also includes pricing information relating to the penny stock and the compensation paid to the broker-dealer in connection with the transaction.

Monthly Statements. The broker-dealer must also furnish to the customer a statement as of the last day of each month that describes for each penny stock held by the broker-dealer for the customer’s account the price of the security, the number of shares of each penny stock security held for the customer, and the estimated market value of the security. The monthly statement must be sent to the customer within 10 days following the end of each month.

50

USE OF PROCEEDS

We will not receive any proceeds from the resale of any of the shares offered by this prospectus by the selling stockholders.

SELLING STOCKHOLDERS

The following table sets forth the number of shares of the common stock owned by the selling stockholders as of November 18, 2004, and after giving effect to this offering.

Name	Shares beneficially owned before offering(1)		Number of outstanding shares offered by selling stockholder	Number of shares offered by selling stockholder issuable upon conversion of preferred stock	Percentage beneficial ownership after offering

Shares Issuable Upon Conversion of Series A Preferred Stock
Atlas Equity I, Ltd.	1,318,414	(1)	0	1,318,414	--
Bristol Investment Fund, Ltd.	333,786	(2)	0	274,415	--
McLaughlin III Limited Partnership(a)	84,604		0	84,604	--
David T. McLaughlin Revocable Trust	21,109		0	21,109	--
Arjun Gupta	70,503		0	70,503	--
Crescent International Ltd. (b)	84,604		0	84,604	--
Coqui Capital Partners, LP	654,061	(3)	0	168,871	--
Isaac Kier	654,061	(3)	0	42,217	--
JIJ Investments	654,061	(3)	0	42,217	--
Pearl Kier, as ttee under Revocable Trust FBO Pearl Kier	10,576		0	10,576	--
Cranshire Capital, L.P.(c)	105,544		0	105,544	--
ETP/FBR Venture Capital II, LLC (d)	379,958		0	379,958	--
Caribbean American LTD	23,200	(4)	0	6,333	--
Inter-American Securities LTD I	23,220	(4)	0	12,665	--
Ramsay Investment PTE LTD	23,220	(4)	0	4,222	--
Millenium Partners, L.P. (e)	633,264		0	633,264	--
Shelia A Tomei and Thaddeus R. Tomei	1,410		0	1,410	--
Springvest Corporation (f)	116,483		0	116,483	--
Subtotal			0	3,377,409

Shares Issued in Hana Biosciences February 2004 Private Placement
Alfred Abraham	5,936		5,936	0	--
Sandra D. Anderson	29,685		29,685	0	--
Balanced Investment LLC (g)	43,938		43,938	0	--
Beck Family Partners, L.P. (h)	29,685		29,685	0	--
Sam Belzberg	29,685		29,685	0	--
Biocom Management & Investments (2002) Ltd. (i)	14,842		14,842	0	--
Brino Investment Ltd. (j)	16,921		16,921	0	--
Bristol Investment Fund, Ltd.	333,786	(2)	59,371	0	--
Gabriele M. Cerrone	15,511		15,511	0	--
Chicago Private Investments, Inc. (k)	14,842		14,842	0	--
Adam J. Chill	14,806		14,806	0	--
Alan Clingman	14,842		14,842	0	--

51

Name	Shares beneficially owned before offering(1)	Number of outstanding shares offered by selling stockholder	Number of shares offered by selling stockholder issuable upon conversion of preferred stock	Percentage beneficial ownership after offering
Dylan Colby	14,842		14,842	0	--
RBC Dain Rauscher, as custodian FBO Trevor Colby	21,151		21,151	0	--
Ivette & Isaac Dabah 2002 Trust	29,685		29,685	0	--
Ytzhak Dankner	14,842		14,842	0	--
Edmund A. Debler	14,842		14,842	0	--
Delaware Charter Guaranty & Trust Company fbo Mark Berg IRA	105,755		105,755	0	--
Domeco Venture Capital Fund (l)	14,842		14,842	0	--
Isaac R. Dweck	59,371		59,371	0	--
Robert I. Falk	14,842		14,842	0	--
Far Ventures (m)	14,842		14,842	0	--
First Clearing Corp. Custodian for Scott J. Koppelman IRA	15,511		15,511	0	--
Fiserv Securities Inc. A/C/F Ronald M. Lazar IRA	14,842		14,842	0	--
Fiserv Securities Inc. A/C/F Anthony G. Polak IRA	14,842		14,842	0	--
Howard Gittis	59,372		59,372	0	--
Jacob Gottlieb	1,318,414	(1)	59,371	0	--
Arjun Gupta	218,930		148,427	0	--
Neil Herskowitz	14,842		14,842	0	--
Joseph Hickey	29,685		29,685	0	--
David Jaroslawicz	59,371		59,371	0	--
Peter Kash	172,176		59,371	0	*
Ivan Kaufman Grantor Retained Annuity Trust	29,685		29,685	0	--
Bonnie B. Kazam	29,686		29,686	0	--
Dr. Daniel Kessel	14,842		14,842	0	--
Lawrence & Shirley Kessel	14,842		14,842	0	--
Howard Kessler	14,842		14,842	0	--
Keys Foundation (n)	141,007		141,007	0	--
Kier Family L.P.	654,061	(3)	118,742	0	--
Ralph Kier	14,842		14,842	0	--
Robert Klein & Myriam Gluck JTRS	14,842		14,842	0	--
Steven Koffman	14,842		14,842	0	--
Larich Associates (o)	14,842		14,842	0	--
Adam S. Leeds, Successor Trustee FBO Bertha Leeds U/A/D 1/23/81	14,842		14,842	0	--
Phil Lifschitz	29,685		29,685	0	--
Bruce H. Lipnick	14,842		14,842	0	--
Steve Lisi	14,842		14,842	0	--
J. Jay Lobell	2,710,131	(5)	74,213	0	16.6
Harris RL Lydon, Jr.	14,842		14,842	0	--
William R. McLaughlin	14,101		14,101	0	--
Fred Mermelstein	14,101		14,101	0	--
Wayne W. Mills	14,101		14,101	0	--
Michael A. Mullen	14,806		14,806	0	--
Renato Negrin	14,842		14,842	0	--
Susan and Harry Newton JTWROS	29,686		29,686	0	--
PCG Tagi (Series N), LLC (p)	296,856		296,856	0	--

52

Name	Shares beneficially owned before offering(1)	Number of outstanding shares offered by selling stockholder	Number of shares offered by selling stockholder issuable upon conversion of preferred stock	Percentage beneficial ownership after offering
Nicholas Ponzio	29,685		29,685	0	--
Premero Investments Ltd. (q)	14,842		14,842	0	--
Quogue Capital LLC (r)	56,403		56,403	0	--
RL Capital Partners, L.P. (s)	44,527		44,527	0	--
Mark H. Rachesky	29,686		29,686	0	--
Elke R. de Ramirez	15,440		15,440	0	--
Riverside Contracting LLC (t)	14,842		14,842	0	--
Lyon Roth	14,842		14,842	0	--
Howard Schain	14,842		14,842	0	--
Andrew W. Schonzeit	14,842		14,842	0	--
Kellie Seringer	14,842		14,842	0	--
South Ferry #2 L.P.	237,485	(6)	222,791	0	--
Speisman Family 2000 Ltd. Partnership(u)	14,842		14,842	0	--
Edward L. Steinberg	14,842		14,842	0	--
Ari J. Storch	14,806		14,806	0	--
Gary J. Strauss	47,502		44,527	0	--
Reuben Taub	14,842		14,842	0	--
Tisu Investment Ltd. (n)	22,561		22,561	0	--
Joseph J. Vale	29,685		29,685	0	--
Stephan P. & Barbara T. Vermut Trust Dated 3/02	29,685		29,685	0	--
Hillel Weinberger	29,752		29,752	0	--
David Wilstein & Susan Wilstein, ttees of the Century Trust dtd 12/19/94	14,842		14,842	0	--
David Wilstein & Susan Wilstein, ttees of the Denise Wilstein Trust dtd 12/19/94	14,842		14,842	0	--
Aaron Wolfson	237,485	(6)	14,694	0	--
Subtotal			2,802,989
Miscellaneous Outstanding Common Shares
R&R Biotech, LLC (v)	1,378,974		1,378,974	0	--
Turquoise Partners, LLC (w)	172,371		172,371	0	--
Chase Financing, Inc. (x)	172,371		172,371	0	--
Subtotal			1,723,716	0

TOTALS			4,526,705	3,377,409
_______________
*	Less than 1%.
(a)	C. Jay McLaughlin is president of the general partner of McLaughlin Limited Partnership and has voting and dispositive control over the shares held by such selling stockholder.
(b)	Mel Craw and Maxi Brezzi hold voting and/or dispositive control over the shares held by the selling stockholder.
(c)	Mitchell P. Kpoin holds voting and dispositive control over the shares held by Cranshire Capital, L.P.
(d)	Wei-Wu He holds voting and/or dispositive control over the shares held by the selling stockholder.
(e)	Edmund Debler holds voting and dispositive control over the shares held by Millenium Partners, L.P.
(f)	Bruce Hsiang holds voting and/or dispositive control over the shares held by the selling stockholder.
(g)	Alonso B. Diaz is investment adviser and holds voting and dispositive control over the shares held by Balanced Investments LLC.
(h)	Ronald Beck is the general partner of Beck Family Partners, L.P. and voting and dispositive control over the shares held by the limited partnership.
(i)	Mony Ben Dor is a managing partner of Biocom Management & Investments (2002) Ltd and has voting and dispositive control over the shares held by the selling stockholder.
(j)	Bruno Widmer is the sole shareholder of the selling stockholder.

53

(k)	Linda Gallenberger holds voting and dispositive power over the shares held by the selling stockholder.
(l)	Jack Polak is the general partner of Domeco Venture Capital Fund and voting and dispositive control over the shares held by the selling shareholder.
(m)	Steven M. Farber and S. Edmund Farber are partners of Far Ventures, a general partnership.
(n)	Tis Prager holds voting and dispositive control over the shares held by the selling shareholder.
(o)	Lawrence R. Gross is a partner of Larish Associates and holds voting and dispositive control over the shares held by the selling shareholder.
(p)	Gregg Ritchie has voting and/or dispositive control over the shares held by the selling stockholder.
(q)	Yair Green is managing director of Premero Investments Ltd and holds voting and dispositive control over the shares held by the selling shareholder.
(r)	Wayne Rothbaum has voting and/or dispositive control of the shares held by the selling stockholder.
(s)	Ronald Lazar is managing member of the general partnership of RL Capital Partners, L.P. and holds voting and dispositive control over the shares held by the selling shareholder.
(t)	Neil Herskowitz holds voting and dispositive control over the shares held by the selling shareholder.
(u)	Aaron Speisman holds voting and/or dispositive control over the shares held by the selling stockholder.
(v)	Thomas Pinou holds voting and dispositive control over the shares held by the selling stockholder.
(w)	Arnold P. Kling holds voting and dispositive control over the shares held by the selling stockholder.
(x)	Robert Herskowitz holds voting and dispositive control over the shares held by the selling stockholder. The selling stockholders is not affiliated with or related to JP Morgan Chase Bank or its affiliates.
_________________________

(1)	Represents 1,318,414 common shares issuable upon conversion of 935,000 shares of Series A Preferred Stock held by Atlas Equity I, Ltd., and 59,371 common shares held by Jacob Gotlieb. Mr. Gotlieb has voting and investment power over the shares held by Atlas Equity I, Ltd.
(2)	Includes 274,415 common shares issuable upon conversion of 194,611 shares of Series A Preferred Stock. Paul Kessler has voting and dispositive control over the shares held by Bristol Investment Fund.
(3)	Represents (a) 282,014 shares of common stock held by Coqui Capital Partners, L.P., of which 168,871 shares are issuable upon conversion of 200,000 shares of Series A Preferred Stock; (b) 118,742 shares of common stock held by Kier Family Partners, L.P.; (c) 42,217 shares of common stock issuable upon conversion of 29,940 shares of Series A Preferred Stock held by JIJ Investments; and (d) 42,217 shares of common stock issuable upon conversion of 29,940 shares of Series A Preferred Stock held directly by Mr. Kier. Mr. Kier is general partner of both Coqui Capital Partners and Kier Family Partners and is a partner in JIJ Investments, a partnership. In addition to Mr. Kier, Coqui Capital Partners LP, Kier Family L.P. and JIJ Investments are all selling stockholders. Mr. Kier is a director of our company.
(4)	Each of Caribbean American LTD, Inter-American Securities LTD I and Ramsay Investment PTE LTD are affiliates of Coutts Trustees (Switzerland) SA. The total shares beneficially held by each of the foregoing selling stockholders includes the shares held in the name of such related entities. Katherine Litau-Kutch holds voting and/or dispositive control over the shares held by these selling stockholders.
(5)	Includes 2,696,366 shares of common stock held by various trusts established for the benefit of Lindsay A. Rosenwald, M.D. and members of Dr. Rosenwald’s family, of which Mr. Lobell is trustee or investment manager.
(6)	Represents 222,791 shares held by South Ferry #2 L.P. and 14,694 shares held by Aaron Wolfson. Mr. Wolfson is the general partner of South Ferry #2 L.P.

54

PLAN OF DISTRIBUTION

We are registering the shares offered by this prospectus on behalf of the selling stockholders. The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. To the extent any of the selling stockholders gift, pledge or otherwise transfer the shares offered hereby, such transferees may offer and sell the shares from time to time under this prospectus, provided that this prospectus has been amended under Rule 424(b)(3) or other applicable provision of the Securities Act to include the name of such transferee in the list of selling stockholders under this prospectus.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

55

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

Because of its affiliation with a broker-dealer, R&R Biotech, LLC, a selling stockholder, is deemed to be an underwriter in connection with the offering of its shares under this prospectus. Other selling shareholders might be, and any broker-dealers that act in connection with the sale of securities will be, deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the securities sold by them while acting as principals will be deemed to be underwriting discounts or commissions under the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to keep the registration statement that includes this prospectus effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

56

DESCRIPTION OF CAPITAL STOCK

General

Our certificate of incorporation, as amended to date, authorizes us to issue up to 100,000,000 shares of common stock, par value $.001 per share, and 10,000,000 shares of preferred stock, par value $.001 per share. Of the authorized preferred stock, 2,395,210 shares have been designated as Series A Convertible Preferred Stock, all of which are currently issued and outstanding. As of November 18, 2004, we had 10,861,216 shares of common stock issued and outstanding. The transfer agent and registrar for our common stock is Corporate Stock Transfer, Denver Colorado.

Common Stock

Holders of our common stock are entitled to one vote for each share on all matters to be voted on by our stockholders. Holders of our common stock do not have any cumulative voting rights. Common stockholders are entitled to share ratably in any dividends that may be declared from time to time on the common stock by our board of directors from funds legally available for dividends. Holders of common stock do not have any preemptive right to purchase shares of common stock. There are no conversion rights or sinking fund provisions for our common stock.

Series A Convertible Preferred Stock

Each Series A share is convertible at the holder’s election into 1.410068 shares of our common stock. The Series A shares will automatically convert into common stock upon the earlier of (i) the registration under the Securities Act of the resale of the common shares issuable upon conversion of the Series A stock, or (ii) the common shares underlying the Series A stock are eligible for resale pursuant to Rule 144(k) under the Securities Act.

Along with the holders of common stock, each holder of Series A shares shall have one vote on all matters submitted to the holders of common stock for each share of common stock into which the Series A shares would be converted if converted as of the date of such vote based on the conversion ratio then in effect. In addition, without the affirmative vote of the holders (acting together as a class) of at least a majority of the Series A shares at the time outstanding given in person or by proxy at any annual or special meeting, or, if permitted by law, in writing without a meeting, the preferences or rights of the Series A shares may not be altered, changed or amended.

Upon the liquidation, dissolution or winding up of our company, whether voluntary or involuntary, the holders of the Series A shares will be entitled to be paid, prior to any payments made to the holders of any securities ranking junior to the Series A shares, including common stockholders, an amount equal to $3.34 per share.

57

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Pursuant to our certificate of incorporation and bylaws, we may indemnify an officer or director who is made a party to any proceeding, because of his position as such, to the fullest extent authorized by the Colorado Business Corporation Act, as the same exists or may hereafter be amended. In certain cases, we may advance expenses incurred in defending any such proceeding.

To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by any of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

ABOUT THIS PROSPECTUS

This prospectus is not an offer or solicitation in respect to these securities in any jurisdiction in which such offer or solicitation would be unlawful. This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about our company and the securities offered under this prospectus. That registration statement can be read at the SEC web site or at the SEC’s offices mentioned under the heading “Where You Can Find More Information.” We have not authorized anyone else to provide you with different information or additional information. You should not assume that the information in this prospectus, or any supplement or amendment to this prospectus, is accurate at any date other than the date indicated on the cover page of such documents.

WHERE YOU CAN FIND MORE INFORMATION

Federal securities law requires us to file information with the SEC concerning our business and operations. Accordingly, we file annual, quarterly, and special reports, proxy statements and other information with the SEC. You can inspect and copy this information at the Public Reference Facility maintained by the SEC at Judiciary Plaza, 450 5th Street, N.W., Room 1024, Washington, D.C. 20549. You can receive additional information about the operation of the SEC’s Public Reference Facilities by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that, like us, file information electronically with the SEC.

VALIDITY OF COMMON STOCK

Legal matters in connection with the validity of the shares offered by this prospectus will be passed upon by Maslon Edelman Borman & Brand, LLP, Minneapolis, Minnesota.

58

EXPERTS

The financial statements of Hana Biosciences, Inc. (formerly Hudson Health Sciences, Inc.) as of December 31, 2003 and 2002, and for the year ended December 31, 2003, for the periods from December 6, 2002 (date of inception) to December 31, 2002 and 2003 included in this prospectus, have been included herein in reliance on the report of J.H. Cohn LLP, independent registered public accounting firm, given on the authority of that firm as experts in accounting and auditing.

CHANGES IN CERTIFYING ACCOUNTANT

Following the July 2004 merger transaction between Hana Biosciences, Inc. and Email Real Estate.com, Inc., in which Hana Biosciences was the acquiror for accounting purposes, we determined to change the independent registered accounting firm that had been engaged by Email real Estate.com. Accordingly, on August 11, 2004, we dismissed James E. Scheifley & Associates, P.C. as the independent public accountants of Email Real Estate.com. Our Board of Directors participated in and approved the decision to change public accountants. The reports of James E. Scheifley & Associates, P.C. on the financial statements of Email Real Estate.com, Inc. for the two most recently completed fiscal years contained no adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principle. In connection with its audit for the two most recent fiscal years and through August 11, 2004, there have been no disagreements with James E. Scheifley & Associates, P.C. on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of James E. Scheifley & Associates, P.C. would have caused them to make reference thereto in its report on the financial statements for such years. During the most recent fiscal year and through August 11, 2004, none of the events specified in Item 304(a)(iv)(B) of Regulation S-B promulgated by the SEC have occurred. We requested that James E. Scheifley & Associates, P.C. furnish a letter addressed to the SEC stating whether or not it agreed with the above statements. A copy of such letter was filed as an exhibit to our Form 8-K/A filed with the SEC on September 1, 2004.

On August 11, 2004, Email Real Estate.com, Inc. engaged J.H. Cohn LLP to be its independent registered public accounting firm. During the two most recent fiscal years and to August 11, 2004, Email Real Estate.com had not consulted with J.H. Cohn LLP regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the company’s financial statements, and either a written report was provided to the Registrant or oral advice was provided that J.H. Cohn LLP concluded was an important factor considered by the company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement and required to be reported under Item 304(a)(1)(iv) of Regulation S-B and the related instructions thereto.

59

Index to Financial Statements of
Hana Biosciences, Inc. (formerly Hudson Health Sciences, Inc.)
Page
Unaudited Interim Financial Statements:
Condensed Balance Sheets as of September 30, 2004 and December 31, 2003	F-2
Condensed Statement of Operations for the Three and Nine Months Ended September 30, 2004 and the cumulative period from December 6, 2002 (date of inception) to September 30, 2004	F-3
Condensed Statement of Changes in Stockholders’ Equity (Deficiency) for the period from December 6, 2002 (date of inception) to September 30, 2004	F-4
Condensed Statements of Cash Flows for the Nine Months Ended September 30, 2004 and the cumulative period from December 6, 2002 to September 30, 2004	F-5
Notes to Condensed Financial Statements	F-6

Audited Financial Statements:
Report of Independent Registered Public Accounting Firm	F-11
Balance Sheets as of December 31, 2003 and 2002	F-12
Statements of Operations for the Year Ended December 31, 2003 and Periods from December 6, 2002 (date of inception) to December 31, 2002 and from December 6, 2002 (date of inception) to December 31, 2003
F-13
Statements of Changes in Stockholders’ Deficiency for the Period from December 6, 2002 (date of inception) to December 31, 2003 and Year Ended December 31, 2003	F-14
Statements of Cash Flows for the Year Ended December 31, 2003 and Periods from December 6, 2002 (date of inception) to December 31, 2002 and from December 6, 2002 (date of inception) to December 31, 2003
F-15
Notes to Financial Statements	F-16

Unaudited Pro Forma Condensed Combined Financial Statements:
Introduction to the Unaudited Pro Forma Combined Financial Statements	F-22
Unaudited Pro Forma Condensed Combined Balance Sheet	F-24
Unaudited Pro Forma Condensed Combined Statements of Operations	F-25
Notes to Unaudited Pro Forma Condensed Combined Financial Statements	F-27

F-1

HANA BIOSCIENCES, INC.
(A DEVELOPMENT STAGE COMPANY)

CONDENSED BALANCE SHEETS

	September 30,	December 31,
	2004	2003
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$9,038,445	$87,675
Prepaid expenses	28,463	9,914

Total current assets	9,066,908	97,589

Property and equipment, net	106,376	44,396
Other assets	20,303	20,203

Total assets	$9,193,587	$162,188

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)
Current liabilities:
Accounts payable	$264,925	$108,313
Accrued expenses	54,231	—

Total current liabilities	319,156	108,313

Notes payable to stockholders	—	676,619
Accrued interest payable	—	12,879

Total liabilities	319,156	797,811

Commitments and Contingencies:

Stockholders’ equity (deficiency):
Preferred stock; $0.001 par value:
10,000,000 shares authorized, 2,395,210 and 0 shares issued and outstanding at September 30, 2004 and December 31, 2003, respectively	2,395	—
Common stock; $0.001 par value:
100,000,000 shares authorized, 10,861,216 and 5,640,271 shares issued and outstanding at September 30, 2004 and December 31, 2003, respectively	10,861	5,640
Additional paid-in capital	13,499,701	55,063
Unearned consulting fee	(255,205)	—
Deficit accumulated during the development stage	(4,383,321)	(696,326)

Total stockholders’ equity (deficiency)	8,874,431	(635,623)

Total liabilities and stockholders’ equity (deficiency)	$9,193,587	$162,188

See accompanying notes to unaudited condensed financial statements.

F-2

HANA BIOSCIENCES, INC.
(A DEVELOPMENT STAGE COMPANY)

CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,		Cumulative Period from December 6, 2002 (date of inception) to September 30,
	2003	2004	2003	2004	2004
Operating expenses:
General and administrative	$8,472	$678,870	$27,134	$1,632,001	$1,863,668
Research and development	33,957	1,011,245	158,349	2,057,386	2,509,167
Total operating expenses	42,429	1,690,115	185,483	3,689,387	4,372,835
Loss from operations	(42,429)	(1,690,115)	(185,483)	(3,689,387)	(4,372,835)

Other income (expense):
Interest income (expense), net	(3,493)	15,745	(7,681)	3,039	(9,839)
Other income (expense), net	—	(1,270)	—	(647)	(647)
Total other income (expense)	(3,493)	14,475	(7,681)	2,392	(10,486)
Net loss attributable to common stockholders	$(45,922)	$(1,675,045)	$(193,164)	$(3,686,995)	$(4,383,321)
Net loss per share attributable to common stockholders, basic and diluted	$(0.01)	$(0.16)	$(0.03)	$(0.43)
Shares used in computing net loss per share attributable to common stockholders, basic and diluted	5,640,271	10,370,011	5,640,271	8,627,308

See accompanying notes to unaudited condensed financial statements.

F-3

HANA BIOSCIENCES, INC.
(A DEVELOPMENT STAGE COMPANY)

CONDENSED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIENCY)
(Unaudited)

Period from December 6, 2002 (date of inception) to September 30, 2004

	Common stock		Preferred stock
	Shares	Amount	Shares	Amount	Additional paid-in capital	Subscription receivable	Unearned consulting fee	Deficit accumulated during development Stage	Total- stockholders' equity (deficiency)

Issuance of common stock at $0.001
per share for subscription receivable	5,640,271	$5,640	—	$—	$34,360	$(40,000)	$—	$—	$—
Net loss	—	—	—	—	—	—	—	(144,470)	(144,470)
Balance at December 31, 2002	5,640,271	5,640	—	—	34,360	(40,000)	—	(144,470)	(144,470)

Payment for subscription receivable	—	—	—	—	—	4,000	—	—	4,000
Satisfaction of subscription receivable through rendering of services	—	—	—	—	—	36,000	—	—	36,000
Stock options issued to nonemployees for services	—	—	—	—	14,750	—	—	—	14,750
Common stock to be issued for services rendered	—	—	—	—	5,953	—	—	—	5,953
Net loss	—	—	—	—		—	—	(551,856)	(551,856)
Balance at December 31, 2003	5,640,271	5,640	—	—	55,063	—	—	(696,326)	(635,623)

Common stock issued for services to be rendered	267,734	268	—	—	450,680	—	(450,948)	—	—
Common stock issued for services rendered in 2003	3,887	4	—	—	591	—	—	—	595
Proceeds from private placement, net of $341,979 fees	2,802,998	2,803	—	—	4,376,352	—	—	—	4,379,155
Stock options issued to nonemployees for services	—	—	—	—	280,838	—	—	—	280,838
Compensation expense recorded upon issuance of stock options to employees	—	—	—	—	190,718	—	—	—	190,718
Proceeds from private placement	—	—	2,395,210	2,395	7,997,605	—	—	—	8,000,000
Issuance of securities for debt repayment	63,326	63	—	—	149,937	—	—	—	150,000
Shares issued by accounting acquirer	2,083,000	2,083	—	—	(2,083)	—	—	—	—
Satisfaction of unearned consulting fees through rendering of services	—	—	—	—	—	—	195,743	—	195,743
Net loss	—	—			—	—	—	(3,686,995)	(3,686,995)
Balance at September 30, 2004	10,861,216	$10,861	2,395,210	$2,395	$13,499,701	$—	$(255,205)	$(4,383,321)	$8,874,431

See accompanying notes to unaudited condensed financial statements.

F-4

HANA BIOSCIENCES, INC.
(A DEVELOPMENT STAGE COMPANY)

CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended September 30,		Cumulative Period from December 6, 2002 (date of inception) to September 30,
	2003	2004	2004

Cash flows from operating activities:
Net loss	$(193,164)	$(3,686,995)	$(4,383,321)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	—	14,121	19,055
Issuance of options to employees	—	190,718	190,718
Issuance of stock and options for services	—	281,433	302,136
Services performed for unearned consulting fee	—	195,743	195,743
Services performed in lieu of payment of subscription receivable	—	—	36,000
Changes in operating assets and liabilities:
Increase in prepaid expenses and other assets	(6,258)	(18,648)	(48,765)
Increase (decrease) in accounts payable	(78,585)	156,612	264,925
Increase in accrued and other current liabilities	7,681	41,352	54,230
Net cash used in operating activities	(270,326)	(2,825,664)	(3,369,279)

Cash flows from investing activities:
Purchase of property and equipment	—	(76,102)	(125,431)
Net cash used in investing activities	—	(76,102)	(125,431)

Cash flows from financing activities:
Proceeds from issuances of notes payable to shareholders	270,663	125,000	801,619
Collection of subscription receivable	4,000	—	4,000
Repayment of notes payable to shareholders	—	(651,619)	(651,619)
Proceeds from private placement, net	—	12,379,155	12,379,155
Net cash provided by financing activities	274,663	11,852,536	12,533,155
Net increase in cash and cash equivalents	4,337	8,950,770	9,038,445
Cash and cash equivalents, beginning of period	—	87,675	—
Cash and cash equivalents, end of period	$4,337	$9,038,445	$9,038,445
Supplemental disclosures:
Common stock issued for services to be rendered	—	450,948	450.948
Common stock issued for services rendered in 2003	—	4	4
Common stock issued for repayment of debt in 2004	—	150,000	150,000
Cash paid for interest	—	37,749	37,749

See accompanying notes to unaudited condensed financial statements.

F-5

HANA BIOSCIENCES, INC.
(A Development Stage Company)

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)
September 30, 2004

NOTE 1. BUSINESS DESCRIPTION

Hana Biosciences, Inc. (“Hana” or the “Company”) is a biopharmaceutical company based in South San Francisco, California, which seeks to acquire, develop, and commercialize innovative products for the treatment of important unmet medical needs in cancer and immunological diseases. The Company has secured research grants of approximately $12 million to fund the initial development of each of its two initial products. The Company is committed to creating value by accelerating the development of lead product candidates, expanding its product candidate pipeline by being the alliance partner of choice to universities, research centers and other institutions.

NOTE 2. BASIS OF PRESENTATION

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information. Accordingly, the financial statements do not include all information and footnotes required by accounting principles generally accepted in the United States of America for complete annual financial statements. In the opinion of management, the accompanying unaudited condensed financial statements reflect all adjustments, consisting of only normal recurring adjustments, considered necessary for a fair presentation. Interim operating results are not necessarily indicative of results that may be expected for the year ending December 31, 2004 or for any subsequent period. These statements should be read in conjunction with the audited financial statements of Hana Biosciences and notes thereto for the year ended December 31, 2003 included elsewhere in this prospectus.

NOTE 3 MERGER WITH PUBLIC COMPANY AND REINCORPORATION

In July 2004 Hudson Health Sciences, Inc., a Delaware corporation, merged with Email Real Estate.com, Inc., a Colorado corporation. In connection with that transaction, a wholly-owned subsidiary of Email Real Estate.com merged with and into Hudson Health Sciences, with Hudson Health Sciences remaining as the surviving corporation and a wholly-owned subsidiary of Email Real Estate.com. Hudson Health Sciences then changed its name to “Hana Biosciences, Inc.” in connection with the merger. In exchange for their shares of capital stock in Hana Biosciences, the former stockholders of Hana Biosciences received shares of capital stock of Email Real Estate.com representing approximately 87 percent of the outstanding equity of Email Real Estate.com on a fully-diluted basis after giving effect the to the transaction. In addition, the terms of the merger provided that the board of directors of Email Real Estate.com would be reconstituted immediately following the effective time of the transaction such that the directors of Email Real Estate.com were replaced by the directors of Hana Biosciences. Further, upon the effective time of the merger, the business of Email Real Estate.com was abandoned and the business plan of Hana Biosciences was adopted. The transaction was therefore accounted for as a reverse acquisition with Hana Biosciences, Inc. as the acquiring party for purposes and Email Real Estate.com as the acquired party for accounting purposes. The merger with Email Real Estate.com did not have any significant effects on the Company’s assets or liabilities or on the Company’s result of operations subsequent to the date of the merger.

At a Special Meeting held on September 28, 2004, the Shareholders of Email Real Estate.com approved a proposal to reincorporate that corporation, then the parent corporation of Hana Biosciences, under the laws of the state of Delaware by merging it with and into Hana Biosciences, a Delaware corporation. The reincorporation merger became effective September 30, 2004. In connection with the reincorporation merger, each outstanding common share of Email Real Estate.com automatically converted into and became exchangeable for one twelfth of a share of common stock of Hana Biosciences. In addition, each of the 6,179,829 outstanding shares of Email Real Estate.com, Inc. Series B Convertible Preferred Stock automatically converted into approximately 1.410068 common shares of Hana Biosciences. Accordingly, all share and per share information in these unaudited condensed financial statements has been restated to retroactively reflect the reincorporation and the effect it had the capitalization of the Company.

F-6

HANA BIOSCIENCES, INC.
(A Development Stage Company)

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)
September 30, 2004

NOTE 4. LIQUIDITY AND CAPITAL RESOURCES

The Company reported a net loss of $3,686,995 for the nine months ended September 30, 2004. The net loss from date of inception, December 6, 2002, to September 30, 2004 amounted to $4,383,321.

We have financed our operations since inception primarily through equity and debt financing. During the nine months ended September 30, 2004, we had a net increase in cash and cash equivalents of $8,950,770. This increase primarily resulted from net cash provided by financing activities of $11,852,536, substantially all of which was derived from the Company’s two private placements which netted the Company $12,379,155. The increase in cash provided by financing activities was offset by net cash used in operating activities of $2,825,633 and net cash used in investing activities of $76,102 for the nine months ended September 30, 2004. Total cash resources as of September 30, 2004 were $9,038,445 compared to $87,765 at December 31, 2003.

Our continued operations will depend on whether we are able to raise additional funds through various potential sources, such as equity and debt financing. Such additional funds may not become available on acceptable terms and there can be no assurance that any additional funding that we do obtain will be sufficient to meet our needs in the long term. Through September 30, 2004, a significant portion of our financing has been through private placements of common stock, preferred stock and debt financing. We will continue to fund operations from cash on hand and through the similar sources of capital previously described. We can give no assurances that any additional capital that we are able to obtain will be sufficient to meet our needs. Based on our resources at September 30, 2004, we expect that we will have sufficient cash to fund our operations through 2005, but may need to seek additional financing in 2006 to be able to sustain our operations. We will need additional financing thereafter until we can achieve profitability, if ever.

NOTE 5. ISSUANCE OF SECURITIES

Issuance of Shares in the nine months ended September 30, 2004:

On January 30, 2004 the Company issued 3,887 shares of common stock valued at $6,548 ($1.68 per share) to a vendor in return for services rendered in 2003.

On January 31, 2004 the Company issued 29,748 shares of common stock valued at $50,105 ($1.68 per share) to a vendor in return for services to be rendered.

On February 19, 2004, the Company sold 2,802,998 shares of common stock at $1.68 per share during a private placement. The Company raised net proceeds of approximately $4.7 million.

On June 1, 2004 the Company issued 237,986 shares of common stock valued at $400,843 ($1.68 per share) to a vendor in return for services to be rendered.

On July 21, 2004, the Company sold 2,395,210 shares of Series A Convertible Preferred Stock at $3.34 per share in a private placement. The Company raised gross proceeds of $8.0 million. Each share of Series A Convertible Preferred Stock is convertible at the holder’s election into 1.410068 common shares. Further, upon the effective date of the registration statement covering the resale of the common shares issuable upon conversion of the Series A Preferred Stock, each share of Series A Preferred Stock will automatically convert into common shares.

On August 18, 2004 the Company issued 63,326 shares of common stock valued at $150,000 ($2.37 per share) for repayment of outstanding notes payable.

F-7

HANA BIOSCIENCES, INC.
(A Development Stage Company)

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)
September 30, 2004

Issuance of Options in the nine months ended September 30, 2004:

During the nine months ended September 30, 2004 the Company granted options to purchase an aggregate of 1,178,815 shares of common stock to employees and directors of the Company. These options were granted at a weighted average exercise price of $0.85.

During the nine months ended September 30, 2004 the Company granted options to purchase an aggregate of 394,819 shares of common stock to vendors, members of the Scientific Advisory Board and license agreement partners. These options were granted at a weighted average exercise price of $0.98. The fair value of these options was estimated on the date of the grant using the Black-Scholes option pricing model using the following assumptions: dividend yield of 0%; expected volatility of 0%; risk-free interest rate of 3.0%; and expected lives of eight to ten years.

The following table summarizes information about stock options outstanding at September 30, 2004, all of which are at fixed prices.

		WEIGHTED
		AVERAGE
	NUMBER OF SHARES	EXERCISE PRICE
Outstanding January 1, 2004	556,977	$0.24
Options granted under the plan	951,958	1.30
Options granted outside the plan	621,676	0.24
Options exercised	0	0.00
Options cancelled	(176,259)	0.39
Outstanding September 30, 2004	1,954,352	0.75
Exercisable at September 30, 2004	369,661	1.02

		Weighted Average
	Number of	Remaining Contractual	Number of
	Options	Life of Options	Options
Exercise Price	Outstanding	Outstanding	Exercisable
$ 0.07	112,805	9.5 yrs.	112,805
$0.17 - $0.34	1,149,714	9.3 yrs.	0
$ 1.01	141,007	9.4 yrs.	94,697
$ 1.69	479,423	9.6 yrs.	162,158
$ 3.34	71,403	10 yrs.	0
$ 0.07 -$ 3.34	1,954,352	9.4 yrs.	369,660

NOTE 6. STOCK-BASED COMPENSATION

A description of the Company’s 2003 Stock Option Plan and other information related to stock options are included in Note 6 in its audited financial statements as of and for the year ended December 31, 2003, which are included in Company’s Current Report on Form 8-K/A filed with the SEC on August 26, 2004.

During 2004, the Company established a new stock option plan (the "2004 Plan") under which it may grant incentive and non-qualified stock options to employees, directors, consultants and service providers to purchase up to an aggregate of 2,500,000 shares of its common stock at an exercise price determined by a committee of the Board of Directors.

F-8

HANA BIOSCIENCES, INC.
(A Development Stage Company)

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)
September 30, 2004

The Company measures compensation cost related to stock options issued to employees using the intrinsic value method of accounting prescribed by Accounting Principles Board Opinion No. 25 (“APB 25”), “Accounting for Stock Issued to Employees”. The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Principles No. 123 (“SFAS 123”), “Accounting for Stock-Based Compensation” and Statement of Financial Accounting Principles No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure". During the nine months ended September 30, 2004, the Company recorded earned compensation cost of $190,718. This cost was recognized in the accompanying condensed financial statements for the stock options granted by the Company to its employees since all of those options have been granted at exercise prices that were less than the market value at the date of grant. For the three and nine months ended September 30, 2004 and 2003 there was no material difference in the Company’s historical net loss and pro forma net loss, determined using the Black-Scholes option pricing model in accordance with the provisions of SFAS 123.

In accordance with the provisions of SFAS 123, all other issuances of common stock, stock options or other equity instruments to non-employees as the consideration for goods or services received by the Company are accounted for based on the fair value of the equity instruments issued (unless the fair value of the consideration received can be more reliably measured). During the nine months ended September 30, 2004, the Company recognized $280,838 of expense relating to the granting of options to non-employees for services and such expense is included in the accompanying statement of operations. The value of these options was determined using the Black-Scholes option pricing model with the following assumptions: dividend yield of 0%; expected volatility of 0% for all options granted before July 21 2004 and 95% for options granted after July 21, 2004, risk-free interest rate of 3.0%; and expected lives of eight to ten years.

NOTE 7. PRIVATE PLACEMENT OF COMMON AND PREFERRED SHARES

In February 2004, the Company raised gross proceeds of approximately $4.7 million through the sale of 2,802,998 shares of common stock. In connection with this offering, the Company engaged Paramount BioCapital, Inc. as placement agent and paid commissions and other offering-related expenses consisting of $341,979 in cash and a 5-year warrant to purchase 277,731 shares of our common stock at $1.85 per share.

Immediately prior to the Email Real Estate.com - Hana Biosciences merger in July 2004 (See Note 3), the Company raised gross proceeds of $8 million through the sale of 2,395,210 shares of Series A Convertible Preferred Stock at $3.34 per share. Each share of Series A Convertible Preferred Stock is convertible at the holder’s election and without further consideration into 1.410068 common shares. Further, upon the effective date of the registration statement covering the resale of the common shares issuable upon conversion of the Series A Preferred Stock, each share of Series A Preferred Stock will automatically convert into common shares.

NOTE 8. LICENSE AGREEMENTS

In December 2002, the Company entered into an exclusive worldwide royalty-bearing license agreement with Dana-Farber Cancer Institute and Ash Stevens, Inc. for its product PT-523. In consideration for the license, the Company paid to the licensors an initial license fee of $100,000 and agreed to make additional payments totaling $6 million upon the achievement of certain milestones, including a $5 million payment upon approval by the FDA of a New Drug Application.

F-9

HANA BIOSCIENCES, INC.
(A Development Stage Company)

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)
September 30, 2004

In February 2004, the Company entered into an exclusive worldwide, royalty-bearing license agreement with Yale University and The Research Foundation of State University of New York for its product IPdR. In consideration for the grant of the license, the Company paid Yale and SUNY an initial aggregate license fee of $100,000 and issued 10 year options to purchase 100,000 shares of Hana’s common stock. The Company is also required to make two additional license payments of $250,000 each upon the completion of a Phase IIb clinical trial and upon New Drug Application approval by the FDA, respectively.

NOTE 9. REPAYMENT OF NOTES PAYABLE

On August 18, 2004 the Company repaid all of its outstanding notes payable and accrued interest. The balance as of August 18, 2004 was repaid using cash of $689,368 and the issuance of 63,326 shares of common stock which represents the remaining balance.

NOTE 10. SUBSEQUENT EVENTS

On September 23, 2004, the Board of Directors authorized the issuance of an aggregate of 60,000 shares to certain current and former employees and a director of the Company following the date the Company completed its reincorporation merger with Email Real Estate.com, Inc., which was completed on September 30, 2004 (see Note 3), and before December 31, 2004. The compensation expense to be recorded with the issuance of these shares will be based on the determination of the fair market value of these shares on the date of grant to take place during the fourth quarter of 2004.

On October 26, 2004 the Company entered into a License Agreement with NovaDel Pharma, Inc. Pursuant to the terms of the License Agreement, NovaDel granted to the Company a royalty-bearing exclusive right and license to develop and commercialize within the United States and Canada NovaDel’s lingual spray version of ondansetron, the most widely prescribed anti-emetic for preventing chemotherapy-induced nausea and vomiting. The technology licensed to the Company under the license agreement currently covers one United States issued patent. In connection with the development of the licensed product, NovaDel has agreed to perform or cause to be performed certain development activities on behalf and at the expense of the Company.

The license agreement provides that (i) the Company will make royalty payments to NovaDel based on a percentage of “Net Sales” (as defined in the agreement); (ii) the Company is obligated to make various milestone payments in an aggregate amount of up to $10 million; and (iii) the Company will issue to NovaDel shares of its common stock having a value of $500,000 and the Company will purchase 400,000 shares of NovaDel’s common stock at a price of $2.50 per share. Neither party may sell each other’s shares for a 2-year period following the effective date of the license agreement.

The license agreement expires on the later of (i) the expiration date of the last to expire patent covered by the license (currently March 18, 2022) or (ii) 20 years from the effective date of the license agreement. The license agreement also provides that NovaDel may terminate the agreement upon notice prior to the expiration of its term in the event the Company becomes insolvent or defaults in its payment obligations, and either party may terminate the agreement after giving notice and an opportunity to cure in the event the other party commits a material breach.

Effective October 21, 2004, the Company appointed Gregory I. Berk, M.D. as its Chief Medical Officer and Vice President. The Company and Dr. Berk have entered into a written employment agreement providing for a 3-year term and an initial annual base salary of $150,000, as well as a $25,000 signing bonus, a housing allowance and other benefits generally made available to the Company’s other senior management. In connection with his employment agreement, Dr. Berk also received an option to purchase 150,000 shares of the Company’s common stock at a price of $2.39 per share. The option vests in three equal annual installments.

Effective as of November 15, 2004 the Company appointed Russell L. Skibsted as its Vice President, Chief Financial Officer. The Company and Mr. Skibsted have entered into a written employment agreement providing for a 3-year term and an initial annual base salary of $175,000, as well as a $40,000 bonus payable prior to January 15, 2005 and other benefits generally made available to the Company’s other senior management. The employment agreement also provides that Mr. Skibsted is entitled to receive an option to purchase 150,000 shares of Hana’s common stock at a price of $2.39 per share. The option will vest in three equal annual installments, commencing November 2005.

F-10

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Hana Biosciences, Inc.

We have audited the accompanying balance sheets of Hana Biosciences, Inc. (A Development Stage Enterprise, formerly, Hudson Health Sciences, Inc.) as of December 31, 2003 and 2002, and the related statements of operations, changes in stockholders' deficiency and cash flows for the year ended December 31, 2003 and for the periods from December 6, 2002 (date of inception) to December 31, 2002 and from December 6, 2002 (date of inception) to December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hana Biosciences, Inc. (A Development Stage Enterprise) as of December 31, 2003 and 2002, and its results of operations and cash flows for the year ended December 31, 2003 and for the periods from December 6, 2002 (date of inception) to December 31, 2002 and from December 6, 2002 (date of inception) to December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

/s/ J.H. Cohn LLP

San Diego, California
May 6, 2004

F-11

BALANCE SHEETS
DECEMBER 31, 2003 AND 2002

	2003	2002
ASSETS

Current assets:
Cash	$87,675	$—
Prepaid expenses	9,914
Total current assets	97,589

Equipment, net	44,396
Other assets	20,203
Totals	$162,188	$—

LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current liabilities - Accounts payable	$108,313	$113,513
Notes payable to stockholders	676,619	30,957
Accrued interest payable	12,879
Total liabilities	797,811	144,470

Commitments and contingencies

Stockholders’ deficiency:
Preferred stock - $.01 par value, 5,000,000 shares authorized, none issued or outstanding	—	—
Common stock - $.01 par value, 15,000,000 shares authorized, 4,000,000 shares issued and outstanding	40,000	40,000
Additional paid-in capital	20,703
Subscriptions receivable		(40,000)
Deficit accumulated during the development stage	(696,326)	(144,470)
Total stockholders' deficiency	(635,623)	(144,470)
Totals	$162,188	$—

See Notes to Financial Statements.
F-12

HANA BIOSCIENCES, INC.
(A Development Stage Enterprise)

STATEMENTS OF OPERATIONS
YEAR ENDED DECEMBER 31, 2003 AND PERIODS FROM DECEMBER 6, 2002
(DATE OF INCEPTION) TO DECEMBER 31, 2002 AND FROM
DECEMBER 6, 2002 (DATE OF INCEPTION) TO DECEMBER 31, 2003

	2003	2002	Cumulative Amounts From Inception

Operating expenses:
General and administrative	$229,601	$2,065	$231,666
Research and development	309,376	142,405	451,781
Totals	538,977	144,470	683,447

Other expense:
Interest expense	12,879		12,879
Net loss	$(551,856)	$(144,470)	$(696,326)

Net loss per share - basic	$(0.14)	$(0.04)
Weighted-average common shares outstanding - basic	4,000,000	4,000,000

See Notes to Financial Statements.
F-13

HANA BIOSCIENCES, INC.
(A Development Stage Enterprise)

STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIENCY
PERIOD FROM DECEMBER 6, 2002 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2002
AND YEAR ENDED DECEMBER 31, 2003

					Deficit
					Accumulated
			Additional		During the
	Common Stock		Paid-in	Subscriptions	Development
	Shares	Amount	Capital	Receivable	Stage	Total

Issuance of common stock at $.01 per share	4,000,000	$40,000		$(40,000)		—

Net loss					$(144,470)	$(144,470)
Balance, December 31, 2002	4,000,000	40,000		(40,000)	(144,470)	(144,470)

Payment for subscriptions receivable				4,000		4,000

Satisfaction of subscriptions receivable through rendering of services				36,000		36,000

Options issued to nonemployees for services			$14,750			14,750

Common stock to be issued for services rendered			5,953			5,953

Net loss					(551,856)	(551,856)
Balance, December 31, 2003	4,000,000	$40,000	$20,703	$—	$(696,326)	$(635,623)

See Notes to Financial Statements.
F-14

HANA BIOSCIENCES, INC.
(A Development Stage Enterprise)

STATEMENTS OF CASH FLOWS
YEAR ENDED DECEMBER 31, 2003 AND PERIODS FROM DECEMBER 6, 2002
(DATE OF INCEPTION) TO DECEMBER 31, 2002 AND FROM
DECEMBER 6, 2002 (DATE OF INCEPTION) TO DECEMBER 31, 2003

			Cumulative
			Amounts From
	2003	2002	Inception

Operating activities:
Net loss	$(551,856)	$(144,470)	$(696,326)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	4,933		4,933
Issuance of options and stock for services	20,703		20,703
Services performed in lieu of payment of subscription receivable	36,000		36,000
Changes in operating assets and liabilities:
Prepaid expenses	(9,914)		(9,914)
Other assets	(20,203)		(20,203)
Accounts payable	(5,200)	113,513	108,313
Accrued interest payable	12,879		12,879
Net cash used in operating activities	(512,658)	(30,957)	(543,615)
Investing activities - acquisition of equipment	(49,329)		(49,329)

Financing activities:
Proceeds from issuance of notes payable to stockholders	645,662	30,957	676,619
Collection of subscription receivable	4,000		4,000
Net cash provided by financing activities	649,662	30,957	680,619
Net increase in cash and cash equivalents	87,675	—	87,675
Cash and cash equivalents, beginning of period	—	—	—
Cash and cash equivalents, end of period	$87,675	$—	$87,675

See Notes to Financial Statements.
F-15

HANA BIOSCIENCES, INC.
(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS

Note 1 - Business and basis of presentation:
Business:
Hana Biosciences, Inc. (the "Company") was incorporated under the laws of the State of Delaware in December 2002. The Company acquires, develops and commercializes innovative products for the treatment of important unmet medical needs in cancer and other immunological diseases. The Company's main office is located in South San Francisco, California.

Basis of presentation:
The Company is a development stage enterprise since the Company has not yet generated revenue from the sale of its products and its efforts through December 31, 2003, have been principally devoted to identification, licensing and clinical development of its products. Based on the Company's cash balances and management's estimate of cash flows, the Company's cash resources will be sufficient to fund operations through the end of 2004 with additional funding required by the first quarter of 2005. The Company incurred a loss of $551,856 for the year ended December 31, 2003. Management intends to raise additional capital to fund the Company's operations; however, it is uncertain whether the Company can raise additional capital on terms that are acceptable to the Company or at all. (see Note 10).

Note 2 - Significant accounting policies:
Use of estimates:
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts of assets and liabilities as of the dates of the balance sheets and reported amounts of expenses for the periods presented. Accordingly, actual results could differ from those estimates.

Concentrations of credit risk:
Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash. The Company maintains its cash balances primarily in one high credit quality financial institution. As of December 31, 2003, the balance exceeded the Federal Deposit Insurance Corporation limitation for coverage of $100,000 by approximately $73,893.

Equipment:
Equipment is recorded at cost and depreciated using the straight-line method over the estimated useful life of the assets of five years.

F-16

HANA BIOSCIENCES, INC.
(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS

Note 2 - Significant accounting policies (continued):
Stock-based compensation:
Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation", provides for the use of a fair value based method of accounting for stock-based compensation. However, SFAS 123 allows an entity to continue to measure compensation cost for stock options granted to employees using the intrinsic value method of accounting prescribed by Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees",  which only requires charges to compensation expense for the excess, if any, of the fair value of the underlying stock at the date a stock option is granted (or at an appropriate subsequent measurement date) over the amount the employee must pay to acquire the stock. The Company has elected to account for employee stock options using the intrinsic value method under APB 25. By making that election, it is required by SFAS 123 and Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure" to provide pro forma disclosures of net loss as if a fair value based method of accounting had been applied if such amounts differ materially from the historical amounts.

During 2003, the Company granted options to its employees at 20% of the fair value of the common stock. The intrinsic value of these options is being amortized over the vesting period of the options with no expense being recognized in 2003. The Company estimates that charges to future operations over the vesting period will approximate $355,000. The fair value of these options using the Black-Scholes option-pricing model was $1.00 utilizing a risk free interest rate of 3% over ten years with zero volatility. In addition, there was no material difference between the Company's historical net loss in 2003 and 2002 and pro forma net loss assuming compensation cost had been determined based on the fair value at the grant date for all awards and amortized over the vesting period consistent with the provisions of SFAS 123.

In accordance with the provisions of SFAS 123, all other issuances of common stock, stock options or other equity instruments to employees and non-employees as the consideration for goods or services received by the Company are accounted for based on the fair value of the equity instruments issued (unless the fair value of the consideration received can be more reliably measured). During 2003, the Company recognized $14,750 of expense relating to the granting of options to non-employees for services which is included in the accompanying statement of operations. The value of these options was determined based upon the agreed upon price between the Company and the non-employees.

F-17

HANA BIOSCIENCES, INC.
(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS

Note 2 - Significant accounting policies (concluded):
Research and development:
Research and development costs are expensed as incurred.

Income taxes:
Current income tax expense (benefit) is the amount of income taxes expected to be payable (receivable) for the current year. A deferred income tax asset or liability is computed for the expected future impact of differences between the financial reporting and tax bases of assets and liabilities, as well as the expected future tax benefit to be derived from tax loss and credit carryforwards. Deferred income tax expense is generally the net change during the year in the deferred income tax asset or liability. Valuation allowances are established when necessary to reduce deferred tax assets to amounts more likely than not to be realized. The effect of tax rate changes is reflected in operations during the period such changes are enacted.

Net loss per share:
Basic net loss per share is computed using the weighted-average number of common shares outstanding during the periods presented. Diluted earnings per share have not been presented because the assumed exercise of the Company's outstanding options would have been antidilutive. Options will have a dilutive effect only when the average market price of the common stock during the period exceeds the exercise price of the options. The number of shares potentially issuable at December 31, 2003 upon exercise that were not included in the computation of net loss per share totaled 395,000. There were no potentially issuable shares at December 31, 2002.

License Fees and Payments:
The accounting policy for license fees is to expense the amount in its entirety at the time of payment.  Milestone payments are expensed and paid at the time the milestone has been achieved.

Note 3 - Equipment:
Equipment consists of the following at December 31, 2003:

Computer equipment and software	$12,646
Furniture and fixtures	36,683
49,329
Less accumulated depreciation	4,933
Total	$44,396

Note 4 - Notes payable to stockholders:
During 2002 and 2003, the Company issued various notes payable to stockholders to fund the Company’s operations. These notes have an interest rate of 5% and are due on January 15, 2005.

F-18

HANA BIOSCIENCES, INC.
(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS

Note 5 - Stockholders' equity:
Issuance of common stock:
On December 6, 2002, the Company issued 4,000,000 shares of its common stock at par to various private investors for subscriptions receivable. These receivables were relieved in 2003 through a cash payment of $4,000 and services rendered amounting to $36,000.

Note 6 - Equity incentive plan:
During 2003, the Company established a stock option plan (the "2003 Plan") under which it may grant incentive and non-qualified stock options to employees, directors, consultants and service providers to purchase up to an aggregate of 1,000,000 shares of its common stock at an exercise price determined by a committee of the Board of Directors subject to the following: (a) the exercise price of an incentive option shall not be less than 100% of fair market value of the common stock at the date of the grant; and (b) the exercise price of a non-qualified option shall be determined by the committee. As of December 31, 2003, the Company had not issued any options under the 2003 Plan.

During 2003, the Company granted options to purchase 395,000 shares of common stock outside the 2003 Plan to employees and outside consultants of the Company at a weighted average exercise price of $0.37.

The following table summarizes information about stock options outstanding at December 31, 2003, all of which are at fixed prices:

		Weighted Average
	Number of	Remaining Contractual	Number of
	Options	Life of Options	Options
Exercise Price	Outstanding	Outstanding	Exercisable

$ 0.24	370,000	9.8 yrs.	0
$ 2.38	25,000	9.9 yrs.	20,000
	395,000		20,000

Note 7 - Income taxes:
The components of deferred tax assets (liabilities) are as follows:

	2003	2002
Deferred tax assets:
Net operating loss carryforwards	$285,000	$49,000
Other assets	9,000	7,000
	294,000	56,000
Less valuation allowance	(294,000)	(56,000)
Deferred tax assets, net	$—	$—

F-19

HANA BIOSCIENCES, INC.
(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS

Note 7 - Income taxes (concluded):
As a result of the Company's losses to date, there exists a substantial doubt as to the ultimate realization of the deferred tax assets. Accordingly, a valuation allowance equal to the total deferred tax assets balance has been recorded at December 31, 2003 and 2002. During 2003 and 2002, the valuation allowance was increased by $238,000 and $56,000, respectively.

At December 31, 2003, the Company has net operating loss carryforwards for Federal and state tax purposes of $670,000 and $530,000, respectively, which may be available to offset future taxable income for tax purposes and which, if not used, begin to expire in 2022 for Federal purposes. The California net operating losses have been suspended for two years and, if not used, will begin to expire in 2013.

Note 8 - License agreements:
In December 2002, the Company entered into an exclusive worldwide royalty-bearing license agreement with Dana-Farber Cancer Institute and Ash Stevens, Inc. for its product PT-523. In consideration for the license, the Company paid to the licensors an initial license fee of $100,000 and agreed to make additional payments totaling $6 million upon the achievement of certain milestones, including a $5 million payment upon approval by the FDA of a New Drug Application.

In February 2004, the Company entered into an exclusive worldwide, royalty-bearing license agreement with Yale University and The Research Foundation of State University of New York for its product IPdR. In consideration for the grant of the license, the Company paid Yale and SUNY an initial aggregate license fee of $100,000 and issued 10 year options to purchase 100,000 shares of Hudson’s common stock at a price of $1.43 per share. The Company is also required to make two additional license payments of $250,000 each upon the completion of a Phase IIb clinical trial and upon New Drug Application approval by the FDA, respectively.

Note 9 - Commitments:
Lease commitments:
During December 2003, the Company entered into an office lease that expires on December 31, 2004. Total lease commitments under this lease amount to approximately $121,000. Rent expense totaled approximately $10,000 in 2003 and no expense was recognized for 2002.

Employment contracts:
The Company has an employment agreement with its President and Chief Executive Officer for a three-year period, which expires on November 1, 2006. The aggregate amount of compensation to be provided for over the remaining term of the agreement amounted to approximately $708,000 at December 31, 2003.

In January 2004, the Company entered into an employment agreement with its Chief Financial Officer for a two-year period which expires on January 15, 2006. The agreement provides for 1-year renewals as mutually agreed upon by the Company and the CFO. The aggregate amount of compensation to be provided for over the remaining term of the agreement amounted to approximately $340,000 at January 31, 2004.

F-20

HANA BIOSCIENCES, INC.
(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS

In January 2004, the Company entered into an employment agreement with its Vice President of Business Development for a two-year period which expires on January 25, 2006. The agreement provides for 1-year renewals as mutually agreed upon by the Company and the Vice President of Business Development. The aggregate amount of compensation to be provided for over the remaining term of the agreement amounted to approximately $340,000 at January 31, 2004.

Note 10- Subsequent events:
During January 2004, the Company borrowed $125,000 from a stockholder to fund the Company’s operations. The borrowing was evidenced by a note payable bearing interest at 5% and due on January 15, 2005.

During February 2004, pursuant to a private placement memorandum, the Company sold 1,987,846 shares of common stock at a price of $2.375 per share and received net proceeds of $4,379,155. In connection with this placement, 196,679 warrants were issued at 110% of the offering price to a related party. Additionally, investment banking fees of $326,979 were paid to the same related party.

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INTRODUCTION TO THE UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL STATEMENTS

Pursuant to an Agreement and Plan of Merger dated as of June 17, 2004 (the “Merger Agreement”), by and among Email Real Estate.com, Inc. (“EMLR”), EMLR Acquisition Corp., a Delaware corporation and wholly owned subsidiary of the Registrant (“Acquisition Co.”), and Hana Biosciences, Inc. (formerly, Hudson Health Sciences, Inc.), a Delaware corporation (“Hana”), Acquisition Co. merged with and into Hana, with Hana remaining as the surviving company and a wholly owned operating subsidiary of the Registrant (the “Merger”). The Merger was effective as of July 21, 2004, upon the filing of a Certificate of Merger with the Delaware Secretary of State (the “Certificate of Merger,” and together with the Merger Agreement the “Plan of Merger”).

At the effective time of the merger, EMLR issued its common stock to the stockholders of Hana such number of shares of EMLR's capital stock that represent approximately 87% of the aggregate outstanding shares of the Company on a fully diluted basis upon completion of the Merger. Since the stockholders of Hana received the majority of the voting shares of EMLR, Hana’s officers and directors became the officers and directors of the Company and the Company adopted the business plan of Hana, Hana will be the accounting acquirer (legal acquiree) and EMLR is the accounting acquiree (legal acquirer). Since at the time of the merger EMLR was a shell corporation and therefore no longer met the definition of a business. As a result, the transaction was accounted for as a recapitalization of Hana. The accounting is identical to that resulting from a reverse acquisition, except that there are no adjustments to the historic carrying values of the assets and liabilities of EMLR.

Immediately prior to the effective time of the Merger, Hana had outstanding 6,179,829 shares of its common stock (“Hana Common Stock”) and 2,395,210 shares of its Series A Convertible Preferred Stock (“Hana Series A”). In accordance with the Plan of Merger, each share of Hana Common Stock automatically converted into and is exchangeable for one (1) share of the Registrant’s newly-designated Series B Convertible Preferred Stock (the “EMLR Series B”), and each share of Hana Series A converted into and is exchangeable for one (1) share of the Registrant’s newly-designated Series A Convertible Preferred Stock (the “EMLR Series A”). After giving effect to the 1-for-12 reverse stock split, each share of EMLR Series A and EMLR Series B is convertible into 1.410068 shares of the Company’s common stock. Hana also had outstanding options and warrants to purchase an aggregate of 1,311,065 shares of Hana Common Stock at the time of the Merger which, as a result of the Plan of Merger, now represent the right to purchase an aggregate of approximately 1,848,691 shares of the Registrant’s common stock.

The Unaudited Pro Forma Condensed Combined Balance Sheet combines the historical balance sheet of Hana and the historical balance sheet of EMLR, giving effect to the merger and the reverse stock split as if it had been consummated on September 30, 2004. The Unaudited Pro Forma Condensed Combined Statements of Operations for the years ended December 31, 2003 and February 29, 2004 and the nine months ended September 30, 2004 combine the historical statement of operations of Hana and EMLR as if it had been consummated on January 1, 2003.

You should read this information in conjunction with the:

•	Accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements;

•	Separate historical financial statements of Hana as of and for the periods ended December 31, 2003 and 2002, included in this document;

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•	Separate historical unaudited condensed financial statements of Hana as of and for the nine months ended September 30, 2004 and 2003, included in this document.

We present the unaudited pro forma condensed combined financial information for informational purposes only. The pro forma information is not necessarily indicative of what our financial position actually would have been had we completed the merger on September 30, 2004 or on January 1, 2003. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company.

F-23

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of September 30, 2004 for Hana Biosciences, Inc and
As of July 21, 2004 for Email Real Estate.com, Inc
(in thousands)

	Hana Biosciences	Email Real Estate.com	Pro Forma Adjustments	Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$9,038	$—	$—	$9,038
Other current assets	29	—		29
Total current assets	9,067	—		9,067
Property, plant and equipment at cost, net:	106	—		106

Deposits and other assets	20	—		20
Totals	$9,193	$—		$9,193

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$265	$—		$265
Accrued expenses	54	—		54
Notes payable	—	—		—
Accrued interest payable	—			—
Total liabilities	319	—		319

Commitments and contingencies

Stockholders' equity:
Preferred stock	2	—	(2) b	—
Common stock	11	2	1 b	14

Additional paid-in capital	13,499	129	(131) a
			1 b	13,498
Prepaid consulting fee	(255)			(255)
(Deficit) accumulated during development stage	(4,383)	(131)	131 a	(4,383)
Total stockholders' equity	8,874	—	—	8,874

Totals	$9,193	$—		$9,193

See accompanying notes to unaudited pro forma condensed combined balance sheet.

F-24

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the nine months ended September 30, 2004 for Hana Biosciences, Inc. and
For the period from March 1 to July 21, 2004 for Email Real Estate.Com, Inc.
(In thousands, except per share data)

	Hana Biosciences	Email Real Estate.com	Pro Forma Adjustments	Pro Forma Combined
Revenues:

Expenses:
Selling, general and administrative	$1,632	$3		$1,635
Research and development	2,057	—		2,057

Loss from operations	(3,689)	(3)		(3,692)

Other income (expenses):

Interest income (expense), net	3			3
Other income (expense), net	(1)			(1)
Total other income	2			2

Net loss attributable to common stockholders	$(3,687)	$(3)	$—	$(3,690)

Net loss attributable to common stockholders, basic and diluted	$(0.43)	$(0.00)	$—	$(0.26)

Shares issued in computing net loss per share attributable to common stockholders, basic and diluted	8,627	2,083	3,464 c	14,174
See accompanying notes to unaudited pro forma condensed combined balance sheet.

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UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the twelve months ended December 31, 2003 for Hana Biosciences, Inc. and
For the twelve months ended February 29, 2004 for Email Real Estate.Com, Inc.
(In thousands, except per share data)

	Hana Biosciences	Email Real Estate.com	Pro Forma Adjustments	Pro Forma Combined
Revenues:

Expenses:
Selling, general and administrative	$230	$4		$234
Research and development	309	—		309
Consulting expense - related party	—	78		78
Other expense	—	4		4

Loss from operations	(539)	(86)		(625)

Other income (expenses):

Interest expense	(13)	-		(13)
Interest income	-	1		1
Total other income	(13)	1		(12)

Net loss attributable to common stockholders	$(552)	$(85)	$-	$(637)

Net loss attributable to common stockholders, basic and diluted	$(0.10)	$(0.04)	$-	$(0.04)

Shares issued in computing net loss per share attributable to common stockholders, basic and diluted	5,640	2,083	6,451 c	14,174

See accompanying notes to unaudited pro forma condensed combined balance sheet.

F-26

NOTES TO UNAUDITED
PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(1)    DESCRIPTION OF TRANSACTION AND BASIS OF PRESENTATION

On June 17, 2004, Email Real Estate.com, Inc. (the “Company” or "EMLR") and Hana Biosciences, Inc. ("Hana") (formerly Hudson Health Sciences, Inc.) consummated an agreement and plan of merger. Pursuant to the Merger Agreement (“Merger”), Hana was the surviving entity and a wholly owned subsidiary of EMLR. At the effective time of the merger, EMLR issued to the stockholders of Hana such number of shares of EMLR's common stock that represented approximately 87% of the aggregate outstanding shares of the Company on a fully diluted basis. Since the stockholders of Hana received the majority of the voting shares of EMLR, Hana’s officers and directors became the officers and directors of the Company and the Company adopted the business plan of Hana, Hana is the accounting acquirer (legal acquiree) and EMLR is the accounting acquiree (legal acquirer). Since at completion of the merger, EMLR was a shell corporation, the transaction is being accounted for as a capital transaction. This transaction is equivalent to Hana issuing stock for the net assets of EMLR, accompanied by a recapitalization of Hana. The accounting is identical to that resulting from a reverse acquisition, except that there are no adjustments to the historic carrying values of the assets and liabilities of Hana.

(2)    PRO FORMA ADJUSTMENTS

(a)	To eliminate the historical stockholders' equity accounts of Email Real Estate.com, the accounting acquiree.

(b)	To record the 14,174,000 shares of EMLR common stock issued and outstanding at a par value of $0.001 and after giving effect of the 1 -for- 12 reverse stock split and the conversion of both series A and B convertible preferred stock into common stock.

(c)	The pro forma number of shares used in computing the basic and diluted per share computation is the weighted average number of EMLR common shares outstanding for the year ended February 29, 2004 and the period from March 1 to July 21, 2004 plus the issuance of 12,091,388 shares of EMLR after the conversion of both Series A and B convertible preferred stock to effect the merger.

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7,904,114 Shares

Common Stock

Hana Biosciences, Inc.

______________________

PROSPECTUS
______________________

, 2004

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

Under provisions of the amended and restated certificate of incorporation and bylaws of the Registrant, directors and officers will be indemnified for any and all judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys fees, in connection with threatened, pending or completed actions, suits or proceedings, whether civil, or criminal, administrative or investigative (other than an action arising by or in the right of the Registrant), if such director or officer has been wholly successful on the merits or otherwise, or is found to have acted in good faith and in a manner he or she reasonably believes to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In addition, directors and officers will be indemnified for reasonable expenses in connection with threatened, pending or completed actions or suits by or in the right of Registrant if such director or officer has been wholly successful on the merits or otherwise, or is found to have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant, except in the case of certain findings by a court that such person is liable for negligence or misconduct in his or her duty to the Registrant unless such court or the Delaware Court of Chancery also finds that such person is nevertheless fairly and reasonably entitled to indemnity. The Registrant’s certificate of incorporation also eliminates the liability of directors of the Registrant for monetary damages to the fullest extent permissible under Delaware law.

Section 145 of the Delaware General Corporation Law states:

(a) A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action arising by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense which the Court of Chancery or such other court shall deem proper.

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Item 25. Other Expenses Of Issuance And Distribution.

The Registrant estimates that expenses payable by the Registrant is connection with the offering described in this Registration Statement will be as follows:

SEC registration fee	$9,100
Legal fees and expenses	25,000
Accounting fees and expenses	20,000
Printing and engraving expenses	5,000
Miscellaneous	5,000
Total	$64,100

Item 26. Recent Sales of Unregistered Securities.

(1)         In October 2004, in connection with the execution of a license agreement with NovaDel Pharma, Inc., the Registrant issued 73,121 shares of its common stock as partial consideration for the license granted to the granted to the Registrant under the license agreement. NovaDel Pharma is a publicly-held biotechnology development company that reported total assets of $11.4 million as of July 31, 2004. The Registrant relied on the exemption from federal registration under Section 4(2) of the Securities Act of 1933 and Rule 506 thereunder, based on its reasonable belief that no public offering was involved in the issuance as NovaDel is an accredited investor and because no general solicitation was used.

(2)    In connection with the July 2004 merger between Email Real Estate.com, Inc. and Hana Biosciences, Inc. effective as of July 21, 2004, the Registrant issued an aggregate of 2,395,210 shares of its Series A Convertible Preferred Stock to the former holders of Hana Biosciences’ Series A Convertible Preferred Stock and an aggregate of 6,179,829 shares of the Registrant’s Series B Convertible Preferred Stock to the former holders of Hana Biosciences’ common stock. Each shares of the Registrant’s Series A and Series B Convertible Preferred Stock is convertible into common shares at an initial conversion ratio of 16.920814. In addition, at the time of the merger, Hana Biosciences had outstanding options, warrants, and other rights to purchase up to an aggregate of 1,311,065 shares of its common stock, which automatically converted into rights to purchase approximately 22,184,287 shares of the Registrant’s common stock. The Registrant relied on the exemption from federal registration under Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder, based on its belief that the issuance of such securities did not involve a public offering, as there were fewer than 35 “non-accredited” investors, all of whom, either alone or through a purchaser representative, had such knowledge and experience in financial and business matters so that each was capable of evaluating the risks of the investment.

(3)    Immediately prior to the July 21, 2004 merger between Hana Biosciences, Inc. (“Hana”) and Email Real Estate.com, Inc., Hana (then known as Hudson Health Sciences, Inc.) sold to 15 investors 2,395,210 shares of its Series A Convertible Preferred Stock at a price of $3.34 per share. Each share of Series A Convertible Preferred Stock was initially convertible into one share of Hana common stock, and as a result of the July 2004 merger with Email Real Estate.com and September 2004 reincorporation of that company under Delaware law, is now convertible into 1.410068 shares of the Registrant’s common stock. Hana relied on the exemption from the registration requirements of the Securities Act provided by Section 4(2) and Rule 506 promulgated thereunder, based on its belief that the offer and sale of the shares did not involve a public offering, as all of the purchasers (most of which were institutional) were “accredited” investors and no general solicitation was involved in the offering.

(4)    On February 18, 2004, Hana (then known as Hudson Health Sciences, Inc.) sold 1,987,846 shares of its common stock in a private placement to approximately 80 purchasers at a price of $2.375 per share. As a result of the merger with July 2004 Email Real Estate.com and subsequent reincorporation of that company in September 2004, the shares sold by Hana in February 2004 now represent approximately 2,803,000 shares of the Registrant’s common stock. Hana engaged Paramount BioCapital, Inc. to serve as the placement agent in connection with the private placement and paid to Paramount $326,979 in commissions, $5,000 in non-accountable expenses. Hana also issued to Paramount a 5-year warrant to purchase 196,679 shares of common stock, which now represents the right to purchase approximately 277,330 shares of the Registrant’s common stock at a price of $1.68 per share. Hana relied on the exemption from the registration requirements of the Securities Act provided by Section 4(2) and Rule 506 promulgated thereunder, based on its belief that the offer and sale of the shares did not involve a public offering, as all of the purchasers were “accredited” investors (based on representations of each investor, with respect to which Hana had a reasonable basis to rely) and no general solicitation was involved in the offering.

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Item 27. Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description
2.1	Agreement and Plan of Merger dated June 17, 2004 by and among the Registrant, Hudson Health Sciences, Inc. (n/k/a Hana Biosciences, Inc.) and EMLR Acquisition Corp. (incorporated by reference to Exhibit 2.0 of the Registrant’s Form 8-K filed June 24, 2004).

2.2	Stock Purchase Agreement dated June 17, 2004 by and among the Registrant, The Washington Trust, R&R Biotech, LLC, Turquoise Partners, LLC and Chase Financing, Inc. (incorporated by reference to Exhibit 2.1 of the Registrant’s Form 8-K filed June 24, 2004).

2.3	Amendment No. 1 dated July 16, 2004 to Stock Purchase Agreement dated June 17, 2004 by and among the Registrant, The Washington Trust, R&R Biotech, LLC, Turquoise Partners, LLC and Chase Financing, Inc. (incorporated by reference to Exhibit 2.3 of the Registrant’s Form 8-K filed August 4, 2004).

3.1	Certificate of Incorporation (previously filed).

3.2	Amended and Restated Bylaws of Hana Biosciences, Inc. (previously filed).

3.3	Certificate of Designation for Series A Convertible Preferred Stock (previously filed).

4.1	Specimen common stock certificate (previously filed).

5.1	Legal opinion of Maslon Edelman Borman & Brand, LLP (previously filed).
10.1	Employment Agreement dated November 1, 2003 between Hana Biosciences, Inc. (formerly Hudson Health Sciences, Inc.) and Mark J. Ahn (previously filed).

10.2	Employment Agreement dated January 25, 2004 between Hana Biosciences, Inc. (formerly Hudson Health Sciences, Inc.) and Fred Vitale (previously filed).

10.3	License Agreement dated on or about December 19, 2002, among Dana-Farber Cancer Institute, Inc., Ash Steven, Inc. and Hana Biosciences, Inc. (formerly Hudson Health Sciences, Inc.) (previously filed).

II-3

10.4	License Agreement dated on or about February 4, 2004, among Yale University, The research Foundation of State University of New York and Hana Biosciences, Inc. (formerly Hudson Health Sciences, Inc.) (previously filed).

10.5	Form of Registration Rights Agreement dated July 21, 2004 by and among Hana Biosciences, Inc. (formerly Hudson Health Sciences, Inc.) and certain investors identified therein (previously filed).
10.6	2004 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 10-QSB for the quarter ended September 30, 3004).

10.7	License and Development Agreement dated October 26, 2004 by and between the Registrant and NovaDel Pharma, Inc. (to be filed by amendment).

10.8	Employment Agreement between Gregory I. Berk and the Registrant dated October 21, 2004.

10.9	Letter Agreement between Gregory I. Berk and the Registrant dated October 21, 2004.

10.10	Employment Agreement between Russell L. Skibsted and the Registrant dated as of November 8, 2004.

16.1	Letter regarding change in independent accountants (incorporated by reference to Exhibit 16.1 to the Registrant’s Form 8-K/A filed on September 1, 2004).
23.1	Consent of J.H. Cohn LLP.

23.3	Consent of Maslon Edelman Borman & Brand, LLP (included in Exhibit 5.1).

24.1	Power of Attorney (previously filed).

Item 28. Undertakings.

(a)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b)    The undersigned Registrant hereby undertakes:

II-4

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

(4)    That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California, on November 22, 2004.

HANA BIOSCIENCES, INC.

By:	/s/ Mark J. Ahn

Mark J. Ahn, Ph.D. President and Chief Executive Officer

Pursuant to the requirements of the Securities Exchange Act of 1933, this Registration Statement has been signed as of the 22nd day of November, 2004, by the following persons in the capacities indicated.

Name	Title

/s/ Mark J. Ahn
Mark J. Ahn, Ph.D.	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Russell L. Skibsted
Russell L. Skibsted	Vice President - Chief Financial Officer and Secretary (Principal Financial Officer)

/s/ John P. Iparraguirre
John P. Iparraguirre	Controller (Principal Accounting Officer)

/s/ John P. Iparraguirre
John P. Iparraguirre, as attorney in fact for Arie Beldegrun	Director

/s/ John P. Iparraguirre
John P. Iparraguirre, as attorney in fact for Isaac Kier	Director

LeonE.Rosenberg	Director

/s/ John P. Iparraguirre
John P. Iparraguirre, as attorney in fact for Michael Weiser	Director

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EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger dated June 17, 2004 by and among the Registrant, Hudson Health Sciences, Inc. (n/k/a Hana Biosciences, Inc.) and EMLR Acquisition Corp. (incorporated by reference to Exhibit 2.0 of the Registrant’s Form 8-K filed June 24, 2004).

2.2	Stock Purchase Agreement dated June 17, 2004 by and among the Registrant, The Washington Trust, R&R Biotech, LLC, Turquoise Partners, LLC and Chase Financing, Inc. (incorporated by reference to Exhibit 2.1 of the Registrant’s Form 8-K filed June 24, 2004).

2.3	Amendment No. 1 dated July 16, 2004 to Stock Purchase Agreement dated June 17, 2004 by and among the Registrant, The Washington Trust, R&R Biotech, LLC, Turquoise Partners, LLC and Chase Financing, Inc. (incorporated by reference to Exhibit 2.3 of the Registrant’s Form 8-K filed August 4, 2004).
3.1	Certificate of Incorporation (previously filed).

3.2	Amended and Restated Bylaws of Hana Biosciences, Inc. (previously filed).

3.3	Certificate of Designation for Series A Convertible Preferred Stock (previously filed).

4.1	Specimen common stock certificate (previously filed).

5.1	Legal opinion of Maslon Edelman Borman & Brand, LLP (previously filed).
10.1	Employment Agreement dated November 1, 2003 between Hana Biosciences, Inc. (formerly Hudson Health Sciences, Inc.) and Mark J. Ahn (previously filed).

10.2	Employment Agreement dated January 25, 2004 between Hana Biosciences, Inc. (formerly Hudson Health Sciences, Inc.) and Fred Vitale (previously filed).

10.3	License Agreement dated on or about December 19, 2002, among Dana-Farber Cancer Institute, Inc., Ash Steven, Inc. and Hana Biosciences, Inc. (formerly Hudson Health Sciences, Inc.) (previously filed).

10.4	License Agreement dated on or about February 4, 2004, among Yale University, The research Foundation of State University of New York and Hana Biosciences, Inc. (formerly Hudson Health Sciences, Inc.) (previously filed).

10.5	Form of Registration Rights Agreement dated July 21, 2004 by and among Hana Biosciences, Inc. (formerly Hudson Health Sciences, Inc.) and certain investors identified therein (previously filed).

10.6	2004 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 10-QSB for the quarter ended September 30, 3004).

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10.7	License and Development Agreement dated October 26, 2004 by and between the Registrant and NovaDel Pharma, Inc. (be be filed by amendment).

10.8	Employment Agreement between Gregory I. Berk and the Registrant dated October 21, 2004.

10.9	Letter Agreement between Gregory I. Berk and the Registrant dated October 21, 2004.

10.10	Employment Agreement between Russell L. Skibsted and the Registrant dated as of November 8, 2004.
16.1	Letter regarding change in independent accountants (incorporated by reference to Exhibit 16.1 to the Registrant’s Form 8-K/A filed on September 1, 2004).

23.1	Consent of J.H. Cohn LLP.

23.3	Consent of Maslon Edelman Borman & Brand, LLP (included in Exhibit 5.1).

24.1	Power of Attorney (previously filed).

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